Exhibit 99.2

TKK Symphony Acquisition Corporation

c/o Texas Kang Kai Capital Management (Hong Kong) Limited

2039, 2/F United Center
95 Queensway Admiralty, Hong Kong

NOTICE OF AN EXTRAORDINARY GENERAL MEETING
OF TKK SYMPHONY ACQUISITION CORPORATION
To Be Held On December 23, 2019

To the Shareholders of TKK Symphony Acquisition Corporation:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting in lieu of the 2019 annual general meeting (the “meeting”) of TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (“TKK” or the “Company”), will be held on December 23, 2019, at 10:00 a.m., Eastern time, at the offices of Ellenoff Grossman & Schole LLP, located at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. You are cordially invited to attend the meeting for the following purposes:

(1)	To consider and vote upon a proposal to approve and adopt the Share Exchange Agreement, dated as of September 6, 2019 (as it may be amended, the “Share Exchange Agreement”), by and among the Company, TKK Symphony Sponsor 1, Glory Star New Media Group Limited (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd.; Xing Cui Can International Media (Beijing) Co., Ltd.; Horgos Glory Star Media Co., Ltd. and each of the shareholders of the Glory Star named on Annex I thereto, a copy of which is attached to this proxy statement as Annex A (the “Business Combination Proposal”);

(2)	To consider and vote upon separate proposals to amend and restate our existing memorandum and articles of association to, among other things:

●	change our name from “TKK Symphony Acquisition Corporation” to “Glory Star New Media Group Holdings Limited”;

●	remove and change certain provisions related to our status as a blank check company; and

●	provide for certain additional non-substantive changes,

all of which are reflected in the proposed amended and restated memorandum and articles of association, a copy of which is attached to this proxy statement as Annex B (each, a “Charter Proposal” and collectively, the “Charter Proposals”);

(3)	To appoint three directors to serve on our board of directors (the “Director Election Proposal”);

(4)	a proposal to approve, for purposes of complying with applicable Nasdaq Capital Market listing rules, the issuance of more than 20% of the Company’s issued and outstanding ordinary shares (the “Share Issuance Proposal”);

(5)	To consider and vote upon a proposal to approve and adopt the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex C (the “Incentive Plan Proposal”); and

(6)	To approve and adopt a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote (the “Adjournment Proposal”).

Only holders of record of our ordinary shares at the close of business on November 29, 2019 are entitled to notice of the meeting and to vote at the meeting and any adjournments of the meeting. A complete list of our shareholders of record entitled to vote at the meeting will be available for ten days before the meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Pursuant to our existing memorandum and articles of association, we are providing our public shareholders with the opportunity to tender their ordinary shares of the Company cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of our initial public offering and the concurrent private placement, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, upon the consummation of the Business Combination. For a more detailed description of the Offer, you should read the offer to purchase accompanying this proxy statement (the “Offer to Purchase”). Regardless of whether your vote your shares and how you vote your shares, you will have the choice to tender your ordinary shares in the Offer.

The approval of the Business Combination Proposal, the Director Election Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

The approval of each Charter Proposal requires a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

Accordingly, abstentions and broker non-votes will have no effect on these proposals.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200.

By Order of the Board of Directors,

December 12, 2019	/s/ Sing Wang
Sing Wang Chief Executive Officer

Table of Contents

		Page
SUMMARY OF THE PROXY STATEMENT AND BUSINESS COMBINATION		1
FREQUENTLY USED TERMS		9
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS		12
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS		24
MEETING IN LIEU OF 2019 ANNUAL GENERAL MEETING		26
PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION		30
PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO TKK’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO CHANGE TKK’S NAME		34
PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO TKK’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO REMOVE CERTAIN PROVISIONS RELATING TO OUR STATUS AS A BLANK CHECK COMPANY		35
PROPOSAL NO. 4 — APPROVAL OF CERTAIN ADDITIONAL NON-SUBSTANTIVE CHANGES TO TKK’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION		36
PROPOSAL NO. 5 — ELECTION OF DIRECTORS TO THE BOARD		37
PROPOSAL NO. 6 — APPROVAL OF ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND ISSUED AND OUTSTANDING ORDINARY SHARES		38
PROPOSAL NO. 7 — APPROVAL AND ADOPTION OF THE EQUITY INCENTIVE PLAN		39
PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL		44
APPRAISAL RIGHTS		45
DELIVERY OF DOCUMENTS TO SHAREHOLDERS		45
SUBMISSION OF SHAREHOLDER PROPOSALS		45
FUTURE SHAREHOLDER PROPOSALS		45
WHERE YOU CAN FIND MORE INFORMATION		46
ANNEX A —	Share Exchange Agreement	A-1
ANNEX B —	Form of Amended and Restated Memorandum and Articles of Association	B-1
ANNEX C —	Form of Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan	C-1

SUMMARY OF THE PROXY STATEMENT AND BUSINESS COMBINATION

This summary highlights selected information from this proxy statement and the Business Combination and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Information about TKK Symphony Acquisition Corporation

TKK Symphony Acquisition Corporation is an exempted company structured as a blank check company incorporated under the laws of the Cayman Islands on February 5, 2018. TKK was incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. TKK is not limited to a particular industry or geographic region for purposes of consummating a business combination. However, TKK believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle assets that may have particular application for the PRC market.

In August 2018, TKK consummated its IPO of an aggregate of 25,000,000 Units, including 30,000,000 Units pursuant to the partial exercise of the over-allotment option by the underwriters of the IPO. Each Unit issued in the IPO consists of one ordinary share, one warrant and one right. Each warrant entitles the holder to purchase one-half of an ordinary share at a price of $11.50 per whole share. Simultaneously with the consummation of the IPO, TKK completed a private placement of 13,000,000 warrants, which we refer to as the “private placement warrants,” at a purchase price of $0.50 per warrant to Symphony Holdings Limited, or Symphony, generating gross proceeds of $6,500,000. On August 16, 2018, the Units commenced trading on the Nasdaq under the symbol “TKKSU.” As a result of the partial exercise of the over-allotment option, the Sponsor forfeited 75,000 ordinary shares so that the initial shareholders, including the Sponsor, maintain aggregate ownership, on an as-converted basis, at 20% of TKK’s issued and outstanding ordinary shares.

The 25,000,000 Units sold in the IPO were sold at an offering price of $10.00 per Unit, generating gross proceeds of $250,000,000, which was placed in the Trust Account pending TKK’s completion of an initial business combination.

On September 12, 2018, the ordinary shares, warrants and rights underlying the Units sold in the IPO began to trade separately.

If TKK does not consummate our initial business combination by February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 warrants, each to purchase one-half of an ordinary share, as a dividend to our public shareholders) (the “Business Combination Deadline”), TKK must liquidate the Trust Account to the holders of the public shares and dissolve.

Information about Glory Star New Media Group Limited

Glory Star Group provides advertisement and content production services and operates a leading mobile and online advertising, digital media and entertainment business in China. After launching its CHEERS App in 2018, it is fast becoming one of the leading e-commerce platforms in China by allowing its users to access its online store (e-Mall), video content, live streaming, and online games. By leveraging Glory Star Group’s rich library of original professionally-produced content to drive user engagement, Glory Star Group has created an ecosystem that attracts and retains a large and growing viewing audience base for its platform. As of June 30, 2019, Glory Star Group had distributed nearly 70,000 minutes of proprietary video content to its users, including short videos, online variety shows, online dramas, live streaming, and its lifestyle video series, which achieved more than 4.2 billion views cumulatively.

Business Combination

Pursuant to the Share Exchange Agreement, we will acquire Glory Star through our acquisition of all of the outstanding shares of Glory Star. The shareholders of Glory Star will receive, in exchange for their Glory Star shares, ordinary shares of the Company, and, following the closing, Glory Star will be a wholly owned subsidiary of the Company. For more information about the transactions contemplated by the Share Exchange Agreement, which is referred to herein as the “Business Combination,” see the section entitled “Proposal No. 1 — Approval of the Business Combination.” A copy of the Share Exchange Agreement is attached to this proxy statement as Annex A.

Consideration to Glory Star Shareholders in the Business Combination and Related Transactions

Upon the closing of the Business Combination, the shareholders of Glory Star (the “Sellers”) will receive an aggregate number of ordinary shares equal to $425,000,000 divided by the purchase price (or 41,342,412 ordinary shares assuming a purchase price of $10.28 per share), 5% of which (or 2,067,121 ordinary shares (“Escrow Shares”) assuming a purchase price of $10.28 per share) will be deposited into escrow to secure certain indemnification obligations. The Sellers will also be entitled to receive up to 10 million additional ordinary shares if we meet certain financial performance targets for the 2019 and 2020 fiscal years. The Share Exchange Agreement is based on an equity valuation of Glory Star of $425,000,000 with the right to earn up to 10,000,000 Earnout Shares. TKK has entered into a Registration Rights Agreement with the Sponsor and the Sellers pursuant to which TKK will grant certain registration rights to the Sellers with respect to the registration of the Closing Payment Shares and Earnout Shares. TKK expects that the Sellers will seek to have their shares in TKK registered for resale under the Registration Rights Agreement promptly following the closing of the Business Combination.

Ownership of TKK

After the Business Combination, assuming no public shares are tendered in the Offer and a $10.28 purchase price, TKK’s current public shareholders will own approximately 36.52% of the combined company, while TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will collectively own approximately 8.57% of the combined company, and the Sellers will own approximately 54.91% of the combined company. Assuming all of the outstanding public shares are tendered in the Offer and a $10.28 purchase price, TKK’s current public shareholders will own 4.97% of TKK, TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will own approximately 12.83% of TKK, and the Sellers will own approximately 82.20% of TKK.

The following table illustrates three scenarios of varying ownership levels on a fully diluted basis based on the assumptions described above but assuming varying levels of shares tendered by TKK shareholders:

Assumptions

	No ordinary shares Purchased in Tender Offer	Percentage of Outstanding Shares	12.5 million ordinary shares Purchased in the Tender Offer	Percentage of Outstanding Shares	Maximum Amount of ordinary shares Purchased in the Tender Offer (other than Founder Shares)	Percentage of Outstanding Shares
TKK public shareholders	27,500,000	36.52%	26,250,000	23.86%	2,500,000	4.97%
TKK’s current directors, officers and initial shareholders, including the Sponsor	6,250,000	8.29%	6,250,000	9.94%	6,250,000	12.41%

See “Summary of the Proxy Statement and Business Combination” and the “Unaudited Pro Forma Condensed Combined Financial Information” in the Offer to Purchase accompanying this proxy statement.

Ownership of Glory Star

Immediately following the consummation of the Business Combination, TKK will own 100% of the shares of Glory Star.

Source of Funds for the Business Combination

The consideration in the Business Combination will consists of the ordinary shares of TKK. We intend to pay for the purchase of ordinary shares pursuant to the Offer and transaction expenses of the Business Combination approximately $257 million primarily with the proceeds from the Trust Account remaining following the Offer, as described herein.

Included in the Business Combination transaction fees, costs and expenses are $8.75 million fees payable to EarlyBirdCapital pursuant to a Business Combination Marketing Agreement dated August 15, 2018 by and between the Company and EarlyBirdCapital, subject to availability of cash post business combination and further negotiations by the parties. We will also pay financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees incurred by TKK, our Sponsor or Glory Star in connection with the identification, investigation, negotiation and consummation of the Business Combination. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $10.25 million upon the consummation of the Business Combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $0.50 per warrant at the option of the Sponsor.

If not all of the funds released from the Trust Account are used for payment of the Business Combination transaction expenses and pursuant to our Offer, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations post-Business Combination, the payment of principal or interest due on indebtedness assumed in connection with the Business Combination, to fund the purchase of other companies or for working capital.

If the aggregate cash payments we would be required to pay for all ordinary shares that are validly tendered pursuant to the Offer plus the transaction expenses pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, including pursuant to any additional equity or debt financing we may procure, we will not complete the Business Combination or purchase any shares, and all ordinary shares tendered will be returned to the holders thereof. As further required by the terms of the Share Exchange Agreement, we cannot consummate the Business Combination unless we retain an amount of net tangible assets of no less than $5,000,001 upon consummation of a Business Combination, after giving effect to the completion of the Offer and any private placement financing and including the consolidated net tangible assets of Glory Star.

Reasons for the Business Combination

We were incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

In considering the proposed Business Combination, TKK’s board and management team reviewed due diligence findings of advisors as well as publicly available industry-specific research published by third parties while simultaneously analyzing data and material provided by Glory Star, including but not limited to, Glory Star’s existing business model, historical and projected financial statements, valuation analyses, material agreements and other due diligence material.

Since TKK’s IPO in August of 2018, our management team and board of directors have been conducting a search for potential business combination partners. TKK’s management and board of directors considered a wide variety of factors in connection with its evaluation but did not find it appropriate to quantify or assign weights to specific factors in reaching its final decision. In considering the Business Combination with Glory Star, our management and board determined that Glory Star met, in some fashion, all of the criteria we set for our target company screening:

●	High-growth market poised to benefit from the launch of 5g technology

●	Innovative business model with leading market position

●	Strong core team of industry veterans

●	Solid financial performance

In making its consideration, the TKK Board also considered, amongst other things, the following potential concerns of the Business Combination:

●	The risks associated with the e-commerce and media content industry in general;

●	The risks associated with the relatively short operating history of Glory Star;

●	The risk of competition in the industry, including strong multinational incumbents as well as the potential for new entrants;

●	The risk that the announcement of the transaction and potential diversion of Glory Star’s management and employee attention may adversely affect Glory Star’s operations;

●	The risk that certain key employees of Glory Star might not choose to remain with the company post-closing;

●	The risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts;

●	Foreign exchange risk given that the Company’s operating currency was in RMB; and

●	The other risks described in the section entitled “Risk Factors” in the Offer to Purchase accompanying this proxy statement.

The TKK board concluded that these risk factors did not diminish or outweigh the benefits of pursuing the Business Combination.

TKK’s board of directors did not assign relative weights to the specific factors it considered, but instead evaluated the transaction as a whole and found it to be overall favorable to its shareholders. TKK’s board of directors approved the Business Combination. TKK’s board did not, and was not required to, obtain a fairness opinion in connection with the proposed Business Combination and did not independently verify (or cause such verification of) the source of all information received from Glory Star.

No Opinion of Financial Advisor

Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Glory Star. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Glory Star’s business, and assuming the risk that the board of directors may not have properly valued such business.

Tender Offer

Pursuant to our existing memorandum and articles of association, in connection with the Business Combination, holders of our public shares may elect to have their shares purchased for cash pursuant to the Offer. If a holder determines to tender ordinary shares, then such holder will be transferring its ordinary shares for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it follows the procedures set forth in the Offer to Purchase. Regardless of whether your vote your shares and how you vote your shares, you will have the choice to tender your ordinary shares in the Offer.

Other Shareholder Proposals

The shareholders of TKK will also be asked to vote on proposals to approve the proposed amended and restated memorandum and articles of association, to appoint three directors to serve on the board pending the closing of the Business Combination, to approve the issuance of more than 20% of the Company’s issued and outstanding ordinary shares for Nasdaq Capital Market listing rules purposes, to adopt a share incentive plan, and if necessary, to adjourn the meeting.

Approval of Amendment to TKK’s Amended and Restated Memorandum and Articles of Association to change TKK’s name

Upon the closing of the Business Combination, our existing memorandum and articles of association will be amended and restated to change our name to “Glory Star New Media Group Holdings Limited”. See the section entitled “Proposal No. 2 — Approval of Amendment to TKK’s Amended and Restated Memorandum and Articles of Association to Change TKK’s Name” for additional information.

Approval of Amendment to TKK’s Amended and Restated Memorandum and Articles of Association Remove Certain Provisions Relating to our Status as a Blank Check Company

Upon the closing of the Business Combination, our existing memorandum and articles of association will be amended and restated promptly to remove certain provisions relating to our status as a blank check company, including to establish TKK’s perpetual existence and remove certain corporate opportunity waivers. See the section entitled “Proposal No. 3 — Approval of Amendment to TKK’s Amended and Restated Memorandum and Articles of Association To Remove Certain Provisions Relating to our Status as a Blank Check Company” for additional information.

Board of Directors of the Company Pending the Business Combination

Until the closing of the Business Combination, our board of directors will consist of seven directors, three of whom will serve until the meeting, and four of whom will serve until the next annual general meeting, and until their respective successors are duly elected and qualified. The directors who have been nominated for re-election at the meeting are Messrs. James Heimowitz, Stephen Markscheid and Dr. Zhe Zhang.

Upon the closing of the Business Combination, our board of directors will consist of Messrs. Bing Zhang, Jian Lu, Ming Shu Leung, and Yong Li and Ms. Joanne Ng.

Approval of the Issuance of More than 20% of the Company’s issued and outstanding ordinary shares for Nasdaq Capital Market Listing Rules Purposes

The Nasdaq Capital Market listing rules require that we obtain shareholder approval for issuances of securities in excess of 20% of our issued and outstanding ordinary shares prior to the issuance. Although we are not required to obtain the approval of our shareholders under Nasdaq Listing Rule 5635(a), our board of directors deems it advisable to seek shareholder approval for the issuance of ordinary shares pursuant to the Share Exchange Agreement. As such, in connection with the approval of the Business Combination Proposal, you will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Capital Market listing rules, the issuance of more than 20% of the Company’s issued and outstanding ordinary shares. See the section entitled “Proposal No. 6 — Approval of Issuance of More than 20% of the Company’s issued and outstanding ordinary shares” for additional information.

Adoption of the Incentive Plan

Our board of directors has unanimously approved and adopted the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan, or the Equity Incentive Plan, and recommended that TKK’s shareholders approve and adopt such plan. The purpose of this plan will be to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company’s business.

The Equity Incentive Plan provides for grants of incentive share options, nonstatutory share options, restricted shares, share appreciation rights, restricted share units, performance units, performance shares, and other share based awards.

Employees, including Officers and Directors, of the Company or any parent or subsidiary of the Company, or any person engaged by the Company or a parent or subsidiary to render services to such entity will be eligible for grants under the Equity Incentive Plan.

The aggregate number of ordinary shares which may be issued or used for reference purposes under the Equity Incentive Plan or with respect to which awards may be granted may not exceed 5,652,975, which is approximately 7.5% of our ordinary shares following the completion of the Business Combination, assuming there are no shares are tendered in the Offer and no new equity awards, or 3,777,975, which is approximately 7.5% of our ordinary shares following the completion of the Business Combination, assuming all public shares are tendered in the Offer and no new equity awards.

See the section entitled “Proposal No. 7 — Approval and Adoption of the Equity Incentive Plan” for additional information.

Adjournment Proposal

TKK proposes that the shareholders approve and adopt a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote. See the section entitled “Proposal No. 8 — Adjournment Proposal” for additional information.

Closing Conditions to the Business Combination

The closing of the Business Combination is subject to a number of conditions set forth in the Share Exchange Agreement. For more information about the closing conditions to the Business Combination, see the section entitled “The Share Exchange Agreement” in the Offer to Purchase accompanying this proxy statement.

Termination of the Share Exchange Agreement

The Share Exchange Agreement may be terminated at any time prior to the consummation of the Business Combination in specified circumstances. For more information about the termination rights under the Share Exchange Agreement, see the section entitled “The Share Exchange Agreement” in the Offer to Purchase accompanying this proxy statement.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse merger, accompanied by a recapitalization, in accordance with U.S. GAAP. Under this method of accounting, TKK will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Glory Star controlling the majority of the relative voting rights, Glory Star being expected to have the largest interest of the combined company, Glory Star’s senior management comprising the senior management of the combined company, the relative size of Glory Star compared to TKK, and Glory Star’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Glory Star issuing share for the net assets of TKK, accompanied by a recapitalization. The net assets of TKK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Glory Star.

Appraisal Rights

Appraisal rights are not available to our shareholders in connection with matters to be voted upon at the meeting, or in connection with the Business Combination.

Recommendations to TKK Shareholders

In considering the recommendation of TKK’s board of directors to vote for the proposals presented at the meeting, you should be aware that our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the meeting. These interests include, among other things:

●	If the proposed Business Combination is not completed by the Business Combination Deadline, TKK will be required to liquidate. In such event, Founder Shares and the private placement warrants held by Symphony will expire worthless. Such ordinary shares and private placement warrants had an aggregate market value of approximately $64.475 million based on the closing price of the ordinary shares of $10.16 and warrants of $0.075, on Nasdaq as of October 12, 2019. The Sponsor purchased the Founder Share for an aggregate purchase price of $25,000, and Symphony purchased 13,000,000 private placement warrants for an aggregate purchase price of $6,500,000, or $0.50 per private placement warrant.

●	Unless TKK consummates the Business Combination, TKK’s Sponsor will not receive repayment of loans provided to TKK. As of September 30, 2019, TKK had $850,000 in aggregate outstanding indebtedness to the Sponsor. In addition, unless TKK consummates the Business Combination, its officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceeded the amount of its working capital. As a result, the financial interest of TKK’s Sponsor, certain of TKK’s officers and directors or their affiliates who are affiliated with the Sponsor could have a conflict of interest when the directors and officers determine whether the Business Combination is in the best interests of TKK.

●	An affiliate of the Sponsor has contractually agreed that, if TKK liquidates prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by TKK for services rendered or contracted for or products sold to it. Therefore, such affiliate has a financial interest in consummating any business combination, thereby resulting in a potential conflict of interest. Certain of TKK’s officers and directors are affiliated with the Sponsor. Accordingly, the Sponsor and certain of TKK’s officers and directors could have a conflict of interest when the directors and officers determine whether the Business Combination is in the TKK’s shareholders’ best interests.

●	The exercise of TKK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of TKK’s shareholders.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Quorum and Required Vote for Proposals for the Meeting

A quorum of TKK shareholders is necessary to hold a valid meeting. A quorum will be present at the meeting if the holders of at least one-third of the ordinary shares issued and outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions (but not broker non-votes) will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Director Election Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

The approval of each Charter Proposal requires a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

Accordingly, abstentions and broker non-votes will have no effect on these proposals.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares (excluding warrant shares).

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” in the Offer to Purchase accompanying this proxy statement.

FREQUENTLY USED TERMS

In this document, unless otherwise stated or unless the context otherwise requires,

●	“we,” “us,” “our,” the “Company” and “TKK” refer to TKK Symphony Acquisition Corporation and, following the consummation of the Business Combination and our acquisition of Glory Star, the combined company;

●	“combined company” refers to TKK following the consummation of the Business Combination and our acquisition of Glory Star;

●	“Additional Agreements” means the Registration Rights Agreement, Escrow Agreement, Non-Compete Agreements and Lock-Up Agreement, as contemplated by the Share Exchange Agreement;

●	Adjournment Proposal” means a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such meeting;

●	“broker non-vote” means the inability of a broker or nominee, under applicable stock exchange rules, to vote shares with respect to a matter by reason of the failure of a TKK shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee;

●	“Business Combination” means the acquisition of Glory Star by TKK pursuant to the terms of the Share Exchange Agreement;

●	“Business Combination Deadline” means February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 warrants, each to purchase one-half of an ordinary share, as a dividend to our public shareholders (“potential extension warrants”)), the deadline for consummating TKK’s initial business combination;

●	“Business Combination Proposal” means the proposal to approve and adopt the Share Exchange Agreement and the transactions contemplated thereby;

●	“Cayman Islands Companies Law” means the Cayman Islands Companies Law (2018 Revision), as amended;

●	“Charter Proposals” means the proposals to approve and adopt the proposed amended and restated memorandum and articles of association, a copy of which is attached as Annex B to this proxy statement, to (i) change our name from “TKK Symphony Acquisition Corporation” to “Glory Star New Media Group Holdings Limited,” (ii) remove and change certain provisions related to our status as a blank check company and (iii) provide for certain additional non-substantive changes;

●	“Closing Payment Shares” means the ordinary shares of TKK in an aggregate number equal to $425,000,000 divided by the purchase price, that are to be issued to the Sellers upon the consummation of the Business Combination as consideration therefor;

●	“combined company” means TKK (to be renamed “Glory Star New Media Group Holdings Limited”) and its subsidiaries following the consummation of the Business Combination;

●	“Director Election Proposal” means the proposal to elect Messrs. James Heimowitz, Stephen Markscheid and Dr. Zhe Zhang to serve as directors on the Company’s board of directors;

●	“Earnout Shares” means a maximum of 10,000,000 ordinary shares that may be issued to the Sellers if, after the Business Consummation, the combined company meets certain financial performance targets for the 2019 fiscal year and 2020 fiscal year;

●	“Equity Incentive Plan” means the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan, a copy of which is attached as Annex C to this proxy statement;

●	“Escrow Shares” means 5% of the Closing Payment Shares that are to be deposited into escrow to secure certain indemnification obligations of Glory Star and the Sellers;

●	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

●	“existing memorandum and articles of association” means TKK’s Amended and Restated Memorandum and Articles of Association, as further amended and in effect on the date hereof;

●	“founder shares” means the ordinary shares held by the Sponsor and other initial shareholders;

●	“FPI” or “FPI status” means a foreign private issuer as defined by and determined pursuant to Rule 3b-4 under the Exchange Act;

●	“Glory Star” means Glory Star New Media Group Limited, a Cayman Islands exempted company;

●	“Glory Star Group” means Glory Star together with its consolidated subsidiaries and VIEs.

●	“Glory Star Parties” are the VIEs, the WFOE and Glory Star, collectively;

●	“Horgos” means Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC;

●	“initial public offering” or “IPO” means TKK’s initial public offering of Units at $10.00 per Unit which closed in August 2018;

●	“Nasdaq” means the Nasdaq Capital Market;

●	“Offer” means the tender offer for up to 25,000,000 ordinary shares of TKK;

●	“PRC” means the People’s Republic of China;

●	“private placement warrants” means the warrants issued to an affiliate of the Sponsor in a private placement in connection with the IPO;

●	“proposed amended and restated memorandum and articles of association” means the amended and restated memorandum and articles of association of TKK being proposed for approval by TKK’s shareholders, a copy of which is attached as Annex B to this proxy statement;

●	“public rights” and “rights” means the rights sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market); one right entitles the holder thereof to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination

●	“public shareholders” means holders of public shares;

●	“public shares” means the ordinary shares sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market);

●	“public warrants” or “warrants” are to the redeemable warrants sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market); each warrant entitles the holder thereof to purchase one-half of one ordinary share at a price of $5.75 per half share, subject to adjustment;

●	“Purchase Price” means $10.28 per ordinary share or $257,000,000 in aggregate;

●	“Purchaser Representative” means TKK Symphony Sponsor 1, a Cayman Islands exempted company, as representative of the Purchaser;

●	“RMB” refers to Renminbi, the lawful currency of China;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Securities Act” means the United States Securities Act of 1933, as amended;

●	“Seller Representative” means Bing Zhang, as representative of the Sellers;

●	“Sellers” means the shareholders of Glory Star;

●	“Share Exchange” means the acquisition of the shares of Glory Star from the Sellers pursuant to the terms of the Share Exchange Agreement;

●	“Share Exchange Agreement” means the Share Exchange Agreement, dated as of September 6, 2019, as may be amended from time to time, by and among by and among TKK, Glory Star, WFOE, Xing Cui Can, Horgos, each of the Sellers, the Purchaser Representative, and the Seller Representative.

●	“Share Issuance Proposal” means the proposal to approve the issuance of more than 20% of the Company’s issued and outstanding ordinary shares in connection with the Business Combination.

●	“Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company;

●	“Transfer Agent” means Continental Stock Transfer & Trust Company acting as transfer agent for the ordinary shares;

●	“Trust Account” means the segregated account at Continental Stock Transfer and Trust Company, where certain of the proceeds from our IPO and the sale of the private placement warrants were deposited pursuant to an Investment Management Trust Agreement by and between TKK and Continental Stock Transfer & Trust Company, as trustee;

●	“underwriters” means the underwriters of TKK’s IPO;

●	“Units” means the units issued in TKK’s IPO; each Unit comprised of one ordinary share, one warrant and one right (whether they were purchased in the IPO or thereafter in the open market);

●	“VIE Contracts” means certain documents executed by the VIEs, the WFOE, the shareholders of the VIEs and certain other parties thereto as necessary to implement certain contractual arrangements in the PRC, which allow the WFOE to (i) exercise effective control over the VIEs and their subsidiaries, (ii) receive substantially all of the economic benefits of the VIEs and their subsidiaries; and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law;

●	“VIEs” means Xing Cui Can and Horgos, the variable interest entities of Glory Star;

●	“WFOE” means Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company and indirectly wholly-owned by Glory Star; and

●	“Xing Cui Can” means Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to our shareholders. We urge shareholders to carefully read this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	We have entered into the Share Exchange Agreement pursuant to which, through a series of transactions, TKK will acquire from the Sellers all of the outstanding shares of Glory Star. A copy of the Share Exchange Agreement is attached to this proxy statement as Annex A. Our shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination, including the Share Exchange Agreement, among other proposals, described below. This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the meeting?

A:	Below are proposals on which our shareholders are being asked to vote:

1.	an ordinary resolution to approve and adopt the Share Exchange Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

2.	a special resolution to approve a proposal to change our name to “Glory Star New Media Group Holdings Limited”;

3.	a special resolution to approve the amendment of our existing memorandum and articles of association to remove certain provisions related to our status as a blank check company;

4.	a special resolution to approve certain additional non-substantive changes to our existing memorandum and articles of association;

(Proposals 2 through 4 are collectively referred to herein as the “Charter Proposals”)

5.	an ordinary resolution to elect Messrs. James Heimowitz, Stephen Markscheid and Dr. Zhe Zhang to serve as directors on our board of directors (this proposal is referred to herein as the “Director Election Proposal”);

6.	an ordinary resolution to approve the issuance of more than 20% of the Company’s issued and outstanding ordinary shares in connection with the Business Combination (this proposal is referred to herein as the “Share Issuance Proposal”); and

7.	an ordinary resolution to approve and adopt the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan (this proposal is referred to herein as the “Incentive Plan Proposal”);

8.	an ordinary resolution to approve the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented at the meeting (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the meeting if there are not sufficient votes to approve one or more of the other proposals presented to shareholders for vote.

Q:	Are the proposals conditioned on one another?

A:	No. None of the proposals require the approval of any other proposal to be effective and will only be presented at the meeting if there are not sufficient votes to approve one or more of the other proposals.

Q:	Why is TKK proposing the Business Combination Proposal?

A:	We incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

In considering the proposed Business Combination, TKK’s board and management team reviewed due diligence findings of advisors as well as publicly available industry-specific research published by third parties while simultaneously analyzing data and material provided by Glory Star, including but not limited to, Glory Star’s existing business model, historical and projected financial statements, valuation analyses, material agreements and other due diligence material.

Since TKK’s IPO in August of 2018, our management team and board of directors have been conducting a search for potential business combination partners. TKK’s management and board of directors considered a wide variety of factors in connection with its evaluation but did not find it appropriate to quantify or assign weights to specific factors in reaching its final decision. In considering the Business Combination with Glory Star, our management and board determined that Glory Star met, in some fashion, all of the criteria we set for our target company screening:

●	High-Growth Market Poised to Benefit from the Launch of 5G Technology;

●	Innovative Business Model with Leading Market Position;

●	Strong Core Team of Industry Veterans; and

●	Solid financial performance.

In making its consideration, the TKK Board also considered, amongst other things, the following potential concerns of the Business Combination:

●	The risks associated with the e-commerce and media content industry in general;

●	The risks associated with the relatively short operating history of Glory Star;

●	The risk of competition in the industry, including strong multinational incumbents as well as the potential for new entrants;

●	The risk that the announcement of the transaction and potential diversion of Glory Star’s management and employee attention may adversely affect Glory Star’s operations;

●	The risk that certain key employees of Glory Star might not choose to remain with the company post-closing;

●	The risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts;

●	Foreign exchange risk given that the Company’s operating currency was in RMB; and

●	The other risks described in the section entitled “Risk Factors” in the Offer to Purchase accompanying this proxy statement.

The TKK board concluded that these risk factors did not diminish or outweigh the benefits of pursuing the Business Combination.

TKK’s board of directors did not assign relative weights to the specific factors it considered, but instead evaluated the transaction as a whole and found it to be overall favorable to its shareholders. TKK’s board of directors approved the Business Combination. TKK’s board did not, and was not required to, obtain a fairness opinion in connection with the proposed Business Combination and did not independently verify (or cause such verification of) the source of all information received from Glory Star.

Q:	What is the structure of the Business Combination and the Exchange Consideration?

A:	Upon the closing of the Business Combination, TKK will acquire from the Sellers all of the outstanding shares of Glory Star. The Sellers will receive an aggregate number of ordinary shares equal to $425,000,000 divided by the purchase price (or 41,342,412 ordinary shares assuming a purchase price of $10.28 per share), 5% of which (or 2,067,121 Escrow Shares assuming a purchase price of $10.28 per share) will be deposited into escrow to secure certain indemnification obligations. The Sellers will also be entitled to receive up to 10 million additional ordinary shares if we meet certain financial performance targets for the 2019 and 2020 fiscal years. The Share Exchange Agreement is based on an equity valuation of Glory Star of $425,000,000 with the right to earn up to 10,000,000 Earnout Shares. TKK has entered into a Registration Rights Agreement with the Sponsor and the Sellers pursuant to which TKK will grant certain registration rights to the Sellers with respect to the registration of the Closing Payment Shares and Earnout Shares. TKK expects that the Sellers will seek to have their shares in TKK registered for resale under the Registration Rights Agreement promptly following the closing of the Business Combination.

Approximately $257.2 million was held in the Trust Account as of November 26, 2019. As further required by the terms of the Share Exchange Agreement, we cannot consummate the Business Combination unless we retain an amount of net tangible assets of no less than $5,000,001 upon consummation of a Business Combination, after giving effect to the completion of the Offer and any private placement financing and including the consolidated net tangible assets of Glory Star Group.

Q:	What will be the ownership and organizational structure of TKK after consummation of the Business Combination?

A:	After the Business Combination, assuming no public shares are tendered in the Offer and a $10.28 purchase price, TKK’s current public shareholders will own approximately 36.52% of TKK, while TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will collectively own approximately 8.57% of TKK, and the pre-Business Combination Sellers will own approximately 54.91% of the combined company. Assuming all of the outstanding public shares are tendered in the Offer and a $10.28 purchase price, TKK’s current public shareholders will own 4.97% of TKK, TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will own approximately 12.83% of TKK, and the Sellers will own approximately 82.20% of TKK.

Additionally, immediately following the consummation of the Business Combination, the board of directors of TKK is expected to be composed of five directors. Glory Star will have the right to designate four directors, at least two of whom must satisfy applicable independent director requirements and TKK will have the right to designate one director who must satisfy applicable independent director requirements. Upon closing of the Business Combination, it is anticipated that Mr. Bing Zhang will be appointed as Chairman and Ms. Joanne Ng will be the TKK’s representative to the board and will serve as one of the independent directors along with Jian Lu, Ming Shu Leung (independent director), and Yong Li (independent director).

See “Summary of the Proxy Statement and Business Combination — Consideration to Glory Star Shareholders in the Business Combination and Related Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information” in the Offer to Purchase accompanying this proxy statement.

Q:	Will there be a single controlling shareholder following the completion of the Business Combination?

A:	Yes. The ownership of ordinary shares following the consummation of the Business Combination will depend on the number of ordinary shares that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. Assuming that 75,292,412 ordinary shares are outstanding upon consummation of the Business Combination and that no ordinary shares have been tendered in the Offer and a $10.28 purchase price, Bing Zhang will beneficially own in the aggregate approximately 20.28% of the issued and outstanding ordinary shares. See “Principal Shareholders” for more information regarding the beneficial ownership of TKK following the Business Combination.

Q.	What assumptions have we made when disclosing ownership information?

A. We have made several assumptions with respect to ownership of ordinary shares following the consummation of the Business Combination. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this proxy statement. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-Business Combination assume: (i) that no ordinary shares are validly tendered pursuant to the Offer; and (ii) the issuance of 41,342,412 ordinary shares as consideration to the Sellers in connection with the Business Combination assuming a purchase price of $10.28 per share (excluding any Earnout Shares) and treating the Escrow Shares as fully owned by the Sellers.

Q:	Did TKK’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Glory Star. In addition, our officers and directors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Glory Star’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q:	Following the Business Combination, will the TKK securities continue to trade on a stock exchange?

A:	Yes, our ordinary shares and warrants will continue to be listed on The Nasdaq Capital Market. At the closing, our units will separate into their component ordinary shares and warrants, and each outstanding right will be automatically converted into one-tenth (1/10) of an ordinary share, so that the units will no longer trade separately under “TKKSU” and the rights will cease to be traded under “TKKSR.” We intend to apply for the continued listing of our ordinary shares and warrants on The Nasdaq Capital Market under the ticker symbols “GSMG” and “GSMGW,” respectively, following consummation of the Business Combination.

Q:	How has the announcement of the Business Combination affected the trading price of the ordinary shares?

A:	On September 6, 2019 immediately prior to the announcement of the Business Combination, the closing trading price of the ordinary shares on The Nasdaq Capital Market was $10.17 per share. On December 10, 2019, the closing trading price of the ordinary shares on The Nasdaq Capital Market was $10.19 per share.

Q:	Is the Business Combination the first step in a “going-private” transaction?

A:	The Company does not intend for the Business Combination to be the first step in a “going-private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Glory Star to access the U.S. public markets.

Q:	What are the most significant conditions to the Business Combination?

A:	General Conditions

Consummation of the Business Combination is conditioned on the satisfaction of each of the following conditions, among others:

●	the election or appointment of members to TKK’s board of directors as described above;

●	TKK (together with the Glory Star Group) having at least $5,000,001 in net tangible assets upon consummation of a Business Combination, after giving effect to the completion of the Offer and any private placement financing; and

●	TKK’s ordinary shares continue to be listed on Nasdaq immediately following the Closing and TKK has at least 300 round-lot shareholders.

Conditions to Obligations of TKK

The obligations of TKK to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following conditions, among others:

●	TKK shall have received employment agreements in form and substance reasonably acceptable to TKK and Glory Star between certain individuals and either TKK or a Glory Star Group company, executed by the parties thereto;

●	TKK shall have received the Escrow Agreement, the duly executed VIE Contracts and evidence that certain contracts involving Glory Star Group companies and/or any of the Sellers or other related persons have been terminated with no further liability of Glory Star Group thereunder; and

●	each of the Non-Competition Agreement, the Lock-Up Agreement and the Registration Rights Agreement being in full force and effect in accordance with its terms as of the Closing.

Conditions to Obligations of the Sellers

The obligations of the Sellers to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following conditions, among others:

●	Glory Star shall have received the Escrow Agreement, duly executed by TKK, the Purchaser Representative and the Escrow Agent; and

●	each of the Non-Competition Agreement, the Lock-Up Agreement and the Registration Rights Agreement being in full force and effect in accordance with its terms as of the Closing.

Additionally, Glory Star has a termination right if TKK does not have sufficient funds available at the Closing, after giving effect to the Offer, but excluding Glory Star Group’s cash to pay certain amounts owed to the underwriters of its initial public offering.

If any of the conditions to the Business Combination are not satisfied, TKK or the Sellers, as applicable, may choose to exercise any applicable right to terminate the Share Exchange Agreement. See “Risk Factors — Risks Relating to the Consummation of the Business Combination” and “The Share Exchange Agreement — Conditions to Closing of the Business Combination.” We refer to the conditions to the Offer and the Business Combination, as the “offer conditions.” See “The Share Exchange Agreement — Conditions to Closing of the Business Combination” and “The Offer — Conditions of the Offer.”

Q.	What interests do our directors, executive officers, and Sponsor have in the Business Combination?

A.	Our Sponsor and certain of TKK’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of TKK’s shareholders. If the Business Combination is not completed by the Business Combination Deadline, TKK will be required to liquidate following distribution of the amounts in the Trust Account. In such event, there will be no distribution from the Trust Account with respect to the 6,250,000 ordinary shares held by the Sponsor and other initial shareholders or the 13,000,000 private placement warrants held by Symphony, which would expire worthless. Certain of TKK’s directors and executive officers are affiliated with the Sponsor.

Unless TKK consummates the Business Combination, its officers, directors and their respective affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As a result, the financial interest of TKK’s officers, directors and their respective affiliates could influence their motivation in pursuing Glory Star as a target and therefore there may be a conflict of interest when determining whether the Business Combination is in TKK’s shareholders’ best interests.

In addition, an affiliate of the Sponsor has contractually agreed that, if TKK liquidates prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by TKK for services rendered or contracted for or products sold to it. In addition, the Sponsor has provided loans to us in the aggregate amount of $850,000 as of September 30, 2019, and we expect that the Sponsor will provide additional loans to us prior to the Business Combination Deadline, which loans are repayable only upon the consummation of a business combination. Therefore, the Sponsor has a financial interest in consummating any business combination, thereby resulting in a potential conflict of interest. The Sponsor or its affiliates could influence TKK’s officers’ and directors’ motivation in pursuing Glory Star as a target and therefore there may be a conflict of interest when the directors and officers determine whether the Business Combination is in TKK’s shareholders’ best interests.

If the Business Combination with Glory Star is completed, the board of directors of TKK is expected to be composed of five directors. The Sellers will have the right to designate four directors and TKK will have the right to designate one director. Three of the directors must satisfy applicable independent director requirements.

The exercise of TKK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in best interests of TKK’s shareholders.

Q:	Why is TKK proposing the Charter Proposals?

A:	The Charter Proposals that we are asking our shareholders to approve in connection with the Business Combination consist of:

●	Proposal No. 2 - Amendment to our existing memorandum and articles of association to change TKK’s name to Glory Star New Media Group Holdings Limited;

●	Proposal No. 3 - Amendment to our existing memorandum and articles of association to remove provisions related to our status as a blank check company; and

●	Proposal No. 4 - Amendment to our existing memorandum and articles of association to provide for certain additional non-substantive changes.

Our board of directors believes those amendments are necessary to adequately address our post-Business Combination needs.

Q:	Why is TKK proposing the Director Election Proposal?

A:	TKK proposes that Messrs. James Heimowitz, Stephen Markscheid and Dr. Zhe Zhang be elected to the Company’s board of directors. At the time of the Business Combination, all of TKK’s current directors will resign from the board. See the sections entitled “Proposal No. 5 — Director Election Proposal” and “Management After the Business Combination.”

Q:	Why is TKK proposing the Incentive Plan Proposal?

A:	The purpose of the Equity Incentive Plan is to enhance the profitability and value of TKK for the benefit of its shareholders by enabling us to offer eligible employees, directors and consultants equity-based incentive awards to attract, retain and reward these individuals for better performance and strengthen the mutuality of interests between them and our shareholders.

Q:	Why is TKK proposing the Share Issuance Proposal?

A:	Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares or the voting power outstanding before the transaction. We currently have 31,450,000 ordinary shares issued and outstanding. Assuming a purchase price of $10.28, we intend to issue approximately 41,342,412 ordinary shares, or approximately 131.5% of our currently issued and outstanding ordinary shares, in the Business Combination.

Although we are not required to obtain the approval of our shareholders under Nasdaq Listing Rule 5635(a), our board of directors deems it advisable to seek shareholder approval for the issuance of ordinary shares pursuant to the Share Exchange Agreement.

Q:	What happens if I sell my ordinary shares before the meeting?

A:	The record date for the meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your ordinary shares after the record date, but before the meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the meeting.

Q:	What happens if I tender my ordinary shares before the meeting?

A:	Because any purchase of ordinary shares pursuant to the Offer will not be effected until after the expiration of the Offer, if you hold your ordinary shares on the record date, you will be entitled to vote your ordinary shares at the meeting, even if you have previously accepted the Offer.

Q:	What vote is required to approve the proposals presented at the meeting?

A:	The approval of the Business Combination Proposal, the Director Election Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

The approval of each Charter Proposal requires a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

Accordingly, abstentions and broker non-votes will have no effect on these proposals.

Q:	How many votes do I have at the meeting?

A:	Our shareholders are entitled to one vote at the meeting for each share of ordinary shares held of record as of the record date. As of the close of business on the record date, there were 31,450,000 issued and outstanding ordinary shares.

Q:	What constitutes a quorum at the meeting?

A:	Holders of at least one-third of our ordinary shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum.

As of the record date for the meeting, 10,483,334 ordinary shares would be required to achieve a quorum.

Q:	How will TKK’s Sponsor, directors and officers and other initial shareholders vote?

A:	Our Sponsor, our directors and our officers and other initial shareholders have entered into agreements pursuant to which each agreed to vote his, her or its Founder Shares and all ordinary shares they acquired during or after our initial public offering in favor of the Business Combination Proposal and each agreed to waive its redemption rights for the Founder Shares in connection with the completion of the Business Combination. Currently, our Sponsor, directors and officers collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Q:	What happens if the Business Combination is not consummated and we are not able to consummate another business combination transaction?

A:	There are certain circumstances under which the Share Exchange Agreement may be terminated. For information regarding the parties’ specific termination rights, see the section entitled “The Share Exchange Agreement” in the Offer to Purchase accompanying this proxy statement.

If, as a result of the termination of the Share Exchange Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction by the Business Combination Deadline, our existing memorandum and articles of association provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — If we are unable to effect a business combination by February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 potential extension warrants), we will be forced to liquidate and the warrants will expire worthless and — If we are forced to liquidate, our shareholders may be held liable for claims by third parties against the Company to the extent of distributions received by them” in the Offer to Purchase accompanying this proxy statement.

Our initial shareholders have entered into letter agreements with us, pursuant to which each waived his, her or its rights to liquidating distributions from the Trust Account with respect to his, her or its Founder Shares if we fail to complete our initial business combination by the Business Combination Deadline. However, if our Sponsor or any of our officers, directors or other initial shareholders acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination by the Business Combination Deadline.

In the event of liquidation, there will be no distribution with respect to TKK’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	Can public shareholders redeem their ordinary shares?

A.	Pursuant to our existing memorandum and articles of association, we are required, in connection with the Business Combination, to provide all holders of our ordinary shares with the opportunity to redeem their ordinary shares for their pro rata share of our Trust Account (net of taxes payable). The Offer is being made to provide our shareholders with such opportunity to redeem their ordinary shares. Our Sponsor and the initial shareholders have agreed to waive such redemption rights with respect to any ordinary shares they have acquired. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase accompanying this proxy statement. Public shareholders may elect to tender their shares even if they vote for the Business Combination Proposal.

Q.	Can the Sponsor redeem its ordinary shares?

A:	Our Sponsor, officers and directors and other initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares in connection with the completion of our Business Combination. However, they will be entitled to redemption rights with respect to any shares they acquired during or after our initial public offering if we fail to consummate a business combination on or prior to the Business Combination Deadline. The Founder Shares amount to 19.9% of our issued and outstanding ordinary shares as of the record date.

Q:	As long as I vote on the Business Combination Proposal, will how I vote affect my ability to tender my ordinary shares?

A:	No. You may exercise your accept the Offer whether you vote your ordinary shares on the Business Combination Proposal or not and whether you vote for or against the Business Combination Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will tender their shares and no longer remain shareholders, leaving shareholders who choose not to tender their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of The Nasdaq Capital Market.

Q:	How do I tender my ordinary shares?

A:	If you hold your ordinary shares in your own name as a holder of record and decide to tender your ordinary shares, you must deliver your ordinary shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering ordinary shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on December 16, 2019 or such later time and date to which we may extend the Offer.

If you hold your ordinary shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your ordinary shares. See “The Offer — Procedures for Tendering ordinary shares” in the Offer to Purchase accompanying this proxy statement. and the instructions to the Letter of Transmittal accompanying the Offer to Purchase.

If you are a participant institution of The Depository Trust Company (“DTC”), you must tender your ordinary shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering ordinary shares” in the Offer to Purchase accompanying this proxy statement.

You may contact Morrow Sodali LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of the Offer to Purchase. See “The Offer — Procedures for Tendering ordinary shares” in the Offer to Purchase accompanying this proxy statement and the instructions to the Letter of Transmittal accompanying the Offer to Purchase.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of ordinary shares in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

●	unpaid taxes of TKK;

●	TKK shareholders who properly tendered their shares; and

●	an estimated $10.25 million in fees, costs and expenses (including $8.75 million fees payable for services provided by EarlyBirdCapital pursuant to a business combination marketing agreement dated August 15, 2018, subject to availability of cash post business combination and further negotiations by the parties, and financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) incurred by TKK, our Sponsor or Glory Star in connection with the transactions contemplated by the Business Combination. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.5 million upon the consummation of the Business Combination.

Any additional funds available for release from the Trust Account will be used for general corporate purposes of TKK following the Business Combination.

Q:	When is the Business Combination expected to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the meeting on December 23, 2019, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to carefully read and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How do I vote?

A:	If you were a holder of record of our ordinary shares on November 29, 2019, the record date for the meeting, you may vote with respect to the applicable proposals:

●	in person at the meeting; or

●	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or other nominee.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q:	If I am not going to attend the meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. We believe the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or other nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the meeting, or attending the meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Will the Management of TKK or Glory Star change in the Business Combination?

A:	We anticipate that all of the executive officers of Glory Star will become executive officers of the Company post-Business Combination and that the current officers of TKK will resign.

Q:	Will the Board of Directors of TKK change in the Business Combination?

A.	Yes. Messrs. Sing Wang, Ian Lee, James Heimowitz, Stephen Markscheid and Zhe Zhang will resign as directors of TKK at the time of the closing of the Business Combination. Glory Star and TKK have designated Messrs. Bing Zhang, Jian Lu, Ming Shu Leung, and Yong Li and Ms. Joanne Ng as nominees to serve as new directors of the Company following the Business Combination.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	TKK will pay the cost of soliciting proxies for the meeting. TKK has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the meeting. TKK has agreed to pay Morrow Sodali LLC a fee of $25,000. TKK will reimburse Morrow Sodali LLC for its reasonable associated out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. TKK also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TKK’s ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of TKK’s ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Sing Wang, Chief Financial Officer
c/o Texas Kang Kai Capital Management (Hong Kong) Limited

2039, 2/F United Center,

95 Queensway Admiralty, Hong Kong
Telephone: +852 6212 8493

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: TKKS.info@morrowsodali.com

To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for TKK and Glory Star, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

●	the benefits of the Business Combination;

●	the future financial performance of the Company following the Business Combination;

●	changes in the markets in which Glory Star competes;

●	expansion plans and opportunities, including restaurant openings; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,”
continue,” “may,” “ongoing,” “potential,” “predict,” “will,” “forecast,” “intend,” “expect,” “anticipate,”
“believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Forward-looking statements appear in a number of places in this proxy statement. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. The risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Share Exchange Agreement;

●	the outcome of any legal proceedings that may be instituted against Glory Star or TKK following the announcement of the proposed Business Combination and the transactions contemplated thereby;

●	the inability to complete the proposed Business Combination due to the failure to obtain approval of the shareholders of TKK, or other conditions to closing in the Share Exchange Agreement;

●	the inability to maintain the listing of the Ordinary Shares and warrants on The Nasdaq Capital Market or any other stock exchange following the proposed Business Combination;

●	the risk that governmental and regulatory review of the Offer documents may result in the inability of Glory Star to complete the Offer by the Expiration Date

●	the fact that upon the consummation of the Business Combination, we will be considered a “controlled company” and exempt from certain corporate governance rules primarily relating to board independence and committees, and we intend to rely on certain of these exemptions;

●	the risk that the proposed Business Combination may disrupt current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition and the inability of the combined business to grow and manage growth profitably;

●	costs related to the proposed Business Combination;

●	the ability of Glory Star to consummate the Business Combination and any initial business combination;

●	future payments of dividends and the availability of cash for payment of dividends;

●	future acquisitions, business strategy and expected capital spending;

●	assumptions regarding interest rates and inflation;

●	the risk of legal complaints and proceedings and government investigations;

●	the inability to comply with licensing or other regulatory requirements, laws and regulations;

●	the intense competition in the industry;

●	the inability to profitably expand into new markets;

●	the ability to manage our growth;

●	the fluctuations in general economic and business conditions;

●	the financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

●	the estimated future capital expenditures needed to preserve our capital base;

●	cybersecurity risks and the failure to protect customer information;

●	the possibility that Glory Star or TKK may be adversely affected by other economic, business, and/or competitive factors;

●	the risk of loss of key personnel or inability to recruit talent;

●	potential changes in the legislative and regulatory environments;

●	a lower return on investment;

●	the potential volatility in the market price of our securities; and

●	other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors” in the Offer to Purchase accompanying this proxy statement.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in the Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this proxy statement. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement or to reflect the occurrence of unanticipated events.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in the Offer to Purchase and in our other filings with the SEC, including the final prospectus related to our IPO dated August 15, 2018 (Registration No. 333-226423) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our 2018 Annual Report, which is incorporated herein by reference. The documents we file with the SEC, including those referred to above, also discuss some of the risks that could cause actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

extraordinary general meeting of tkk symphony acquisition corporation

General

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the Meeting to be held on December 23, 2019, and at any adjournment thereof. This proxy statement is first being furnished to our shareholders on or about December 12, 2019. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the meeting.

Date, Time and Place of Meeting

The meeting will be held at 10:00 a.m. on December 23, 2019, at the offices of Ellenoff Grossman & Schole LLP, located at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the meeting if you owned ordinary shares, respectively, at the close of business on November 29, 2019, which is the record date for the meeting. You are entitled to one vote for each share of our ordinary shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,450,000 ordinary shares issued and outstanding, of which 25,000,000 are public shares, 6,250,000 are Founder Shares held by our Sponsor, officers and directors and 200,000 shares are held by EarlyBirdCapital.

Vote of TKK Sponsor, Officers and Directors and Other Initial Shareholders

Our Sponsor, officers and directors and other initial shareholders have entered into agreements pursuant to which they have agreed to vote their Founder Shares and all ordinary shares acquired by them during or after our initial public offering in favor of the Business Combination Proposal. Currently, our Sponsor, directors and officers and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Our Sponsor, officers and directors and other initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares in connection with the completion of our Business Combination. Our Sponsor, directors and officers and other initial shareholders have entered into letter agreements with us, pursuant to which they waived their rights to liquidating distributions from the Trust Account with respect to their respective Founder Shares if we fail to complete our initial business combination by the Business Combination Deadline. However, if our Sponsor (or any of our officers, directors, initial shareholders or affiliates) acquired public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination the Business Combination Deadline. The warrants held by Symphony have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us prior to the Business Combination Deadline.

Quorum and Required Vote for Proposals for the Meeting

A quorum of our shareholders is necessary to hold a valid meeting. A quorum will be present at the meeting if the holders of at least one-third of the ordinary shares issued and outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions (but not broker non-votes) will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Director Election Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

The approval of each Charter Proposal requires a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting.

Accordingly, abstentions and broker non-votes will have no effect on these proposals.

Recommendation to TKK Shareholders

In considering the recommendation of TKK’s board of directors to vote for the proposals presented at the meeting, you should be aware that our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the meeting. These interests include, among other things:

●	the 6,250,000 Founder Shares that our Sponsor, officers and directors and initial shareholders hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a total value at November 26, 2019 of approximately $63.75 million based on the closing price of our ordinary shares as reported by The Nasdaq Capital Market on November 26, 2019 (the “November 26, 2019 Share Price”), which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

●	the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors and initial shareholders will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to the Business Combination Deadline;

●	the fact that under our registration rights agreement with certain securityholders, our securityholders will be entitled to make up to three demands, excluding short form registration demands, that we register their Founder Shares, private placement warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

●	the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the ordinary shares issuable upon exercise of the Public Warrants and the Founder Shares, which will permit the public resale of such securities;

●	the fact that following the expiration of the applicable lock-up periods, all ordinary shares owned by the Sponsor, our officers and directors and initial shareholders will be freely tradable once registered as described above;

●	the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

●	the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.5 million upon the consummation of the Business Combination. As of September 30, 2019, we had $850,000 in aggregate outstanding indebtedness to the Sponsor;

●	the fact that in order to protect the amounts held in the Trust Account, TKK Capital Holding, an affiliate of our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, TKK Capital Holding’s indemnity obligations will cease;

●	the continuation of certain of our officers and directors as officers of the Company post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;” and

●	the continued indemnification of current directors and officers of TKK and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. We believe the proposals presented to our shareholders will be considered non-discretionary and therefore your broker, bank or other nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or other nominee is not voting your shares is referred to as a “broker non-vote.”

With respect to the meeting, abstentions (but not broker non-votes) will be considered present for the purposes of establishing a quorum, will have no effect on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal, and will have the same effect as a vote “AGAINST” the Charter Proposals.

Voting Your Shares

Each share of our ordinary shares that you own in your name entitles you to one vote on each of the proposals for the meeting. Your one or more proxy cards show the number of our ordinary shares that you own in your name.

There are several ways to vote your shares:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted, as recommended by our board of directors. With respect to proposals for the meeting, that means: “FOR” the Business Combination Proposal, “FOR” each Charter Proposal, “FOR” the Share Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

●	You can attend the meeting and vote in person. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or other nominee has not already voted your ordinary shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the meeting by doing any one of the following:

●	you may send another proxy card with a later date; or

●	you may notify Andrew Cook, the Company’s Secretary, in writing before the meeting that you have revoked your proxy.

You may attend the meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Meeting

The meeting has been called only to consider the approval of the Business Combination Proposal, the Share Issuance Proposal, the Charter Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our existing memorandum and articles of association, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the meeting if they are not included in the notice of the meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200.

Redemption Rights

Pursuant to our existing memorandum and articles of association, in connection with the Business Combination, holders of our public shares may elect to have their shares purchased for cash pursuant to the Offer. If a holder determines to tender ordinary shares, then such holder will be transferring its ordinary shares for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it follows the procedures set forth in the Offer to Purchase.

In conjunction with the Business Combination, and pursuant to our existing memorandum and articles of association, we have commenced the Offer to acquire ordinary shares from our public shareholders. Each of our shareholders as of October 17, 2019 will receive our offer to purchase (the “Offer to Purchase”) describing the Offer.

If the Business Combination is not approved and we do not consummate an initial business combination by the Business Combination Deadline, we will be required to dissolve and liquidate and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of our ordinary shares or warrants in connection with the Business Combination.

Proxy Solicitation Costs

TKK will pay the cost of soliciting proxies for the meeting. TKK has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the meeting. TKK has agreed to pay Morrow Sodali LLC a fee of $25,000. TKK will also reimburse Morrow Sodali LLC for reasonable associated out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. TKK also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of its ordinary shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

We are asking our shareholders to approve and adopt the Share Exchange Agreement. Our shareholders should read carefully this proxy statement in its entirety for more detailed information concerning the Share Exchange Agreement, which is attached as Annex A to this proxy statement. Please see the subsections entitled “The Share Exchange Agreement” and “Related Agreements” in the Offer to Purchase accompanying this proxy statement, for additional information and a summary of certain terms of the Share Exchange Agreement and related agreements. You are urged to read carefully the Share Exchange Agreement and related agreements in their entirety before voting on this proposal.

Certain Benefits of TKK’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of TKK’s board of directors to vote for the proposals presented at the meeting, you should be aware that our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our shareholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the meeting. These interests include, among other things:

●	the 6,250,000 Founder Shares that our Sponsor, officers and directors and initial shareholders hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a total value at November 26, 2019 of approximately $63.75 million based on the closing price of our ordinary shares as reported by The Nasdaq Capital Market on November 26, 2019 (the “November 26, 2019 Share Price”), which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

●	the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors and initial shareholders will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to the Business Combination Deadline;

●	the fact that under our registration rights agreement with certain securityholders, our securityholders will be entitled to make up to three demands, excluding short form registration demands, that we register their Founder Shares, private placement warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

●	the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the ordinary shares issuable upon exercise of the Public Warrants and the Founder Shares, which will permit the public resale of such securities;

●	the fact that following the expiration of the applicable lock-up periods, all ordinary shares owned by the Sponsor, our officers and directors and initial shareholders will be freely tradable once registered as described above;

●	the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

●	the fact that that unless we consummate the Business Combination, our Sponsor will not receive repayment of loans provided to our company. As of September 30, 2019, we had $850,000 in aggregate outstanding indebtedness to the Sponsor. In addition, unless we consummates the Business Combination, our officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceeded the amount of our working capital;

●	the fact that in order to protect the amounts held in the Trust Account, TKK Capital Holding, an affiliate of our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, TKK Capital Holding’s indemnity obligations will cease;

●	the continuation of certain of our officers and directors as officers of the Company post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;” and

●	the continued indemnification of current directors and officers of TKK and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Total TKK Shares to be Issued in Connection With the Business Combination

Immediately after the Business Combination, assuming a purchase price of $10.28 per share and that no ordinary shares were tendered in the Offer, the amount of ordinary shares issued and outstanding will be 75,292,412. Assuming a purchase price of $10.28 per share and that all 25,000,000 public shares were tendered in the Offer, the amount of ordinary shares issued and outstanding will be 50,292,412 ordinary shares.

Up to 24,646,931 additional ordinary shares (assuming no ordinary shares are tendered in the Offer) or 22,771,931 additional ordinary shares (assuming all 25,000,000 ordinary shares are tendered in the Offer) may be issuable in the future as a result of: (i) the 38,000,000 warrants to purchase 19,000,000 ordinary shares owned by TKK’s existing warrant holders that will remain issued and outstanding following the Business Combination and (ii) the 5,646,931 ordinary shares that may be issued under the proposed Equity Incentive Plan (assuming no ordinary shares are tendered in the Offer), or the 3,771,931 ordinary shares that may be issued under the proposed Equity Incentive Plan (assuming all 25,000,000 ordinary shares are tendered in the Offer).

Assuming (i) no public shares are tendered in the Offer, (ii) a $10.28 purchase price and (iii) that no equity awards are issued under the proposed equity incentive plan described below:

●	TKK’s public shareholders will retain an ownership interest of approximately 36.52%;

●	the pre-Business Combination Sellers will own approximately 54.91%; and

●	TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital will own approximately 8.57%.

Assuming (i) maximum amount of 25,000,000 public shares are tendered in the Offer, (ii) a $10.28 purchase price and (iii) that no equity awards are issued under the proposed equity incentive plan described below:

●	TKK’s public shareholders will retain an ownership interest of approximately 4.97%;

●	the pre-Business Combination Sellers will own approximately 82.20%; and

●	TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital will own approximately 12.83%.

You should read “Summary of the Proxy Statement and Business Combination — Consideration in the Business Combination and Related Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of TKK Following the Merger

At the time of the Business Combination, all of TKK’s current directors, Messrs. Sing Wang, Ian Lee, James Heimowitz, Stephen Markscheid, will resign from the board and we expect that the following director nominees will be elected: Messrs. Bing Zhang, Jian Lu, Ming Shu Leung, and Yong Li and Ms. Joanne Ng. See the section entitled “Management After the Business Combination” for additional information.

Proposed Amended and Restates Memorandum and Articles of Association

Immediately prior to the closing of the Business Combination, our existing memorandum and articles of association will be amended and restated promptly to:

●	change our name to “Glory Star New Media Group Holdings Limited”;

●	remove certain provisions related to our status as a blank check company; and

●	provide for additional non-substantive changes; and

Name; Headquarters

The name of the Company after the Business Combination will be Glory Star New Media Group Holdings Limited and our headquarters will be located in 22nd Floor, Block B, Xinhua Technology Building, No.8 Tuofangying South Road, Chaoyang District, Beijing, China 100016.

Business Combination Expenses

We estimate that the fees, costs and expenses related to the identification, investigation, negotiation, execution and completion of the Business Combination will be approximately $10.25 million.

Those fees, costs and expenses include fees to the underwriters of our initial public offering pursuant to the business combination marketing agreement, and the financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees incurred by TKK, our Sponsor or Glory Star. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.5 million upon the consummation of the Business Combination.

We intend to pay all such fees, costs and expenses with proceeds from the Trust Account.

Appraisal Rights

There are no appraisal rights available to our shareholders in connection with the Business Combination.

Material U.S. Federal Income Tax Considerations

The receipt of cash for your tendered ordinary shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See the section entitled “Material U.S. Federal Income Tax Consequences” in the Offer to Purchase, a copy of which is attached to this proxy statement as Exhibit A.

Vote Required for Approval

This proposal requires the approval of an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Because the Closing under the Share Exchange Agreement is not conditioned on shareholder approval of the Business Combination, the vote on the Business Combination Proposal is advisory and is therefore not binding on TKK or our Board.

Full Text of the Resolution

“RESOLVED, as an ordinary resolution, that the entry by the Company into the Share Exchange Agreement, dated as of September 6, 2019 (as it may be amended, the “Share Exchange Agreement”), by and among the Company, TKK Symphony Sponsor 1, Glory Star New Media Group Limited (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd.; Xing Cui Can International Media (Beijing) Co., Ltd.; Horgos Glory Star Media Co., Ltd. and each of the shareholders of the Glory Star named on Annex I thereto, a copy of which is attached to the proxy statement as Annex A be confirmed, ratified, approved and adopted in all respects.”

Recommendation of the Board

TKK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF AMENDMENT TO TKK’S AMENDED AND
RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO CHANGE TKK’S NAME

Our shareholders are being asked to vote upon and approve an amendment to the proposed amended and restated memorandum and articles of association to change TKK’s name to “Glory Star New Media Group Holdings Limited”.

We are required to change TKK’s name pursuant to the terms of the Share Exchange Agreement. We have agreed to change TKK’s name under the Share Exchange Agreement to reflect TKK’s new business and operations following completion of the Business Combination and use the same name as the one with which its business is known to customers, suppliers and the industry.

Vote Required for Approval

This proposal requires the approval of a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares (excluding warrant shares).

Full Text of the Resolution

“RESOLVED, as a special resolution, that the name of the Company is changed from “TKK Symphony Acquisition Corp.” to “Glory Star New Media Group Holdings Limited” with immediate effect.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL 2.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO TKK’S AMENDED AND
RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION TO REMOVE CERTAIN PROVISIONS
RELATING TO TKK’S STATUS AS A BLANK CHECK COMPANY

Our shareholders are being asked to approve an amendment to our existing memorandum and articles of association to remove certain provisions related to TKK’s status as a blank check company. Upon consummation of the Business Combination, we will cease to be a blank check company and the provisions in our existing memorandum and articles of association related to our status and obligations as a blank check company, including provisions relative to consummating a business combination prior to the Business Combination Deadline and provisions relative to the release and use of funds in the Trust Account, will become inapplicable by their terms and of no further force and effect. We are also proposing the removal of the provisions related to the waiver of the corporate opportunity doctrine.

The following table sets forth a summary of the material differences between our existing memorandum and articles of association and the proposed amended and restated memorandum and articles of association as amended by this Proposal 3:

Proposed Changes to Amended and Restated Memorandum and Articles of Association Pursuant to Proposal 3.

	Existing Memorandum and Articles of Association	Proposed Amended and Restated Memorandum and Articles of Association
Provisions Specific to a Blank Check Company	Under our existing memorandum and articles of association, Article 48 sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The proposed amended and restated memorandum and articles of association does not include these blank check company provisions because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Vote Required for Approval

This proposal requires the approval of a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Full Text of the Resolution

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended by removing and changing certain provisions related to the Company’s status as a blank check company.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 3.

PROPOSAL NO. 4 — APPROVAL OF CERTAIN ADDITIONAL NON-SUBSTANTIVE CHANGES TO TKK’S AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Our shareholders are being asked to approve certain other non-substantive changes to existing memorandum and articles of association. These changes include modification of the defined terms used in the proposed amended and restated memorandum and articles of association and the increase of the classes of the board of directors from two classes to three classes.

Vote Required for Approval

This proposal requires the approval of a special resolution under Cayman Islands law which requires the affirmative vote of the holders of at least two-thirds our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Full Text of the Resolution

“RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company currently in effect be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form attached to the proxy statement as Annex B.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL 4.

PROPOSAL NO. 5 — ELECTION OF DIRECTORS TO THE BOARD

TKK’s board of directors is currently divided into two classes, Classes I and II. We expect to conduct our next annual general meeting during the fourth calendar quarter of 2020.

Our board of directors has nominated Messrs. James Heimowitz, Stephen Markscheid and Dr. Zhe Zhang for re-election. We anticipate that all of them will resign from their positions as directors, effective upon the closing of the Business Combination.

For information regarding the additional director nominees to our board of directors, see “Information About Glory Star — Management — Directors and Executive Officers,” and for information regarding Mr. Ian Lee, see “Management After the Business Combination” in the Offer to Purchase accompanying this proxy statement.

Vote Required for Approval

This proposal requires the approval of an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Full Text of the Resolution

“RESOLVED, as an ordinary resolution, that the following persons be appointed as directors of the Company with immediate effect, each to hold office in accordance with the amended and restated articles of association of the Company:

James Heimowitz;

Stephen Markscheid; and

Dr. Zhe Zhang.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE PROPOSED
NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 6 — APPROVAL OF ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND ISSUED AND OUTSTANDING ORDINARY SHARES

Our shareholders are being asked to vote upon and approve, for purposes of complying with applicable Nasdaq Capital Market Listing rules, the issuance of more than 20% of the Company’s issued and outstanding ordinary shares.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares or the voting power outstanding before the transaction. We currently have 31,450,000 ordinary shares issued and outstanding. Assuming a purchase price of $10.28, we intend to issue approximately 41,342,412 ordinary shares, or approximately 131.5% of our currently issued and outstanding ordinary shares, in the Business Combination. Although we are not required to obtain the approval of our shareholders under Nasdaq Listing Rule 5635(a) because we are a foreign private issuer and have elected to follow our home country practice, our Board of Directors deems it advisable to seek shareholder approval of the issuance of the ordinary shares pursuant to the Share Exchange Agreement.

Vote Required for Approval

This proposal requires the approval of an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Full Text of the Resolution

“RESOLVED, as an ordinary resolution, that, for purposes of complying with applicable Nasdaq Capital Market listing rules, the issuance of more than 20% of the Company’s issued and outstanding ordinary shares be approved and adopted in all respects.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 7 — APPROVAL AND ADOPTION OF THE EQUITY INCENTIVE PLAN

Our board of directors has unanimously approved and adopted the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan (the “Equity Incentive Plan”), and our board has unanimously approved and recommended that our shareholders approve and adopt the Equity Incentive Plan.

Shareholders are being asked to approve the Equity Incentive Plan. Shareholder approval by ordinary resolution of the Equity Incentive Plan is necessary for certain purposes. If our shareholders do not approve the Equity Incentive Plan, the Equity Incentive Plan will not go into effect.

The principal features of the Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan document, which is attached as Annex C to this proxy statement.

Highlights of the Equity Incentive Plan

We believe that in order to attract, hire, and retain the caliber of executives and employees that will be required to help us position ourselves for growth, we will need to have the flexibility to grant restricted shares, share options, and other equity instruments. We believe that equity incentive compensation is also an important component of our overall compensation and incentive strategy for employees, directors, officers and consultants. Without a broad based equity plan, we believe that we will be impaired in our efforts to hire new executives of the caliber that we believe is required, and will not be able to offer competitive packages to retain such executives.

Upon consummation of the Business Combination, the Company will reserved such number of ordinary shares authorized for issuance as will be sufficient to satisfy the requirements of the 2019 Equity Incentive Plan, or the Plan. Currently there are no shares or options granted under the Plan.

The following is a brief summary of the Plan. This summary is qualified in its entirety by reference to the text of the Plan, a copy of which is attached as Annex C to this Information Statement.

Summary of the 2019 Equity Incentive Plan

The principal provisions of the Plan are summarized below. This summary is not a complete description of all of the Plan’s provisions, and is qualified in its entirety by reference to the Plan which is attached as Annex C to this Information Statement. Capitalized terms in this summary not defined in this Information Statement have the meanings set forth in the Plan.

Structure. The Plan allows for the grant of options, share appreciation rights (SARs), restricted shares, restricted share units, performance units, performance shares or other share based awards (“awards”) at the discretion of the Administrator.

Number of shares. Subject to adjustment as provided in the Plan, the maximum aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed a number equal to 7.5% of the number of issued and outstanding ordinary shares immediately after the consummation of the transactions contemplated by that certain Share Exchange Agreement. Any ordinary shares delivered under the Plan shall consist of authorized and issued or unissued ordinary shares. Subject to the adjustments provided in Section 15 of the Plan, no contraction of the number of ordinary shares outstanding will affect the validity or enforceability of any awards then outstanding.

Administration. Authority to control and manage the operation and administration of the Plan will be vested with the compensation committee of the Board of Directors (“Committee”), or if none, in the Board of Directors. It is intended that the Committee members will be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) to the extent required under Rule 16b-3. The Committee will serve as the Administrator with respect to the Plan. The Administrator has the authority to interpret the Plan and the rights underlying any grants or awards made subject to the Plan. Any decision or action of the Administrator in connection with the Plan is final and binding.

Term. The Administrator may grant awards pursuant to the Plan until it is discontinued or terminated; provided, however, that no Award may be granted under the Plan ten (10) years after its adoption.

Eligibility. Employees, directors, officers and consultants in the service of the Company or any subsidiary corporation (whether now existing or subsequently established) are eligible to participate in the Plan. Determinations as to which eligible persons shall be granted awards shall be made by the Administrator.

Annual Non-Employee Director Compensation Limitation. Any individual director who is not an employee in any fiscal year be granted compensation for service having an aggregate maximum value (computed as of the date of grant in accordance with applicable financial accounting rules) exceeding $1,000,000.

Stock options. Non-qualified and incentive stock options may be granted to eligible participants to purchase ordinary shares from the Company. The Plan confers on the Administrator the discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option, provided that the purchase price shall be not less than the fair market value of the ordinary shares subject to the option on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include (i) cash, (ii) check; (iii) promissory note; (iv) other ordinary shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator); (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) a reduction in the amount of any Company liability to the participant; (vii) any combination of the foregoing methods of payment; or (viii) such other consideration and method of payment for the issuance of ordinary shares to the extent permitted by applicable laws. After the termination of service of an employee, director, officer, or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. In the absence of a period stated in the option agreement, the Plan provides that the option will remain exercisable for 12 months if termination is due to death or disability. In all other cases, in the absence of a period stated in the option agreement, the Plan provides that the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Limitation on incentive stock options. The aggregate fair market value of shares of our ordinary shares with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options.

Share appreciation rights. A share appreciation right, or SAR, is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the ordinary shares as to which the SAR is exercised. For this purpose, the “appreciation” in the shares consists of the amount by which the fair market value of the ordinary shares on the exercise date exceeds (a) in the case of an SAR related to a stock option, the purchase price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Administrator at the time of grant. The Administrator has the discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR.

Restricted shares and restricted share units. Restricted shares consist of the sale or transfer by the Company to an eligible participant of one or more ordinary shares that are subject to restrictions on their sale or other transfer by the participant which restrictions will lapse after a period of time not less than three years as determined by Administrator. The price at which restricted shares will be sold will be determined by the Administrator, and it may vary from time to time and among participants and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the Plan, a participant receiving restricted shares shall have all of the rights of a shareholder as to those shares. The Plan also permits grants of restricted share units, which are units that evidence the right to receive ordinary shares at a future date, subject to restrictions that may be imposed by the Administrator.

Performance units/performance shares. Performance units and performance shares may be granted under the Plan. Performance units and performance shares are awards that will result in a payment to a participant if performance goals or other criteria established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the number of units or ordinary shares (as applicable), any vesting conditions, the performance period, and other terms and conditions of the award, as determined by the Administrator, subject to the terms and conditions of the Plan. The extent to which the performance goals or other vesting criteria (which may include continued service) as determined by the Administrator are achieved will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the Administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of a ordinary share on or before the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in ordinary shares or in some combination of both.

Other share base awards. Other share base awards consist of other awards that are valued in whole or in parts by reference to, or are otherwise based on, ordinary shares of the Company and are created by the Administrator that may be granted to participants in the Plan either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside the Plan.

Transferability of awards. Unless the Administrator provides otherwise, the Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution, and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of ordinary shares or our other securities, or other change in our corporate structure affecting the shares, to prevent diminution or enlargement of the benefits or potential benefits available under the Plan, the Administrator will make adjustments, in order to prevent the reduction or enlargement of the benefits or potential benefits to be made available under the Plan, to the number and class of shares that may be delivered under the 2009 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits contained in the Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable before the proposed transaction, and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or change in control. The Plan provides that in the event of a merger or change in control, as defined under the Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at the target levels and all other terms and conditions met, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The Administrator will notify participants regarding the exercisability of their awards over such period. Awards that become exercisable for such period will then terminate upon the expiration of such period. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, then his or her awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at the target levels and all other terms and conditions met, and such awards will become fully exercisable (if applicable).

Plan amendment, termination. Our Board of Directors has the authority to amend, alter, suspend or terminate the Plan at any time, provided that any action that impairs the existing rights of any participant will require the participant’s consent.

U.S. Federal Income Tax Matters

The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers of equity awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified stock options. A participant generally will not have taxable income when a nonqualified stock option with a per share exercise price equal to the fair market value of an underlying share on the date of grant is granted to the participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the exercised shares subject to the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Incentive stock options. A participant generally will not have taxable income when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the exercise of the award may subject the participant to, or affect the determination of, the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain would be taxable as capital gain.

Share appreciation rights. A participant generally will not have taxable income when a share appreciation right with a base price per share equal to the fair market value of an underlying share on the date of grant is granted to the participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Other awards. A participant generally will not have taxable income at the time an award of restricted shares, restricted share units, performance units, or performance shares are granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted share award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Plan Benefits

The awards that may be granted under the Plan to any participant or group of participants are indeterminable at the date of this information statement because participation and the types of awards that may be granted under the Plan are subject to the discretion of the Administrator. No awards will be granted under the Plan before the meeting and unless the Business Combination has been consummated.

Interest of Certain Persons in the Equity Incentive Plan

Shareholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive Awards under it. Nevertheless, our board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors by implementing the Equity Incentive Plan.

Equity Awards

The grant of Options and other equity or cash awards under the Equity Incentive Plan is discretionary and we cannot determine now the specific number or type of equity or cash awards to be granted in the future to any particular person or group. Any such grants of Awards will be made in the sole discretion of our Compensation Committee, in such amounts and to such persons, as our Compensation Committee deems appropriate.

Vote Required for Approval

This proposal requires the approval of an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

As of the record date, our Sponsor, officers and directors and other initial shareholders have agreed to vote their Founder Shares and all ordinary shares acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors and other initial shareholders collectively own approximately 19.9% of our issued and outstanding ordinary shares.

Full Text of the Resolution

“RESOLVED, as an ordinary resolution, that the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan, a copy of which is attached to the proxy statement as Annex C be approved and adopted in all respects.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE GLORY STAR NEW

MEDIA GROUP HOLDINGS LIMITED 2019 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the meeting to approve one or more of the proposals presented at the meeting. In no event will our board of directors adjourn the meeting or consummate the Business Combination beyond the date by which it may properly do so under our existing memorandum and articles of association and Cayman Islands Law.

If the Adjournment Proposal is not approved by our shareholders, our board of directors may not be able to adjourn the meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the meeting to approve the Business Combination Proposal or the Incentive Plan Proposal.

Vote Required for Approval

This proposal requires the approval of an ordinary resolution under Cayman Islands law which requires the affirmative vote of the holders of a majority of our ordinary shares that are represented in person or by proxy and entitled to vote thereon and actually cast at the meeting. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the meeting if there are not sufficient votes to approve one or more of the other proposals.

Full Text of the Resolution

“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote be approved and adopted in all respects.”

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

APPRAISAL RIGHTS

Our shareholders do not have appraisal rights in connection with the Business Combination under Cayman Islands Law.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Shareholders may notify us of their requests by calling or writing us at our principal executive offices at 2039, 2/F United Center, 95 Queensway Admiralty, Hong Kong, telephone: +852 3643 1693.

SUBMISSION OF SHAREHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the meeting. Under Delaware law, only business that is specified in the notice of meeting to shareholders may be transacted at the meeting.

FUTURE SHAREHOLDER PROPOSALS

Our proposed amended and restated memorandum and articles of association also establish an advance notice procedure for shareholders who wish to present a proposal before an annual general meeting but do not intend for the proposal to be included in our proxy statement. Our proposed amended and restated memorandum and articles of association provide that members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Shareholder proposals for the 2020 annual general meeting must be received at our principal executive offices by August 13, 2020 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2020 annual general meeting. If, however, the 2020 annual general meeting is more than 30 days from the anniversary of the meeting, then shareholder proposals for the 2020 annual general meeting must be received at our principal executive offices a reasonable time before the Company begins to print and mail its annual general meeting proxy materials, to be considered for inclusion in our proxy materials relating to our 2020 annual general meeting.

If you intend to present a proposal at the 2020 annual general meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. The Company must receive this notice no earlier than August 13, 2020 and no later than September 12, 2020; provided, however, that in the event that the 2020 annual general meeting is called for a date that is not within 45 days before or after the anniversary of the meeting, notice by the shareholder to be timely must be so received not earlier than the opening of business on the 120th day before the 2019 annual general meeting and not later than the later of (x) the close of business on the 90th day before the 2019 annual general meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2019 annual general meeting is first made by the Company.

If you intend to present a proposal at the 2020 annual general meeting, or if you want to nominate one or more directors at the 2020 annual general meeting, you must comply with the advance notice provisions of our proposed amended and restated memorandum and articles of association. You may contact our Secretary at our principal executive offices for a copy of the relevant provisions regarding the requirements for making shareholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read TKK’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the meeting, you should contact us by telephone or in writing:

TKK Symphony Acquisition Corporation

c/o Texas Kang Kai Capital Management (Hong Kong) Limited

2039, 2/F United Center
95 Queensway Admiralty, Hong Kong

Telephone: +852 6212 8493

You may also obtain these documents, including a copy of the Schedule TO, by requesting them in writing or by telephone from TKK’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: TKKS.info@morrowsodali.com

If you are a shareholder of TKK and would like to request documents, please do so by December 20 2019 to receive them before the TKK meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to TKK has been supplied by TKK, and all such information relating to Glory Star has been supplied by Glory Star. Information provided by either TKK or Glory Star does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of TKK for the extraordinary general meeting of TKK. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Glory Star that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

SHARE EXCHANGE AGREEMENT

by and among

TKK SYMPHONY ACQUISITION CORPORATION,
as the Purchaser,

TKK SYMPHONY SPONSOR 1,
as the Purchaser Representative,

GLORY STAR NEW MEDIA GROUP LIMITED,
as the Company,

GLORY STAR NEW MEDIA (BEIJING) TECHNOLOGY CO., LTD

(耀世星辉 新文娱(北京 ) 科技有限公司),

as the WFOE

XING CUI CAN INTERNATIONAL MEDIA (BEIJING) CO., LTD.

(星璀璨国际传媒(北京)有限公司)

and

HORGOS GLORY STAR MEDIA CO., LTD.

(霍尔果斯耀世星辉文化传媒有限公司),

as the VIEs,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

ZHANG BING,
as the Seller Representative

Dated as of September 6, 2019

A-i

A-ii

A-iii

INDEX OF ANNEXES, SCHEDULE AND EXHIBITS

Annex	Description
Annex I	List of Sellers
Annex II	Calculation of Purchaser Adjusted Net Income
Annex III	List of VIE Shareholders

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of VIE Contracts

A-iv

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of September 6, 2019 by and among: (i) TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”); (ii) TKK Symphony Sponsor 1, a Cayman Islands exempted company, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser other than the Sellers and their successors and assigns in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”); (iii) Glory Star New Media Group Limited, a Cayman Islands exempted company (the “Company”); (iv) Glory Star New Media (Beijing) Technology Co., Ltd. (耀世星辉新文娱(北京)科技有限公司), a Wholly Foreign-Owned Enterprise limited liability company incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by the Company (the “WFOE”); (v) Xing Cui Can International Media (Beijing) Co., Ltd. (星璀璨国际传媒(北京)有限公司), a limited liability company incorporated in the PRC (“Xing Cui Can”); (vi) Horgos Glory Star Media Co., Ltd. (霍尔果斯耀世星辉文化传媒有限公司), a limited liability company incorporated in the PRC (“Horgos”, and together with Xing Cui Can, the “VIEs” and, collectively with the Company and the WFOE, the “Company Parties”); (vii) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”); and (viii) Zhang Bing, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Purchaser Representative, the Company Parties, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof;

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares of the Company;

WHEREAS, the Company is a holding company for Glory Star New Media Group HK Limited, a Hong Kong company (“Glory Star HK”), which owns 100% of the issued and outstanding equity interests of the WFOE;

WHEREAS, the VIEs, directly and indirectly through respective Subsidiaries, are engaged in the business of online media and entertainment services in the PRC;

WHEREAS, shortly after the execution and delivery of this Agreement, the WFOE, the VIEs and the VIE Shareholders are entering into the VIE Contracts, pursuant to which the Company will, through the WFOE, exercise full control over the VIEs and enjoy all of the economic benefit from the operation of the VIEs and their Subsidiaries;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued ordinary shares of the Purchaser, subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Parties are entering into the following agreements, each to be effective and contingent upon the Closing: (i) Non-Competition and Non-Solicitation Agreements by certain Sellers (including Zhang Bing and each other Seller that directly or indirectly owns in excess of 30% of the Company’s equity prior to the Closing (each, a “Non-Competition Seller”)) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit A hereto; (ii) Lock-Up Agreements to be entered into by certain Sellers (that directly or indirectly owns in excess of 10% of the Company’s equity prior to the Closing (each, a “Lock-Up Seller”), the Purchaser and the Purchaser Representative (each a “Lock-Up Agreement”), the form of which is attached as Exhibit B hereto; and (iii) the Registration Rights Agreement to be entered into by the Sellers, the Purchaser and the Purchaser Representative (the “Registration Rights Agreement”), the form of which is attached as Exhibit C hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing, subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate number of Purchaser Ordinary Shares (the “Exchange Shares”) equal to (a) Four Hundred Twenty Five Million U.S. Dollars (US$425,000,000) (the “Company Equity Valuation”), divided by (b) the Redemption Price, subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.3. Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”). Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Ordinary Share will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Purchaser Ordinary Share (after aggregating all fractional Purchaser Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Purchaser Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Purchaser Ordinary Share. Additionally, after the Closing, the Sellers shall have the contingent right to receive the Earnout Shares from the Purchaser subject to and in accordance with the provisions of Section 1.4 hereof.

1.3 Escrow.

(a) At or prior to the Closing, the Purchaser, the Purchaser Representative, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance consistent with the provisions of this Agreement and otherwise reasonably acceptable to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall cause to be delivered to the Escrow Agent at the Closing five percent (5%) of the Exchange Shares otherwise deliverable to the Sellers at the Closing (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares and other Escrow Property shall serve as a source of security for the Sellers’ indemnification obligations after the Closing under Article VII. The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on each Seller’s Pro Rata Share. Each Seller shall have the right to vote its portion of such Escrow Shares (based on its Pro Rata Share, subject to adjustment for any Escrow Shares that are forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) during the time held in the Escrow Account as Escrow Shares.

(b) The Escrow Property shall no longer be subject to any indemnification claim after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article VII hereof on or prior to the Expiration Date (including those that are revised or adjusted in accordance with Article VII after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VII and the Purchaser Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VII. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnitee, shall be disbursed by the Escrow Agent to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property.

1.4 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive additional consideration from Purchaser based on the performance of Purchaser and its Subsidiaries, including the Company, for the fiscal year ended December 31, 2019 (the “2019 Earnout Year”) and the fiscal year ended December 31, 2020 (the “2020 Earnout Year” and each such fiscal year, an “Earnout Year” and such two-year fiscal period, the “Earnout Period”) if the requirements as set forth in this Section 1.4 are met. In the event that the Purchaser Adjusted Net Income for the 2019 Earnout Year is equal to or greater than One Hundred and Eighty Million Renminbi (RMB180,000,000) (the “2019 Earnout Target”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive from the Purchaser, as additional consideration for the purchase of the Purchased Shares, an additional Five Million (5,000,000) Purchaser Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “2019 Earnout Shares”). In the event that the Purchaser Adjusted Net Income for the 2020 Earnout Year is equal to or greater than Three Hundred and Fifteen Million Renminbi (RMB315,000,000) (the “2020 Earnout Target” and together with the 2019 Earnout Target, the “Earnout Targets”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive from the Purchaser, as additional consideration for the purchase of the Purchased Shares, an additional Five Million (5,000,000) Purchaser Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “2020 Earnout Shares”, and collectively with the 2019 Earnout Shares, the “Earnout Shares”)). In the event that an Earnout Target is not met for any Earnout Year, the Sellers shall not be entitled to receive any Earnout Shares for such Earnout Year; provided, that in the event that the aggregate Purchaser Adjusted Net Income for both Earnout Years combined is at least Four Hundred and Ninety Five Million Renminbi (RMB495,000,000) (the “Aggregate Earnout Target”), the Sellers shall be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”). For the avoidance of doubt, any determination of the Purchaser Adjusted Net Income that is not otherwise in Renminbi will be expressed in Renminbi by converting the applicable currency to Renminbi using the applicable exchange rate as of the last day of the applicable Earnout Year.

(b) As soon as practicable (but in any event within ten (10) Business Days) after Purchaser’s filing of the annual audited consolidated financial statements for Purchaser and its Subsidiaries with the SEC on Form 20-F or 10-K (or other equivalent SEC form) for each Earnout Year, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Purchaser Representative and the Seller Representative (each, a “Representative Party”) a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.4 of (i) the Purchaser Adjusted Net Income for such Earnout Year based on such audited financial statements, (ii) for the 2020 Earnout Year only, the aggregate Purchaser Adjusted Net Income for both Earnout Years combined based on such audited financial statements and the finally determined Earnout Statement for the 2019 Earnout Year, and (iii) whether the Sellers are entitled to receive Earnout Shares for such Earnout Year as a result of achieving the applicable Earnout Target or, with respect to the 2020 Earnout Year only, the Aggregate Earnout Target. Each Representative Party will have thirty (30) days after its receipt of an Earnout Statement to review it. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and the Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to the Earnout Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Earnout Statement, then such Representative Party will have waived its right to contest the Earnout Statement, and all determinations and calculations set forth therein, and whether the Sellers have earned the Earnout Shares for such Earnout Year (or have otherwise achieved the Alternative Earnout). If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Representative Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.4(c). The Parties acknowledge that any information provided pursuant to this Section 1.4 will be subject to the confidentiality obligations of Section 6.13.

(c) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.4 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.4(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.4. It is the intent of the parties hereto that the Independent Expert Procedure and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) If for any Earnout Year there is a final determination in accordance with Section 1.4(b) that the Sellers are entitled to receive Earnout Shares for such Earnout Year (or have otherwise achieved the Alternative Earnout), then such Earnout Shares will be due upon such final determination and Purchaser will deliver such shares within ten (10) Business Days thereafter (subject to this Section 1.4(e))). Notwithstanding anything to the contrary contained herein, any obligation of the Purchaser to issue Earnout Shares under this Section 1.4 will be subject to offset against the indemnification obligations of the Indemnitors under Article VII, and the number of Earnout Shares to be issued will be reduced by (up to a maximum equal to the total maximum number of Earnout Shares) (i) the number of Earnout Shares used to satisfy indemnification claims that have been made and resolved in accordance with Article VII hereof on or prior to the issuance date of such Earnout Shares that have not been satisfied or sufficiently reserved using the Escrow Property in accordance with Section 1.3 and Article VII and (ii) a number of Earnout Shares necessary to satisfy indemnification claims that have been made in accordance with Article VII hereof and that remain unresolved on or prior to the issuance date of such Earnout Shares that have not been sufficiently reserved using the Escrow Property in accordance with Section 1.3 and Article VII (with such Earnout Shares under this clause (ii) determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VII and the Purchaser Share Price as of the date of issuance of the Earnout Shares). Promptly after the final resolution of all such pending indemnification claims, the remaining Earnout Shares that have been reserved for pending indemnification claims, if any, after using the Earnout Shares to satisfy the indemnification obligations for the pending indemnification claims that have been resolved, shall be issued by Purchaser to the Sellers, with each such Seller receiving its Pro Rata Share of such Earnout Shares.

(e) Following the Closing (including during the Earnout Period), Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Purchaser and its Subsidiaries. Each of Purchaser and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the Purchaser Adjusted Net Income and the ability of the Sellers to earn the Earnout Shares, and the Sellers will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

1.5 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Termination of Certain Agreements. Without limiting the provisions of Section 10.2, the Company and the Sellers hereby agree that, effective at the Closing, any agreement containing pre-emptive and special rights conferred to shareholders, or shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under any of the foregoing agreements or the Company’s Organizational Documents with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any of its Subsidiaries, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company or any of its Subsidiaries, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing as follows:

3.1 Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Vote. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the Required Shareholder Vote), on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue 200,000,000 Purchaser Ordinary Shares and 2,000,000 preference shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Act, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Closing Redemption or any redemption or conversion of Purchaser Ordinary Shares in connection with an Extension, if any (each, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, including any Redemption, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has made available to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002, as amended) with respect to any report referred to in clause (i) above. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements referenced in clause (iv) above are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities and (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2019, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Ordinary Shares as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article I to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreements (if applicable), the Registration Rights Agreement, the Escrow Agreement, the forfeiture provisions of this Agreement and any Liens incurred by a Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20 Independent Investigation. The Company has provided to the Purchaser access to its personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for purpose of enabling the Purchaser to conduct its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. Without limiting Section 7.3(d) hereof, the Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied upon the express representations and warranties of the Company Parties the Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company Parties, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company Parties and the Sellers, jointly and severally, hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company (including, but not limited to the VIEs and their Subsidiaries) is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of the other Target Companies, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Each Company Party has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which a Company Party is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by such Company Party’s board of directors and shareholders to the extent required by the Company’s Organizational Documents, the Cayman Islands Act and any other applicable Law or any Contract to which a Company Party or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of a Company Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Company Party is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company is authorized to issue 5,000,000 Company Ordinary Shares, of which 2,000,000 Company Ordinary Shares are issued and outstanding. No Company Ordinary Shares are held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. All of the issued and outstanding Company Ordinary Shares are owned of record and beneficially by the Persons set forth on Schedule 4.3(a), all of which Company Ordinary Shares are owned free and clear of any Liens other than those imposed under the Company Charter or applicable securities Laws. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. No other class of shares or equity securities of the Company is authorized or outstanding will be outstanding immediately after the Closing. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s shares or other equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(c), since January 1, 2017, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the Company’s board of directors has not authorized any of the foregoing.

4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests in or of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth on Schedule 4.4(a), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 4.4(a), no Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or pay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests in or of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Glory Star HK is a wholly-owned Subsidiary of the Company, and is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. Except for the pledge of the shares of the VIE Shareholders to be made to the VIEs pursuant to the VIE Contracts, there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of any VIE. Pursuant to the VIE Contracts, upon the execution thereof, substantially all of the profits of the VIEs are paid to the WFOE and the VIEs are contractually controlled by the WFOE.

(c) The capital and organizational structure of each Target Company organized or registered in the PRC (each, a “PRC Target Company”) are valid and in full compliance with the applicable PRC Laws. Except as set forth on Schedule 4.4(c), the registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment. The Establishment Documents of each PRC Target Company has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws in the PRC.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the final unsigned audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), subject to auditor’s final review, consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018 and December 31, 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Draft Audited Financial Statements”), (ii) when delivered by the Company, the final audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018 and December 31, 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Final Audited Financial Statements”), (iii) the Company prepared financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2019 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, and (iv) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of July 31, 2019, and the related unaudited consolidated income statement for the seven (7) months then ended (the financial statements described in clauses (iii) and (iv), the “Management Reports”). True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) except for the Management Reports, were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) except for the Management Reports, comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2016, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(d). Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, or for actions expressly contemplated by this Agreement, since January 1, 2019, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2014, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, including relevant value-added telecommunication service permits, broadcast and television program production permit, internet cultural operation permits, food business permit and online food distribution third-party platform registration (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit. All filings and registrations with PRC Governmental Authorities required in respect of each of the PRC Target Companies and its operations, including the registrations with the Ministry of Commerce, the State Administration of Press, Publication, Radio, Film and Television, the Ministry of Culture and Tourism, the State Administration for Market Regulation, the Ministry of Industry and Information Technology, the China Food and Drug Administration, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with applicable PRC Law.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2014), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2014, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2014, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Target Company and any Top Customer or Top Vendor;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that would be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (excluding “shrink wrap”, “click wrap” and “off the shelf” agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company is and has been in compliance in all material respects with and has performed all obligations imposed on it in the Company IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor to the Knowledge of the Company has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, data protection and security, and the collection, processing and use of personal information (collectively, “Data Protection Laws”). Each of the Target Companies has in place and regularly monitors and fully enforces privacy policies and guidelines compliant with all applicable Data Protection Laws. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is treated as a domestic corporation under Section 7874(b) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (ordinary wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned by, or leased, licensed or otherwise contracted to, a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified in the last audited financial statements included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list, as of the date hereof, of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2018, and (iii) any wages, salary, bonus, commission or other compensation paid or due and owing to each employee during or for the calendar year ending December 31, 2019. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will” or, with respect to employees located in China, with a “non-fixed term” in accordance with Chinese Labor Contract Law, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of any Target Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company, and each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written description of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2016, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of assets of a Target Company, purchase of additional equipment or material modification of any of methods of doing business by a Target Company.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2016. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Vendors. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2018 and (b) the period from January 1, 2019 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with a Target Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.26 Certain Business Practices. No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable or similar Law of any other country or other jurisdiction, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. The operations of each Target Company are and have been conducted at all times in compliance with laundering money statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years. None of the Target Companies has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

4.27 PRC Compliance.

(a) Each of the Target Companies has complied, and has taken all steps to ensure compliance by each of its equity holders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC Governmental Authorities currently in effect (including the Ministry of Commerce, the National Development and Reform Commission, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange) (the “SAFE”) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment and Listing Regulations”), including requesting each such Person that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations (including any applicable rules and regulations of the SAFE).

(b) Each Company Party is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and any official clarifications, guidance, interpretations or implementation rules in connection with or related thereto in effect on the applicable Closing Date (the “PRC Mergers and Acquisitions Rules”) jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the CSRC and the State Administration of Foreign Exchange on August 8, 2006, including the provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. Each Company Party has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel, and such Company Party understands such legal advice. In addition, Each Company Party has communicated such legal advice in full to each of its directors and each such director has confirmed that he or she understands such legal advice. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents (A) are not adversely affected by the PRC Mergers and Acquisitions Rules and (B) do not require the prior approval of the CSRC or any other Governmental Authority.

4.28 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.29 Finders and Brokers. Except as set forth in Schedule 4.29, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.30 Independent Investigation. Each Company Party has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Company Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules), and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31 VIE Contracts. Upon the due execution and delivery of the VIE Contracts by the parties thereto:

(a) the Company or any of its Subsidiaries, the VIEs and the VIE Shareholders have the legal right, power and authority (corporate and other) to enter into and perform its obligations under each applicable VIE Contract to which it is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each VIE Contract to which it is a party.

(b) to the extent permitted by applicable Laws, each VIE Contract constitutes a valid and legally binding obligation of the parties named therein and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(c) the execution and delivery by each party named in each VIE Contract, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, any provision of its constitutional documents as in effect at the date hereof, or any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any Indebtedness or other liability of the Company or any of its Subsidiaries or to increase the rate of interest presently in effect with respect to any Indebtedness of the Company or any of its Subsidiaries or (iii) result in the creation of any Lien, claim, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries;

(d) all Consents required in connection with the VIE Contracts have been made or unconditionally obtained in writing, and no such Consent has been withdrawn or subject to any condition precedent which has not been fulfilled or performed.

(e) each VIE Contract is in full force and effect and no party to any VIE Contract is in breach or default in the performance or observance of any of the terms or provisions of such VIE Contract. None of the parties to any VIE Contract has sent or received any communication regarding termination of or intention not to renew any VIE Contract, and no such termination or non-renewal has been threatened by any of the parties thereto; and

(f) (i) the WFOE has full control over each VIE and enjoys all of the economic benefits from the operation of the VIEs and their Subsidiaries; (ii) each VIE is a “variable interest entity” of the Company and its financial results are consolidated onto the Company’s consolidated financial statements as if it were a fully owned Subsidiary of the Company, under GAAP; and (iii) the control by the WFOE over the VIEs and the establishment of such captive structure does not violate any applicable Laws.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company Parties expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Solicitation Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Parties expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Parties make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.33 Disclosure. No representations or warranties by the Company Parties in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents), with each Seller owning the Purchased Shares set forth on Annex I. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

5.4 Governmental Approvals. Except as otherwise described in Schedule 5.4, no Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

5.5 Non-Contravention. Except as otherwise described in Schedule 5.5, the execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of any Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on any Seller.

5.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.7 Investment Representations. Each Seller: (a) is either (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act or (ii) not a “U.S. person” as that term is defined pursuant to Regulation S under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article III (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.9 Independent Investigation. Each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

5.10 Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Solicitation Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), each Company Party shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company Parties’ respective Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company Parties and the Sellers.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, each Company Party shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Vendors, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each Company Party shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge or dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (other than the VIE Contracts);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 (individually or in the aggregate);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee outside of the ordinary course of business, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license (other than in the ordinary course of business) to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the material Company Registered IP, Company IP Licenses or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or VIE Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Company Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of shares or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of a Company Party (other than the VIE Contracts);

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice) (other than entering into the VIE Contracts); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 6.2(a) and 6.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Ordinary Shares or other equity securities of the Company or options, warrants or other rights to acquire, or that are exchangeable or convertible for any equity securities of the Company, and (ii) no Seller shall sell, transfer or dispose of any Company Ordinary Shares owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company securities (the “New Seller”) executes and delivers to Purchaser, the Company, the Purchaser Representative and the Seller Representative a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Company to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to the Purchaser, the Company, the Purchaser Representative and the Seller Representative any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for such New Seller. Notwithstanding the foregoing, during the Interim Period each Seller is permitted to transfer its Company Ordinary Shares to another Seller with the prior written consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned, and the Parties will make such adjustments to Annex I to reflect such changes to the Sellers’ Pro Rata Shares.

6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except (x) as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment, if any), (y) to the extent reasonably necessary or appropriate by the Purchaser, the incurrence of Expenses by the Purchaser or the borrowing or financing of its Expenses or in connection with any PIPE Investment, if any, or (z) as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge or dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (including any such issuances to pay or settle the IPO Underwriter’s fees);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of shares or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $10,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. During the Interim Period, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

(b) As promptly as practicable after the date of this Agreement, but in any event on or before September 16, 2019, the Company will provide to the Purchaser the Draft Audited Financial Statements.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Ordinary Shares and the Purchaser Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to any Company Party, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to a Company Party, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company Parties and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company Parties and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares and/or Earnout Shares in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company Parties, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company Parties, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company Parties, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company Parties, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company Parties, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company Parties, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 Proxy Statement/Tender Offer.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company Parties and the Sellers, and file with the SEC, (x) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) or, in addition to or in lieu thereof, (y) an Offer to Purchase (the “Offer to Purchase”) to commence a tender offer, in either case, offering to redeem from its Public Shareholders their Purchaser Ordinary Shares in accordance with the Purchaser Charter and the IPO Prospectus (the “Closing Redemption”) (the Proxy Statement and/or the Offer to Purchase, together with the documents included or referred to therein pursuant to which the Closing Redemption will be made, with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Solicitation Documents”), and each of the Purchaser and the Company Parties shall use its commercially reasonable efforts to obtain and furnish the information required by the Exchange Act to be included in the Solicitation Documents all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Solicitation Documents, the Purchaser shall seek (i) if required, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Islands Act, and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of a Second Amended and Restated Memorandum and Articles of Association of Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”), which Amended Charter will, among other things, change the name of the Purchaser effective as of the Closing to “Glory Star New Media Group Holdings Limited”, (iii) the adoption and approval of the new omnibus equity incentive plan for the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain Representatives of the Purchaser and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Purchaser Ordinary Shares, with the total awards under the Incentive Plan being equal to a percentage to be agreed upon by the Purchaser and the Company prior to the filing of the initial Solicitation Documents with the SEC (such percentage to be in the range from five percent (5%) to seven and one-half percent (7.5%)) of the aggregate number of Purchaser Ordinary Shares issued and outstanding immediately after the Closing, (iv) to appoint the members of the Post-Closing Purchaser Board in accordance with Section 6.16 hereof, (v) to obtain any and all other approvals necessary or desirable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the approvals described in the foregoing clauses (i) through (v), collectively, the “Shareholder Approval Matters”), and (vi) the adjournment of the Shareholder Meeting, if necessary or appropriate in the reasonable determination of the Purchaser. If on the date for which the Shareholder Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Vote, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Shareholder Meeting. In connection with the Solicitation Documents, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the Cayman Islands Act and the rules and regulations of the SEC and Nasdaq.

(b) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Solicitation Documents, the Purchaser shall ensure that, when filed, the Solicitation Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Solicitation Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company Parties and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, equity holders officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Solicitation Documents, which information provided by the Company Parties and the Sellers shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Subject to compliance by the Company Parties and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Solicitation Documents, the Purchaser shall cause the Solicitation Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Solicitation Documents (including, in each case, any amendments or supplements thereto) to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of the Company and its Representatives. The Purchaser, the Company Parties, the Sellers and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Closing Redemption or the Solicitation Documents and promptly correct any information provided by such Party for use in the Solicitation Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Solicitation Documents and cause the Solicitation Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Closing Redemption or the Solicitation Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Company Parties and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Solicitation Documents, and responding in a timely manner to comments from the SEC. As promptly as reasonably practicable after the Solicitation Documents have “cleared” comments from the SEC, the Purchaser shall cause the definitive Solicitation Documents to be filed with the SEC and disseminated to the holders of Purchaser Ordinary Shares.

(c) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, that should be set forth in an amendment or supplement to the Solicitation Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party and shall cooperate with the other Parties to ensure that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

6.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the Purchaser Representative and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall prepare and file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.13 Confidential Information.

(a) The Company Parties and the Sellers hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that any Company Party, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company Parties and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that a Company Party, a Seller or an Affiliate of any of them may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VII in which case, the costs and expense will be borne by the parties as set forth in Article VII).

6.15 Documents and Information. After the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Target Companies) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Effective upon or immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, (i) the four (4) persons who have been designated by the Company prior to the Closing (the “Company Directors”) and (ii) one (1) person who has been designated by the Purchaser prior to the Closing (the “Purchaser Director”). The Purchaser Director and at least two (2) of the Company Directors shall qualify as independent directors under applicable Nasdaq rules. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing or such other individuals as designated by the Company prior to the Closing and reasonably acceptable to the Purchaser.

(c) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser (the “D&O Indemnified Persons”) as provided in the Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause its Organizational Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 6.16(c) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

6.17 Use of Trust Account Proceeds . The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by the Purchaser from any PIPE Investment, if any, shall first be used (i) to pay the Purchaser’s accrued Expenses, (ii) to pay the Purchaser’s deferred Expenses (including any legal fees) of the IPO and (iii) to pay for any loans or other outstanding obligations owed by the Purchaser to the Sponsor. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes. In the event that at the Closing, the Purchaser does not have sufficient funds to pay in full any loans or other obligations owed to the Sponsor, the Company will pay such amounts at the Closing.

6.18 Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing.

6.19 Tax Matters.

(a) The Purchaser, the Company Parties, Sellers and their respective Affiliates will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with any Tax matters relating to the Target Companies (including by the provision of reasonably relevant records or information). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party in connection with such efforts.

(b) PRC Tax Bulletin No. 7.

(i) The Parties hereby acknowledge, covenant and agree that (x) the Purchaser shall have no obligation to pay any Tax assessed by the applicable PRC Governmental Authority on the Sellers, or any other Tax of a nature that is required by applicable Law to be paid by the Sellers with respect to the sale of the Purchased Shares pursuant to this Agreement, and (y) the Sellers agree to bear and pay any Tax assessed by the applicable PRC Governmental Authority on any Target Company with respect to the sale of the Purchased Shares pursuant to this Agreement.

(ii) The Sellers shall (x) at their own expense, as soon as possible within thirty (30) days following the date of this Agreement and prior to the Closing Date, report the sale of the Purchased Shares to the applicable PRC Governmental Authority in accordance with the reporting provisions under the PRC State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (the PRC State Administration of Taxation Bulletin [2015] No. 7, dated February 3, 2015, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC, the “PRC Tax Bulletin No. 7”) (and make such filings and disclosures in accordance therewith) and (y) timely pay any Tax assessed by the applicable PRC Governmental Authority (to the extent that such PRC Governmental Authority requires any Taxes to be paid) on any Target Company with respect to the transactions contemplated under this Agreement in accordance with applicable Law. After such Tax reporting, the Target Companies and Sellers agree to use their commercially reasonable efforts to promptly submit all documents lawfully requested by the applicable PRC Governmental Authority in connection with such Tax reporting and shall deliver to the Purchaser a duplicate of the PRC Tax Bulletin No. 7 filing documents as well as a copy of proof issued by the applicable PRC Governmental Authority with respect to any Tax payment made by the Sellers pursuant to this subsection (ii) (or written assessment notice issued by the PRC Governmental Authority if payment is not required).

(iii) The Purchaser shall have the right, but is under no obligation, to make applicable tax filings with a relevant PRC Governmental Authority, and the Sellers and the Target Companies shall cooperate in good faith in the Purchaser’s filing, if any, and provide all necessary assistance and information of the Sellers and the Target Companies to the Purchaser in a timely manner, provided that the Purchaser’s failure to so make the filings shall not relieve the Sellers from any obligation to indemnify, defend and hold harmless the Purchaser in this regard.

6.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and the Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

6.21 Execution of VIE Contracts. As soon as practicable after the date of this Agreement (but in any event on or prior to September 16, 2019), the WFOE and the VIEs shall, and the Company Parties and the Sellers shall cause each of them, each VIE Shareholder and other relevant Person required to be a party thereto, to (i) duly execute and deliver the VIE Contracts, pursuant to which the WFOE shall have full control over each of the VIEs and enjoy all of the economic benefit from the operations of the VIEs and their Subsidiaries, (ii) file the registration of the pledge created on the equity interests of the VIEs to the extent permitted by applicable Law and in accordance with the VIE Contracts with the relevant PRC State Administration for Market Regulation, and (iii) provide copies and relevant documentation to Purchaser with respect to the items described in clauses (i) and (ii) above. For the avoidance of doubt, the evidence from the applicable Governmental Authorities that the registration described in clause (ii) above has been completed may be delivered by the Company Parties after September 16, 2019.

Article VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival.

(a) All representations and warranties of the Company Parties and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that (i) the representations and warranties contained in Sections 4.14 (Taxes and Returns), 4.19 (Benefit Plans), 4.20 (Environmental Matters), 4.32 (Information Supplied) and 5.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.29 (Finders and Brokers), 4.30 (Independent Investigation), 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership), 5.7 (Investment Representations), 5.8 (Finders and Brokers) and 5.9 (Independent Investigation) will survive indefinitely (such representations and warranties referenced in clauses (i) and (ii), collectively, the “Special Representations”). Additionally, Fraud Claims relating to any Target Company or any Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company Parties and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by any Company Party, any Seller or the Seller Representative pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (b) thereof may be made at any time.

(b) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser or the Purchaser Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser, the Purchaser Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

7.2 Indemnification by the Sellers. Subject to the terms and conditions of this Article VII, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitor”) will jointly and severally indemnify, defend and hold harmless the Purchaser, the Purchaser Representative and their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by any Company Party or any Seller set forth in this Agreement or in any certificate delivered by any Company Party, any Seller or the Seller Representative pursuant to this Agreement; (b) the breach of any covenant or agreement on the part of any Seller, any Company Party or, with respect to covenants or agreements to be performed after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by any Company Party, any Seller, the Seller Representative or the Purchaser pursuant to this Agreement; (c) any and all Liabilities for Taxes (i) in connection with or arising out of the Target Companies’ activities or business on or before the Closing Date, (ii) owing by any Person (other than a Target Company) for which a Target Company is liable where the Liability of the Target Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, or (iii) attributable to or assessed on the proceeds of the sale of the Purchased Shares contemplated under this Agreement; or (d) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

7.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article VII, the Indemnitees will not be entitled to receive any indemnification payments under clause (a) of Section 7.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article VII exceeds Two Million One Hundred Twenty-Five Thousand U.S. Dollars ($2,125,000) (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Special Representation or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments to which the Indemnitors will be obligated to pay in the aggregate (i) under clause (a) of Section 7.2 (other than claims for breach of any Special Representations or any Fraud Claims) shall not exceed an amount equal to the value of the Escrow Property in the Escrow Account in accordance with this Agreement, plus the value of the Earnout Shares (based on the then current Purchaser Share Price), or (ii) under Section 7.2 as a whole (other than Fraud Claims) shall not exceed an amount equal to the Company Equity Valuation.

(c) For all purposes of this Article VII, including for purposes of determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d) No investigation or knowledge by the Purchaser, the Purchaser Representative, any other Indemnitee or their respective Representatives of a breach of a representation, warranty, covenant or agreement of any Company Party, the Seller Representative, any Seller or any other Indemnitor shall affect the representations, warranties, covenants and agreements of any Company Party, the Seller Representative, any Seller or any other Indemnitor or the recourse available to any Indemnitee under any provision of this Agreement, including this Article VII, with respect thereto.

(e) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

7.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Seller Representative shall have the sole right to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article VII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnitors and, prior to the Expiration Date, the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative (and, so long as any Escrow Property remains in the Escrow Account, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c) In the case of any claim for indemnification under this Article VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnitee’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Seller Representative unless (i) the Seller Representative fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnitor and the Purchaser Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Escrow Property in the Escrow Account (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Seller Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnitee will, at the request and expense of the Seller Representative on behalf of the Indemnitor, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, fails to notify the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Purchaser Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Purchaser Representative without the prior written consent of the Seller Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Seller Representative’s right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Purchaser Representative on behalf of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Indemnitor to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Purchaser Representative on behalf of the Indemnitee; provided, however, that consent by the Purchaser Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnitor to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VII and will have no further right to contest the validity of such Claim Notice. If the Seller Representative on behalf of the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement (subject to Section 11.4), any Ancillary Documents or applicable Law.

7.5 Timing of Payment; Right to Set-Off; Recovery of Shares.

(a) Any indemnification claims against the Indemnitors shall first be applied against the Escrow Shares and then against any other Escrow Property before any Indemnitor shall be required to make any out-of-pocket payment for indemnification. The sole source of recovery of the Indemnitees with respect to any indemnification claim made under clause (a) of Section 7.2 (other than claims for breach of any Special Representations or any Fraud Claims) shall be the Escrow Property in the Escrow Account and any Earnout Shares.

(b) Any indemnification obligation of an Indemnitor under this Article VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4 (and the Purchaser Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to the Purchaser or its successors. With respect to any indemnification payment, the value of each Escrow Share, Earnout Share or any other Purchaser Ordinary Shares for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. Any Escrow Shares, Earnout Shares or other Purchaser Ordinary Shares received by the Purchaser as an indemnification payment shall be promptly cancelled by the Purchaser after its receipt thereof.

(c) The provisions of this Article VII notwithstanding, at the sole discretion of the Purchaser Representative and without limiting any other rights of the Purchaser or any other Indemnitee under this Agreement or any Ancillary Document or at law or equity, to the extent that it is established that the Purchaser or another Indemnitee is entitled to indemnification hereunder, if a Indemnitor fails or refuses to promptly indemnify the Purchaser or such other Indemnitee as provided herein then the Purchaser may, at the sole election of the Purchaser Representative, (i) offset the full amount to which the Purchaser or such other Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to the Sellers or such other Indemnitor pursuant to this Agreement or any Ancillary Document, including by offsetting such indemnification obligations against any Earnout Shares otherwise required to be delivered to the Sellers under this Agreement and/or (ii) claim a portion of the Purchaser Ordinary Shares then owned by such Indemnitor up to an amount equal in value (based on the then current Purchaser Share Price) to the amount owed by such Indemnitor. In the event that such Indemnitor fails to promptly transfer any such Purchaser Ordinary Shares pursuant to this Section 7.5, the Purchaser Representative on behalf of the Purchaser shall be and hereby is authorized as the attorney-in-fact for such Indemnitor to transfer such Purchaser Ordinary Shares to the proper recipient thereof as required by this Section 7.5 and may transfer such Purchaser Ordinary Shares and cancel the share certificates for such Purchaser Ordinary Shares on the books and records of the Purchaser and issue new share certificates to such transferee and may instruct its agents and any exchanges on which Purchaser Ordinary Shares are listed or traded to do the same.

7.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims relating to any Target Company or any Seller or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 11.7), or claims under the terms of the Ancillary Documents, indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser and the Seller Representative of the following conditions:

(a) Required Purchaser Shareholder Approval. This Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Solicitation Documents shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Solicitation Documents (the “Required Shareholder Vote”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) Net Tangible Assets Test. Upon the Closing and after giving effect to the completion of the Closing Redemption and any PIPE Investment, if any, the Purchaser (together with the Target Companies on a combined basis) shall have net tangible assets of at least $5,000,001.

(i) Nasdaq Listing. The Purchaser, immediately after the Closing and after giving effect to the conversion of the Purchaser Public Rights into Purchaser Ordinary Shares and the Closing Redemption, the issuance of the Exchange Shares and any PIPE Shares and any of the other transactions contemplated by this Agreement, shall have at least 300 round-lot shareholders, and the Purchaser and the Company shall have received reasonable evidence that the Purchaser Ordinary Shares shall remain listed on Nasdaq immediately following the Closing.

8.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (prior to giving effect to the Amended Charter), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Vote has been obtained and (D) the incumbency of officers of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the Purchaser Representative and the Escrow Agent.

(e) Effectiveness of Certain Ancillary Documents. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company Parties and the Sellers set forth in this Agreement and in any certificate delivered by any Company Party or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or any Seller.

(b) Agreements and Covenants. Each Company Party and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Company Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no earlier than thirty (30) days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Employment Agreements”), between each of the persons set forth on Schedule 8.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(d)(vi) hereto, each such Employment Agreement duly executed by the parties thereto.

(vii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(viii) Legal Opinion. Purchaser shall have received (A) a duly executed opinion from the Company’s counsel with respect to Cayman Islands Laws, and (B) a duly executed opinion from the Company’s counsel with respect to PRC Laws, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(ix) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost share certificates in form and substance reasonably acceptable to the Purchaser and consistent with the Cayman Islands Act), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(x) Registered Agent Letter. The Purchaser shall receive a copy of a letter, executed by all parties thereto, in the reasonably agreed form, to the Cayman Islands registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from and after the Closing.

(xi) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 8.3(d)(xi) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(xii) VIE Contracts. The Purchaser shall have received copies of the VIE Contracts duly executed by the WFOE, the VIEs, the VIE Shareholders and each other Person required to be party thereto, which VIE Contracts shall be in full force and effect in accordance with the terms thereof as of the Closing, and written record reasonably acceptable to Purchaser evidencing the completion of the registration of the pledge created on the equity interests of the VIEs to the extent permitted by applicable Law and in accordance with the VIE Contracts with the relevant PRC State Administration for Market Regulation.

(e) Certain Ancillary Documents. Each (i) Non-Competition Seller that did not execute and deliver a Non-Competition Agreement on the date hereof shall have duly executed and delivered to the Purchaser a Non-Competition Agreement, (ii) Lock-Up Seller that did not execute and deliver a Lock-Up Agreement on the date hereof shall have duly executed and delivered to the Purchaser a Lock-Up Agreement, and (iii) Seller that did not execute and deliver the Registration Rights Agreement on the date hereof shall have duly executed and delivered to the Purchaser the Registration Rights Agreement. Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement (whether executed and delivered on the date of this Agreement or any time at or prior to the Closing) shall be in full force and effect in accordance with the terms thereof as of the Closing.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to a Company Party, any Target Company or Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company, if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by December 31, 2019 (the “Outside Date”) provided, that if the Purchaser seeks and receives the approval of its shareholders for an Extension, the Purchaser shall have the right by providing written notice thereof to the Company to extent the Outside Date for an additional period equal to the shorter of (i) three additional months and (ii) the period ending on the last date for the Purchaser to consummate its initial Business Combination pursuant to such Extension); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any other Company Party or any Seller) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any other Company Party or any Seller) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time any Company Party or any Seller is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by any Company Party or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by the Purchaser or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on any Target Company following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Shareholder Meeting (including any adjournment or postponement thereof) is held and has concluded, the shareholders of the Purchaser have duly voted, and the Required Shareholder Vote was not obtained;

(h) by written notice by the Company to the Purchaser, if the Purchaser does not have sufficient funds available at the Closing, either from the remaining cash and cash equivalents in the Trust Account after giving effect to the Closing Redemption or from the proceeds of any PIPE Investment (excluding any proceeds from a PIPE Investment by an investor sourced by the Company), if any, but for the avoidance of doubt excluding for purposes of this Section 9.1(h) any cash or cash equivalents of the Target Companies, to pay the IPO Underwriter’s fees under the Business Combination Marketing Agreement;

(i) by written notice by the Purchaser to the Company, if (i) the Company Parties have not fully satisfied all of the requirements of Section 6.21 on or prior to September 16, 2019 (provided, that upon the Company Parties delivering all of the requirements of Section 6.21 after September 16, 2019, the Purchaser shall not be permitted thereafter to terminate under this Section 9.1(i)(i)), or (ii) any of the VIE Contracts at any time thereafter are not in full force and effect in accordance with the terms thereof at such time of termination; or

(j) by written notice by the Purchaser to the Company if (i) the Company has not delivered the Draft Audited Financial Statements to the Purchaser on or prior to September 16, 2019 (provided, that upon the Company delivering the Draft Audited Financial Statements to the Purchaser after September 16, 2019, the Purchaser shall not be permitted thereafter to terminate under this Section 9.1(j)(i)), or (ii) if the Final Audited Financial Statements are materially different from the Draft Audited Financial Statements in an adverse manner, including any of the consolidated revenues, net income before taxes, or assets being more than five percent (5%) less than the amounts set forth in the Draft Audited Financial Statements or the consolidated liabilities being more than five percent (5%) greater than the amounts set forth in the Draft Audited Financial Statements.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 9.3, 9.4, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and 9.4 and this Section 9.2, but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 6.17, 9.4, 10.1, 11.14 and 11.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any expenses incurred in connection with any Extension.

9.4 Termination Fee. Notwithstanding Section 9.3 above, in the event that there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 9.1(e), then the Company Parties shall jointly and severally pay to the Purchaser a termination fee equal to Six Hundred Thirty-Nine Thousand U.S. Dollars ($639,000), plus the Expenses incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including any related SEC filings, the Solicitation Documents, any Redemption and any PIPE Investment (such aggregate amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within ten (10) Business Days after the Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against any Company Party or any Seller or any of their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) any Company Party or any Seller from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Each Company Party and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem or convert their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate its Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO (or up to twenty-two (22) months from the closing of the IPO if the Purchaser extends such period by issuing additional Purchaser Public Warrants as contemplated by the IPO Prospectus and the Purchaser’s Organizational Documents), (c) with respect to any interest income earned on the amounts held in the Trust Account, amounts necessary to pay for franchise and income taxes or (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company Party and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company Parties or any Seller, nor any of their respective Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any other proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and any Company Party or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each Company Party and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party of any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). Each Company Party and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and each Company Party and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that any Company Party, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, each Company Party and each Seller hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any other Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that any Company Party, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the commencing Person and its Affiliates the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

10.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 10.2.

Article XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser at or prior to the Closing, to:

TKK Symphony Acquisition Corporation
c/o Texas Kang Kai Capital Management (HongKong) Limited
2039, 2/F United Center, 95 Queensway Admiralty, Hong Kong
Attn: Sing Wang, Chairman and CEO
Telephone No.: +852 3643 1693
Email: sw@tkkcapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
              Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
             Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

If to the Purchaser Representative, to:

TKK Symphony Sponsor 1
c/o Texas Kang Kai Capital Management (Hong Kong) Limited
2039, 2/F United Center, 95 Queensway Admiralty, Hong Kong
Attention: Sing Wang, Chairman and CEO
Telephone No.: +852 3643 1693
Email: sw@tkkcapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
             Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300 Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
             Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

If to any Company Party at or prior to the Closing, to:

Glory Star New Media Group Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Attn: Zhang Bing, CEO and President
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

If to the Seller Representative or any Seller, to:

Zhang Bing Glory Star New Media Group Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

If to the Purchaser or any Company Party after the Closing, to:

Glory Star New Media Group Holdings Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Attn: Zhang Bing, CEO and President
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
             Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
             Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company and the Seller Representative (and, if after the Closing, the Purchaser Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.16(c), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the procedures under Section 1.4 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Seller Representative and, if after the Closing, the Purchaser Representative.

11.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself, the other Company Parties and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by the Purchaser shall also require the prior written consent of the Purchaser Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by a Company Party to be given, delivered, provided or made available by a Company Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints TKK Symphony Sponsor 1, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the achievement of the Earnout Targets or the Alternative Earnout Target and the delivery of the Earnout Shares under Section 1.4, and in each case any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Seller Representative, any Company Party, any Seller or other Indemnitor relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Purchaser Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

11.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Bing Zhang in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the achievement of the Earnout Targets or the Alternative Earnout Target and the delivery of the Earnout Shares under Section 1.4, and in each case any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, the Purchaser or any other Indemnitee relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII, shall be binding upon the Sellers and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the Purchaser Representative, the Purchaser, the Company Parties, the Indemnitees and the Indemnitors may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. The Purchaser Representative, the Purchaser, the Company Parties and each Indemnitee and Indemnitor shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnitee pursuant to Article VII, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller nor any other Indemnitor shall have any cause of action against the Purchaser Representative, the Purchaser, any Company Party or any Indemnitee for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company Parties and the Indemnitees shall not have any Liability to any Seller or other Indemnitor for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 11.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to the Sellers for any Losses that any Seller or other Indemnitor may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. In no event shall the Seller Representative in such capacity be liable to the Sellers hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time, but the Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser and the Sponsor in connection with this Agreement and the Ancillary Documents, and has also represented the Purchaser, the Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsor or any subsequent Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company Parties, the Sellers and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, any subsequent Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company Parties, the Sellers and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, the Sponsor, any subsequent Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by the Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing. Notwithstanding anything to the contrary contained herein, each of the WFOE, the VIEs, their respective Subsidiaries, and each of the other entities whose financial information is included in the audited consolidated financial statements of the Company for the year ended December 31, 2018 shall be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Escrow Agreement and the Incentive Plan, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement, including the Amended Charter and the Employment Agreements.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination Marketing Agreement” means the Business Combination Marketing Agreement, dated as of August 15, 2018, between the Purchaser and the IPO Underwriter, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Islands Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the aggregate amount of the cash and cash equivalents of the Target Companies (on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of a Target Company as of such time), each on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and in effect under the Cayman Islands Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company Parties, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) (b) all obligations for the deferred purchase price of property or services (other than trade payables and other expenses incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means an independent (i.e., no prior material business relationship with any party for the prior two (2) years) internationally recognized accounting firm that is mutually acceptable to the Purchaser Representative and the Seller Representative acting reasonably; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the Purchaser Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the procedures of the AAA. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.4.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 15, 2018, and filed with the SEC on August 17, 2018 (File No. 333-226423).

“IPO Underwriter” means EarlyBirdCapital, Inc., the lead underwriter in Purchaser’s IPO.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Shareholder Vote or, if sought by the Purchaser, an Extension shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate or incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC” means the People’s Republic of China.

“Purchaser Adjusted Net Income” means with respect to any designated period of time, the amount of consolidated net income of Purchaser and its Subsidiaries, including the Target Companies, on a consolidated basis, for such period, as determined in accordance with the Accounting Principles, consistently applied, but subject to such modifications and adjustments as set forth on Annex II hereto.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser, as amended and in effect on the date hereof.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by any Company Party, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to any Company Party, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Share” means an ordinary share, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Private Warrant” means a warrant that was issued in a private placement to the Sponsor by the Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one-half (½) of a Purchaser Ordinary Share at a purchase price of $5.75 per half Purchaser Ordinary Share (or $11.50 per whole Purchaser Ordinary Share).

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Warrant and one (1) Purchaser Public Right.

“Purchaser Public Warrant” means one warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (½) of a Purchaser Ordinary Share at a purchase price of $5.75 per half Purchaser Ordinary Share (or $11.50 per whole Purchaser Ordinary Share).

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants, and the Purchaser Private Warrants, collectively.

“Purchaser Share Price” means an amount equal to the VWAP of the Purchaser Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted from Public Shareholders pursuant to the Closing Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, the WFOE, each VIE, each of their respective Subsidiaries and each of the other entities (other than the Company) whose financial information is included in the audited consolidated financial statements of the Company for the year ended December 31, 2018 shall be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (including any of the WFOE, either VIE and any of their respective Subsidiaries).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Purchaser Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated as of August 15, 2018, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VIE Contracts” means, collectively, the documents to be duly executed and delivered pursuant to Section 6.21 by all of the parties required to be party thereto, the forms of which are attached hereto as Exhibit D.

“VIE Shareholders” means the Persons who directly or indirectly own interests in either of the VIEs as set forth on Annex III hereto.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2019 Earnout Shares	1.4(a)	Closing Date	2.1
2019 Earnout Target	1.4(a)	Closing Filing	6.12(b)
2019 Earnout Year	1.4(a)	Closing Press Release	6.12(b)
2020 Earnout Shares	1.4(a)	Closing Redemption	6.11(a)
2020 Earnout Target	1.4(a)	Company	Preamble
2020 Earnout Year	1.4(a)	Company Benefit Plan	4.19(a)
AAA Procedures	11.4	Company Directors	6.16(a)
Accounts Receivable	4.25	Company Disclosure Schedules	Article IV
Acquisition Proposal	6.6(a)	Company Equity Valuation	1.2
Aggregate Earnout Target	1.4(a)	Company Financials	4.7(a)
Agreement	Preamble	Company IP	4.13(d)
Alternative Earnout	1.4(a)	Company IP Licenses	4.13(a)
Alternative Transaction	6.6(a)	Company Material Contract	4.12(a)
Amended Charter	6.11(a)	Company Parties	Preamble
Antitrust Laws	6.9(b)	Company Permits	4.10
Basket	7.3(a)	Company Personal Property Leases	4.16
Business Combination	10.1	Company Real Property Leases	4.15
CFO	1.4(b)	Company Registered IP	4.13(a)
Claim Notice	7.4(b)	CSRC	4.27(a)
Closing	2.1	D&O Indemnified Persons	6.16(c)
Data Protection Laws	4.13(f)	Post-Closing Purchaser Board	6.16(a)
Dispute	11.4	PRC	Preamble
Draft Audited Financial Statements	4.7(a)	PRC Establishment Documents	4.4(c)
Earnout Period	1.4(a)	PRC Mergers and Acquisitions Rules	4.27(b)
Earnout Shares	1.4(a)	PRC Overseas Investment and Listing Regulations	4.27(a)
Earnout Statement	1.4(b)	PRC Target Company	4.4(c)
Earnout Targets	1.4(a)	PRC Tax Bulletin No. 7	6.19(b)(ii)
Earnout Year	1.4(a)	Pro Rata Share	1.2
EGS	2.1	Proxy Statement	6.11(a)
Employment Agreements	8.3(d)(vi)	Public Shareholders	10.1
Enforceability Exceptions	3.2	Purchased Shares	1.1
Environmental Permit	4.20(a)	Purchaser	Preamble
Escrow Account	1.3(a)	Purchaser Director	6.16(a)
Escrow Agreement	1.3(a)	Purchaser Disclosure Schedules	Article III
Escrow Shares	1.3(a)	Purchaser Financials	3.6(b)
Exchange Shares	1.2	Purchaser Material Contract	3.13(a)
Expenses	9.3	Purchaser Representative	Preamble
Expiration Date	1.3(b)	Redemption	3.5(b)
Extension	6.3(a)	Registration Rights Agreement	Recitals
Federal Securities Laws	6.11(b)	Related Person	4.21
Final Audited Financial Statements	4.7(a)	Released Claims	10.1
Glory Star HK	Recitals	Releasing Persons	10.2
Horgos	Preamble	Representative Party	1.4(b)
Incentive Plan	6.11(a)	Required Shareholder Vote	8.1(a)
Indemnitee	7.2	Resolution Period	11.4
Indemnitor	7.2	SAFE	4.27(a)
Independent Expert Notice Date	1.4(b)	SEC Reports	3.6(a)
Interim Balance Sheet Date	4.7(a)	Seller Representative	Preamble
Interim Period	6.1(a)	Sellers	Preamble
Lock-Up Agreement	Recitals	Shareholder Approval Matters	6.11(a)

Term	Section	Term	Section
Lock-Up Seller	Recitals	Shareholder Meeting	6.11(a)
Loss	7.2	Signing Filing	6.12(b)
Management Reports	4.7(a)	Signing Press Release	6.12(b)
Non-Competition Agreement	Recitals	Solicitation Documents	6.11(a)
Non-Competition Seller	Recitals	Special Representations	7.1(a)
Objection Statement	1.4(b)	Specified Courts	11.5
Off-the-Shelf Software	4.13(a)	Termination Fee	9.4
Offer to Purchase	6.11(a)	Third Party Claim	7.4(c)
Outbound IP License	4.13(c)	Top Customer	4.23
Outside Date	9.1(b)	Top Vendor	4.23
Party(ies)	Preamble	VIEs	Preamble
Pending Claims	1.3(b)	WFOE	Preamble
PIPE Investment	6.20	Xing Cui Can	Preamble
PIPE Shares	6.20

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

TKK SYMPHONY ACQUISITION CORPORATION

By:	/s/ Sing Wang
Name: Sing Wang
Title: Chairman and CEO

The Purchaser Representative:

TKK SYMPHONY SPONSOR 1, solely in its capacity as the Purchaser Representative hereunder

By:	/s/ Sing Wang
Name: Sing Wang
Title: Chairman and CEO

{Signature Page To Share Exchange Agreement}

The Company:

GLORY STAR NEW MEDIA GROUP LIMITED

By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

The WFOE:

GLORY STAR NEW MEDIA (BEIJING) TECHNOLOGY CO., LTD (耀世星辉新文娱(北京 ) 科技有限公司)

By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

The VIEs

HORGOS GLORY STAR MEDIA CO., LTD. (霍尔果斯耀世星辉文化传媒有限公司)

By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

XING CUI CAN INTERNATIONAL MEDIA (BEIJING) CO., LTD. (星璀璨国际传媒(北京)有限公司)

By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

{Signature Page To Share Exchange Agreement}

The Seller Representative:

/s/ Zhang Bing
ZHANG BING, solely in his capacity as the Seller Representative hereunder

The Sellers:

HAPPY STARLIGHT LIMITED

By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

ENJOY STARLIGHT LIMITED

By:	/s/ Lu Jia
Name: Lu Jia
Title: Director

FASHION STARLIGHT LIMITED

By:	/s/ Zhang Ran
Name: Zhang Ran
Title: Director

WEALTH STARLIGHT LIMITED

By:	/s/ Zhang Ronghui
Name: Zhang Ronghui
Title: Director

SPARKS STARLIGHT LIMITED

By:	/s/ Zhang Yinghao
Name: Zhang Yinghao
Title: Director

{Signature Page To Share Exchange Agreement}

EVEREST STARLIGHT LIMITED

By:	/s/ Xiao Jiangcong
Name: Xiao Jiangcong
Title: Director

STAR TWINKLE LIMITED

By:	/s/ Jin Hui
Name: Jin Hui
Title: Director

RICH STARLIGHT LIMITED

By:	/s/ Lin Hui
Name: Lin Hui
Title: Director

LILLY STARLIGHT LIMITED

By:	/s/ Li Hanying
Name: Li Hanyang
Title: Director

ONE STARLIGHT LIMITED

By:	/s/ He Yixing
Name: He Yixing
Title: Director

/s/ Xin Ailin
Xin Ailin

CB MANAGEMENT ADVISORY LIMITED

By:	/s/ Chan Yin Tsung
Name: Chan Yin Tsung
Title: Director

{Signature Page To Share Exchange Agreement}

As of October 16, 2019

ANNEX I

List of Sellers

Seller Name	No. of Purchased Shares Held by Seller	Pro Rata Share
Happy Starlight Limited	738,761	36.94%
Enjoy Starlight Limited	256,000	12.80%
Australia Eastern Investment Pty Ltd*	171,600	8.58%
Rich Starlight Limited	145,551	7.28%
Wealth Starlight Limited	142,518	7.13%
Sparks Starlight Limited	102,915	5.15%
Smart Best International Corporation Limited*	84,455	4.22%
Fashion Starlight Limited	80,000	4.00%
Chung Tung Lin*	75,471	3.77%
CEL Dynamic Growth Fund Limited*	58,823	2.94%
Lilly Starlight Limited	38,868	1.94%
Star Twinkle Limited	27,721	1.39%
Zhuang Jinbu*	18,000	0.90%
One Starlight Limited	14,151	0.71%
Grand Truth Group Limited*	13,333	0.67%
Lu Nan*	13,333	0.67%
Ring & King Investment Co., Limited*	12,500	0.63%
CB Management Advisory Limited	4,000	0.20%
Yang Haoyi*	2,000	0.10%
TOTAL	2,000,000	100.00%

*	Subject to such Seller as a New Seller in accordance with the requirements of Section 6.2(c) of the Share Exchange Agreement executing and delivering to Purchaser, the Company, the Purchaser Representative and the Seller Representative, a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Company to become bound by the terms and conditions of this Agreement as a Seller hereunder (which joinder will include, among other matters, representations and warranties that each New Seller is a bona fide purchaser for value and for investment purposes only, negotiated in an arm’s length transaction, and not a “U.S. person” as that term is defined pursuant to Regulation S under the Securities Act), as well as execute and deliver to the Purchaser, the Company, the Purchaser Representative and the Seller Representative any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement.

ANNEX II

Calculation of Purchaser Adjusted Net Income

The consolidated net income of Purchaser and its Subsidiaries shall be adjusted as follows to determine the Purchaser Adjusted Net Income used in connection with the determinations of whether the Earnout Targets or the Alternative Earnout Target have been achieved and whether Earnout Shares will be issued under Section 1.4 of the Agreement:

1.	To deduct the following:

(a)	Any income in respect of any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income;

(b)	Any revenues attributable to a discontinued business; and

(c)	Any revenues that are non-recurring and earned outside of the ordinary course of business.

2.	To add back the following:

(a)	Any expenses attributable to a discontinued business;

(b)	Any contingent consideration fair value change as a result of the issuance of the Earnout Shares; and

(c)	Any share-based compensation expense.

3.	If after the Closing and prior to the end of the Earnout Period, the Purchaser or its Subsidiaries acquires another entity or business, then the Purchaser Adjusted Net Income shall be computed without taking into consideration (a) the financial results of such acquired entity or business or (b) any impact such acquired entity or business would have on the consolidated financial results of the Purchaser.

Any accounting term that is used herein but not defined in the Agreement shall have the meaning normally ascribed to such term under GAAP.

ANNEX III
List of VIE Shareholders

Persons who, directly or indirectly, hold shares in Horgos, including:

1.	Xing Cui Can	8.	Jin Hui金晖;
2.	Zhang Bing 张兵;	9.	Li Hanying郦韩英;
3.	Lu Jia陆伽;	10.	Zhang Yinghao张颖豪;
4.	Zhang Ran张冉;	11.	Xiao Jiancong肖建聪;
5.	He Yixing贺一星;	12.	Liang Xianhong梁显宏; and
6.	Zhang Ronghui张荣辉;	13.	Everest Venture Capital Investment Co., Ltd. 北京朗玛峰创业投资管理有限公司.
7.	Lin Hui林晖;

Persons who, directly or indirectly, hold shares in Xing Cui Can, including:

1.	Zhang Bing 张兵;	6.	Lin Hui林晖;
2.	Lu Jia陆伽;	7.	Jin Hui金晖;
3.	Zhang Ran张冉;	8.	Li Hanying郦韩英;
4.	He Yixing贺一星;	9.	Zhang Yinghao张颖豪; and
5.	Zhang Ronghui张荣辉;	10.	Xiao Jiancong肖建聪.

Annex B

THE COMPANIES LAW (AS REVISED) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(Adopted by Special Resolution passed on [●])

THE COMPANIES LAW (AS REVISED) OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

sECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(adopted by Special Resolution passed on [●])

1.	The name of the Company is Glory Star New Media Group Holdings Limited.

2.	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to exercise all the functions of a natural person of full capacity.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The share capital of the Company is US$20,200 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 2,000,000 preferred shares of a par value of US$0.0001 each.

6.	The Company has the power to register by way of continuation outside of the Cayman Islands in accordance with the Companies Law and to de-register as an exempted company in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association have the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS REVISED) OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

(adopted by Special Resolution passed on [●])

1.	PRELIMINARY

1.1	Table A not to apply

The regulations contained or incorporated in Table A in the First Schedule to the Companies Law shall not apply to the Company and these Articles shall apply in place thereof.

1.2	Definitions

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;

“Auditor”	means the person (if any) for the time being performing the duties of auditor of the Company;

“Beneficial Ownership”	means, with respect to a security, sole or shared voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to acquire (or an obligation to acquire) or dispose, or to direct the acquisition or disposal of, such security) and/or a long economic exposure, whether absolute or conditional, to changes in the price of such security, in each case, whether direct or indirect, and whether though any contract, arrangement, understanding, relationship, or otherwise and “beneficial owner” shall mean a person entitled to such Interest;

“business day”	means any day on which the Exchange is open for the business of dealing in securities;

“certificated”	means, in relation to a Share, a Share which is recorded in the Register of Members as being held in certificated form;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“clear days”	in relation to the period of a notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or any Interests in Shares) are listed or quoted on an Exchange.

“Companies Law”	means the Companies Law (as revised) of the Cayman Islands, as amended or revised from time to time;

“Company”	means the above-named company;

“Depository”	means any person who is a Member by virtue of its holding Shares as trustee or otherwise on behalf of those who have elected to hold Shares in dematerialised form through a Depository Interest.

“Depository Interest”	means a dematerialised depository receipt representing the underlying Share in the capital of the Company to be issued by a Depository nominated by the Company.

“Directors”	means the directors for the time being of the Company or as the case may be, the Directors assembled as a board or as a committee thereof;

“Dollar” or “US$”	means the lawful currency of the United States of America;

“Electronic Record”	has the same meaning as in the Electronic Transactions Law;

“Electronic Transactions Law”	means the Electronic Transactions Law (as revised) of the Cayman Islands, as amended or revised from time to time;

“Exchange”	means the Nasdaq Stock Market for so long as any Shares or Interests in Shares are there listed or quoted and any other recognised securities exchange(s) on which any Shares or Interests in Shares are listed or quoted for trading from time to time;

“Exchange Rules”	means NASDAQ Listing Rules and any other relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing or quotation of any Shares (or any Interests in Shares) on an Exchange;

“Group”	means the group comprising the Company and its subsidiary undertakings (not including any parent undertaking of the Company);

“Group Undertaking”	means any undertaking in the Group, including the Company;

“Interest”	in securities or in a person means any form of Beneficial Ownership (including, for the avoidance of doubt, any derivative, contractual or economic right or contract for difference) of securities of such person;

“Listed Share”	means a Share that is listed or admitted to trading on an Exchange;

“Listed Share Register”	means the register of members which registers the holdings of Listed Shares;

“Member”	means any person from time to time entered in the Register of Members as a holder of one or more Shares and includes the Subscriber pending its entry therein;

“Memorandum”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”

means a resolution:

(a)      passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled by the Articles; or

(b)      approved in writing by all of the Members entitled to vote at a general meeting of the Company, passed in accordance with these Articles;

“Register of Members”	means the Listed Share Register, the Unlisted Share Register and any branch register(s) in each case as the context requires;

“Registered Office”	means the registered office for the time being of the Company in the Cayman Islands;

“Relevant System”	means any computer-based system and procedures permitted by the Exchange Rules, which enable title to Interests in a security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters;

“Seal”	means the common seal of the Company (if any) and includes every duplicate seal;

“Secretary”	means any person or persons appointed by the Directors to perform any of the duties of the secretary of the Company;

“Share”	means a share in the capital of the Company and includes a fraction of a Share;

“Special Resolution”

means a special resolution passed in accordance with the Companies Law, being a resolution:

(a)   passed by a majority of not less than two-third of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)  approved in writing by all of the Members entitled to vote at a general meeting of the Company, passed in accordance with these Articles;

“Subscriber”	means the subscriber to the Memorandum;

“Subscriber Share”	means any Share which the Subscriber has agreed to take pursuant to the Memorandum;

“subsidiary undertaking”	a company or undertaking is a subsidiary of a parent undertaking if the parent undertaking (i) holds a majority of the voting rights in it, or (ii) is a member of it and has the right to appoint or remove a majority of its board of directors, or (iii) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

“Treasury Shares”	means Shares held in treasury pursuant to the Companies Law and these Articles;

“uncertificated”	means, in relation to a Share, a Share to which title is recorded in the Register of Members as being in uncertificated form and title to which may be transferred by means of a Relevant System;

“Uncertificated Proxy Instruction”	means a properly authenticated dematerialised instruction and/or other instruction or notification, which is sent by means of the Relevant System concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the Relevant System concerned);

“Unlisted Share Register”	means the register of members that registers the holdings of Unlisted Shares and which, for the purposes of the Companies Law, constitutes the Company’s “principal register”; and

“Unlisted Shares”	means a Share that is not listed or admitted to trading on an Exchange.

1.3	Interpretation

Unless the contrary intention appears, in these Articles

(a)	singular words include the plural and vice versa;

(b)	a word of any gender includes the corresponding words of any other gender;

(c)	references to “persons” include natural persons, companies, partnerships, firms, joint ventures, associations or other bodies of persons (whether or not incorporated);

(d)	a reference to a person includes that person’s successors and legal personal representatives;

(e)	“writing” and “written” includes any method of representing or reproducing words in a visible form, including in the form of an Electronic Record;

(f)	a reference to “shall” shall be construed as imperative and a reference to “may” shall be construed as permissive;

(g)	in relation to determinations to be made by the Directors and all powers, authorities and discretions exercisable by the Directors under these Articles, the Directors may make those determinations and exercise those powers, authorities and discretions in their sole and absolute discretion, either generally or in a particular case, subject to any qualifications or limitations expressed in these Articles or imposed by law;

(h)	any reference to the powers of the Directors shall include, when the context admits, the service providers or any other person to whom the Directors may, from time to time, delegate their powers;

(i)	the term “and/or” is used in these Articles to mean both “and” as well as “or”. The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. “Or” shall not be interpreted to be exclusive, and “and” shall not be interpreted to require the conjunctive, in each case unless the context requires otherwise;

(j)	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(k)	headings are inserted for reference only and shall not affect construction;

(l)	a reference to a law includes regulations and instruments made under that law;

(m)	a reference to a law or a provision of law includes amendments, re-enactments, consolidations or replacements of that law or the provision;

(n)	“fully paid” and “paid up” means paid up as to the par value and any premium payable in respect of the issue or re-designation of any Shares and includes credited as fully paid;

(o)	where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for that purpose; and

(p)	sections 8 and 19(3) of the Electronic Transactions Law are hereby excluded.

2.	COMMENCEMENT OF BUSINESS

2.1	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in connection with the formation and operation of the Company, including the expenses of registration and any expenses relating to the offer of, subscription for, or issuance of Shares.

2.3	Expenses may be amortised over such period as the Directors may determine.

3.	REGISTERED OFFICE and OTHER OFFICES

3.1	Subject to the provisions of the Companies Law, the Company may by resolution of the Directors change the location of its Registered Office.

3.2	The Directors, in addition to the Registered Office, may in their discretion establish and maintain such other offices, places of business and agencies whether within or outside of the Cayman Islands.

4.	SERVICE PROVIDERS

The Directors may appoint any person to act as a service provider to the Company and may delegate to any such service provider any of the functions, duties, powers and discretions available to them as Directors, upon such terms and conditions (including as to the remuneration payable by the Company) and with such powers of sub-delegation, but subject to such restrictions, as they think fit.

5.	ISSUE OF SHARES

5.1	Power of Directors to issue Shares

5.1.1	The issue of Shares is under the control of the Directors who may:

(a)	offer, issue, allot or otherwise dispose of them to such persons, in such manner, on such terms and having such rights and being subject to such restrictions, as they may from time to time determine; and

(b)	grant options over such Shares and issue warrants, convertible securities or similar instruments with respect thereto,

subject to the Companies Law, the Memorandum, these Articles, the Exchange Rules (where applicable), any resolution that may be passed by the Company in general meeting and any rights attached to any Shares or Class of Shares.

5.1.2	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend, return of capital and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) shall be fixed and determined by the Directors.

5.1.3	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

5.2	Power of Subscriber to issue and transfer or repurchase Subscriber Shares

5.2.1	Notwithstanding the preceding Article, the Subscriber shall have the power to:

(a)	issue any Subscriber Share to itself at par following the incorporation of the Company;

(b)	transfer such Subscriber Share to any person by execution of a share transfer instrument or provide for the repurchase at par value of such Subscriber Share upon the first issue of additional Shares by the Company; and

(c)	update the Register of Members in respect of the issue and transfer or repurchase of the Subscriber Share.

5.3	Payment of commission or brokerage

Subject to the provisions of the Companies Law, the Company may pay a commission or brokerage in connection with the subscription for or issue of any Shares. The Company may pay the commission or brokerage in cash or by issuing fully or partly paid Shares or by a combination of both.

5.4	No Shares to bearer

The Company shall not issue Shares to bearer.

5.5	Fractional Shares

The Directors may issue fractions of a Share of any Class, and, if so issued, a fraction of a Share (calculated to such decimal points as the Directors may determine) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole Share of the same Class.

5.6	Treasury Shares

5.6.1	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Companies Law shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles, the Companies Law and the Exchange Rules are otherwise complied with.

5.6.2	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

5.6.3	The Company shall be entered in the Register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any general meeting of the Company and shall not be counted in determining the total number of issued Shares at any given time, whether for the purposes of these Articles or the Companies Law.

5.6.4	Nothing in paragraph 0 above prevents an allotment of Shares as fully paid up bonus Shares in respect of a Treasury Share and Shares allotted as fully paid up bonus Shares in respect of a Treasury Share shall be treated as Treasury Shares.

5.6.5	Treasury Shares may be disposed of by the Company in accordance with the Companies Law and otherwise on such terms and conditions as the Directors determine.

6.	REGISTER OF MEMBERS

6.1	Duty to establish and maintain a Register of Members

6.1.1	The Directors shall cause the Company to keep at its Registered Office, or at any other place within or outside the Cayman Islands they think fit, the Register of Members (which, for the avoidance of doubt, comprises the Listed Share Register, the Unlisted Share Register and any branch register(s) maintained from time to time) in which shall be entered:

(a)	the particulars of the Members;

(b)	the particulars of the Shares issued to each of them; and

(c)	other particulars required under the Companies Law and the Exchange Rules (as appropriate).

6.1.2	If the recording complies with the Companies Law, the Exchange Rules and any other applicable law, the Listed Share Register may be kept by recording the particulars required under the Companies Law in a form otherwise than in a physically written form. However, to the extent the Listed Share Register is kept in a form otherwise than in a physically written form, it must be capable of being reproduced in a legible form.

6.2	Power to establish and maintain branch registers

6.2.1	Subject to the Exchange Rules, the rules and regulations of the Relevant System and any other applicable laws, if the Directors consider it necessary or desirable, whether for administrative purposes or otherwise, they may cause the Company to establish and maintain a branch register or registers of members of such category or categories and at such location or locations within or outside the Cayman Islands as they think fit.

6.2.2	The Company shall cause to be kept at the place where the Unlisted Share Register is kept, a duplicate of any branch register duly entered up from time to time. Subject to this Article, with respect to a duplicate of any branch register:

(a)	the Unlisted Shares registered in the branch register shall be distinguished from those registered in the Unlisted Share Register; and

(b)	no transaction with respect to any Unlisted Shares registered in a branch register shall, during the continuance of that registration, be registered in any other register.

6.2.3	The Company may discontinue keeping any branch register and thereupon all entries in such branch register shall be transferred to another branch register kept by the Company or to the Unlisted Share Register.

7.	CLOSing REGISTER OF MEMBERS AND FIXING RECORD DATE

7.1	Power of Directors to close the Register of Members

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment of a meeting, or Members entitled to receive payment of any dividend or distribution, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed thirty (30) days.

7.2	Power of Directors to fix a record date

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrear a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members entitled to receive payment of any dividend or distribution, or in order to make a determination of Members for any other purpose.

7.3	Circumstances where Register of Members is not closed and no fixed record date

If the Register of Members is not closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend or distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment of that meeting.

8.	CERTIFICATED SHARES

8.1	Right to certificates

Subject to the Companies Law, the requirements of (to the extent applicable) the Exchange Rules and/or the Exchange, and these Articles, every person, upon becoming the holder of a certificated Share is entitled, without charge, to one certificate for all the certificated Shares of a Class in his name, or in the case of certificated Shares of more than one Class being registered in his name, to a separate certificate for each Class of Shares, unless the terms of issue of the Shares provide otherwise.

8.2	Form of share certificates

Share certificates, if any, shall be in such form as the Directors may determine and shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise share certificates to be issued with the authorised signature(s) affixed by mechanical process. All share certificates shall be consecutively numbered or otherwise identified and shall specify the number and Class of Shares to which they relate and the amount paid up thereon or the fact that they are fully paid, as the case may be. All share certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate evidencing a like number of relevant Shares shall have been surrendered and cancelled. Where only some of the certificated Shares evidenced by a share certificate are transferred, the old certificate shall be surrendered and cancelled and a new certificate for the balance of the certificated Shares shall be issued in lieu without charge.

8.3	Certificates for jointly-held Shares

If the Company issues a share certificate in respect of certificated Shares held jointly by more than one person, delivery of a single share certificate to one joint holder shall be a sufficient delivery to all of them.

8.4	Replacement of share certificates

If a share certificate is defaced, worn-out or alleged to have been lost, stolen or destroyed, a new share certificate shall be issued on the payment of such expenses reasonably incurred by the Company and the person requiring the new share certificate shall first surrender the defaced or worn-out share certificate or give such evidence of the loss, theft or destruction of the share certificate and such indemnity to the Company as the Directors may require.

9.	UNCERTIFICATED SHARES

9.1	Uncertificated Shares held by means of a Relevant System

The Directors may permit Shares to be held in uncertificated form and shall have power to implement such arrangements as they may, in their absolute discretion, think fit in order for any Class of Shares to be transferred by means of a Relevant System of holding and transferring Shares (subject always to any applicable law and the requirements of the Relevant System concerned).

(For the purpose of this Article 9, the expression “Shares”, where the context permits, also includes Interests in such Shares).

9.2	Disapplication of inconsistent Articles

9.2.1	Where the arrangements described in this Article 9 are implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a)	the holding of Shares of that Class in uncertificated form; and

(b)	the facilities and requirements of the Relevant System.

9.3	Arrangements for uncertificated Shares

9.3.1	Notwithstanding anything contained in these Articles (but subject always to the Companies Law, any other applicable laws and regulations and the facilities and requirements of any Relevant System):

(a)	unless the Directors otherwise determine, Shares held by the same holder or joint holder in certificated form and uncertificated form shall be treated as separate holdings;

(b)	conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such a manner as the Directors may in their absolute discretion think fit and in accordance with applicable regulations;

(c)	Shares may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in such manner as the Directors may in their absolute discretion, think fit;

(d)	Article 13.2 shall not apply in respect of Shares recorded on the Register of Members as being held in uncertificated form to the extent that Article 13.2 requires or contemplates the effecting of a transfer by an instrument in writing and the production of a certificate for the Share to be transferred;

(e)	a Class of Share shall not be treated as two Classes by virtue only of that Class comprising both certificated and uncertificated Shares or as a result of any provision of these Articles or any other applicable law or regulation which applies only in respect of certificated and uncertificated Shares;

(f)	where the Company is entitled under applicable law or these Articles to sell, transfer or otherwise dispose of, redeem, repurchase, re-allot, accept the surrender of, forfeit or enforce a lien over, a Share in the Company, the Directors shall, subject to such applicable laws, these Articles and the facilities and requirements of the Relevant System be entitled (without limitation):

(i)	to require the holder of that Share by notice to convert that Share into certificated form within the period specified in the notice and to hold that Share in certificated form so long as required by the Company;

(ii)	to require the operator of the Relevant System to convert that Share into certificated form;

(iii)	to require the holder of that Share by notice to give any instructions necessary to transfer title to that Share by means of the Relevant System within the period specified in the notice;

(iv)	to require the holder of that Share by notice to appoint any person to take any step, including without limitation the giving of any instructions by means of the Relevant System, necessary to transfer that Share within the period specified in the notice;

(v)	to take any other action that the Directors consider necessary or expedient to achieve the sale, transfer, disposal, re-allotment, forfeiture or surrender of that Share or otherwise to enforce a lien in respect of that Share;

(vi)	to require the deletion of any entries in the Relevant System reflecting the holding of such Share in uncertificated form; and

(vii)	to require the operator of the Relevant System to alter the entries in the Relevant System so as to divest the holder of the relevant Share of the power to transfer such Share other than to a person selected or approved by the Directors for the purposes of such transfer.

9.3.2	Article 8 shall not apply so as to require the Company to issue a certificate to any person holding Shares in uncertificated form.

10.	DEPOSITORY INTERESTS

10.1	Depository Interests held by means of a Relevant System

The Directors may permit Shares of any Class to be represented by Depository Interests and to be transferred or otherwise dealt with by means of a Relevant System and may revoke any such permission.

10.2	Disapplication of inconsistent Articles

10.2.1	Where the arrangements described in this Article 10 are implemented, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a)	the holding of Depository Interests; and

(b)	the facilities and requirements of the Relevant System.

10.3	Arrangements for Depository Interests

10.3.1	The Directors may make such arrangements or regulations (if any) as they may from time to time in their absolute discretion think fit in relation to the evidencing, issue and transfer of Depository Interests and otherwise for the purpose of implementing and/or supplementing the provisions of this Article 10 and the Exchange Rules and the facilities and requirements of the Relevant System.

10.3.2	The Company may use the Relevant System in which any Depository Interests are held to the fullest extent available from time to time in the exercise of any of its powers or functions under the Companies Law, the Exchange Rules or these Articles or otherwise in effecting any actions.

10.3.3	For the purpose of effecting any action by the Company, the Directors may determine that Depository Interests held by a person shall be treated as a separate holding from certificated Shares held by that person.

10.4	Not separate Class

Shares in a particular Class shall not form a separate Class of Shares from other Shares in that Class because they are dealt with as Depository Interests.

10.5	Power of sale

10.5.1	Where the Company is entitled under applicable law or these Articles to sell, transfer or otherwise dispose of, redeem, repurchase, re-allot, accept the surrender of, forfeit or enforce a lien over, any Share represented by a Depository Interest, the Directors shall, subject to such applicable laws, these Articles and the facilities and requirements of the Relevant System be entitled (without limitation):

(a)	to require the holder of that Depository Interest by notice to convert that Share represented by the Depository Interest into certificated form within the period specified in the notice and to hold that Share in certificated form so long as required by the Company;

(b)	to require the holder of that Depository Interest by notice to give any instructions necessary to transfer title to that Share by means of the Relevant System within the period specified in the notice;

(c)	to require the holder of that Depository Interest by notice to appoint any person to take any step, including without limitation the giving of any instructions by means of the Relevant System, necessary to transfer that Share within the period specified in the notice; and

(d)	to take any other action that the Directors consider necessary or expedient to achieve the sale, transfer, disposal, re-allotment, forfeiture or surrender of that Share or otherwise to enforce a lien in respect of that Share.

11.	CALLS ON SHARES

11.1	Calls, how made

11.1.1	Subject to the terms on which Shares are allotted, the Directors may make calls on the Members (and any persons entitled by transmission) in respect of any amounts unpaid on their Shares (whether in respect of nominal value or premium or otherwise) and not payable on a date fixed by or in accordance with the allotment terms. Each such Member or other person shall pay to the Company the amount called, subject to receiving at least fourteen (14) clear days’ notice specifying when and where the payment is to be made, as required by such notice.

11.1.2	A call may be made payable by instalments. A call shall be deemed to have been made when the resolution of the Directors authorising it is passed. A call may, before the Company’s receipt of any amount due under it, be revoked or postponed in whole or in part as the Directors may decide. A person upon whom a call is made will remain liable for calls made on him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

11.2	Liability of joint holders

The joint holders of a Share shall be jointly and severally liable to pay all calls in respect of it.

11.3	lnterest

lf the whole of the sum payable in respect of any call is not paid by the day it becomes due and payable, the person from whom it is due shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the unpaid amount from the day it became due and payable until it is paid at the rate fixed by the terms of the allotment of the Share or in the notice of the call or, if no rate is fixed, at such rate, not exceeding eight percent (8%) per annum (compounded on a six monthly basis), as the Directors shall determine. The Directors may waive payment of such costs, charges, expenses or interest in whole or in part.

11.4	Differentiation

Subject to the allotment terms, the Directors may make arrangements on or before the issue of Shares to differentiate between the holders of Shares in the amounts and times of payment of calls on their Shares.

11.5	Payment in advance of calls

11.5.1	The Directors may receive from any Member (or any person entitled by transmission) all or any part of the amount uncalled and unpaid on the Shares held by him (or to which he is entitled). The liability of each such Member or other person on the Shares to which such payment relates shall be reduced by such amount. The Company may pay interest on such amount from the time of receipt until the time when such amount would, but for such advance, have become due and payable at such rate not exceeding eight percent (8%) per annum (compounded on a six monthly basis) as the Directors may decide.

11.5.2	No sum paid up on a Share in advance of a call shall entitle the holder to any portion of a dividend subsequently declared or paid in respect of any period prior to the date on which such sum would, but for such payment, become due and payable.

11.6	Restrictions if calls unpaid

Unless the Directors decide otherwise, no Member shall be entitled to receive any dividend or to be present or vote at any meeting or to exercise any right or privilege as a Member until he has paid all calls due and payable on every Share held by him, whether alone or jointly with any other person, together with interest and expenses (if any) to the Company.

11.7	Sums due on allotment treated as calls

Any sum payable in respect of a Share on allotment or at any fixed date, whether in respect of the nominal value of the Share or by way of premium or otherwise or as an instalment of a call, shall be deemed to be a call. lf such sum is not paid, these Articles shall apply as if it had become due and payable by virtue of a call.

12.	FORFEITURE OF SHARES

12.1	Forfeiture after notice of unpaid call

12.1.1	lf a call or an instalment of a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses that the Company may have incurred by reason of such non-payment. The notice shall state the place where payment is to be made and that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited. lf the notice is not complied with, any Shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. The forfeiture will include all dividends and other amounts payable in respect of the forfeited Shares which have not been paid before the forfeiture.

12.1.2	The Directors may accept the surrender of a Share which is liable to be forfeited in accordance with these Articles. All provisions in these Articles which apply to the forfeiture of a Share also apply to the surrender of a Share.

12.2	Notice after forfeiture

When a Share has been forfeited, the Company shall give notice of the forfeiture to the person who was before forfeiture the holder of the Share or the person entitled by transmission to the Share. An entry that such notice has been given and of the fact and date of forfeiture shall be made in the Register of Members. Notwithstanding the above, no forfeiture will be invalidated by any omission to give such notice or make such entry.

12.3	Consequences of forfeiture

12.3.1	A Share shall, on its forfeiture, become the property of the Company.

12.3.2	All interest in and all claims and demands against the Company in respect of a Share and all other rights and liabilities incidental to the Share as between its holder and the Company shall, on its forfeiture, be extinguished and terminate except as otherwise stated in these Articles.

12.3.3	The holder of a Share (or the person entitled to it by transmission) which is forfeited shall:

(a)	on its forfeiture cease to be a Member (or a person entitled) in respect of it;

(b)	if a certificated Share, surrender to the Company for cancellation the share certificate for the Share;

(c)	remain liable to pay to the Company all monies payable in respect of the Share at the time of forfeiture, with interest from such time of forfeiture until the time of payment, in the same manner in all respects as if the Share had not been forfeited; and

(d)	remain liable to satisfy all (if any) claims and demands which the Company might have enforced in respect of the Share at the time of forfeiture without any deduction or allowance for the value of the Share at the time of forfeiture or for any consideration received on its disposal.

12.4	Disposal of forfeited Share

12.4.1	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors may decide either to the person who was before the forfeiture the holder or to any other person. At any time before the disposal, the forfeiture may be cancelled on such terms as the Directors may decide. Where for the purpose of its disposal a forfeited Share is to be transferred to any transferee, the Directors may:

(a)	in the case of certificated Shares, authorise a person to execute an instrument of transfer of Shares in the name and on behalf of their holder to the purchaser or as the purchaser may direct;

(b)	in the case of uncertificated Shares, exercise any power conferred on them by Article 13 to effect a transfer of the Shares; and

(c)	if the Share is represented by a Depository Interest, exercise any of the Company’s powers under Article 10.5 to effect the sale of the Share to, or in accordance with the directions of, the buyer.

12.4.2	The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the Shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to at paragraph (a) of this Article shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the Shares to which it relates.

12.5	Proof of forfeiture

A statutory declaration by a Director or any other officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it against all persons claiming to be entitled to the Share. The declaration shall (subject to the execution of any necessary instrument of transfer) constitute good title to the Share. The person to whom the Share is disposed of shall not be bound to see to the application of the consideration (if any) given for it on such disposal. His title to the Share will not be affected by any irregularity in, or invalidity of, the proceedings connected with the forfeiture or disposal.

13.	TRANSFER OF SHARES

13.1	Form of transfer

13.1.1	Subject to these Articles, a Member may transfer all or any of his Shares:

(a)	in the case of certificated Shares, by an instrument of transfer in writing in any usual form or in another form approved by the Directors or prescribed by the Exchange, which must be executed by or on behalf of the transferor and (in the case of a transfer of a Share which is not fully paid) by or on behalf of the transferee; or

(b)	in the case of uncertificated Shares, without a written instrument in accordance with the rules or regulations of any Relevant System in which the Shares are held.

13.2	Registration of a certificated Share transfer

13.2.1	Subject to these Articles, the Directors may, in their absolute discretion and without giving a reason, refuse to register the transfer of a certificated Share unless it is:

(a)	in respect of a Share which is fully paid;

(b)	in respect of a Share on which the Company has no lien;

(c)	in respect of only one Class of Shares;

(d)	in favour of a single transferee or not more than four joint transferees;

(e)	duly stamped (if required); and

(f)	delivered for registration to the Registered Office or such other place as the Directors may decide, accompanied by the certificate for the Shares to which it relates and any other evidence as the Directors may reasonably require to prove the title to such Share of the transferor and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of such person to do so, provided that the Directors shall not refuse to register any transfer of any certificated Shares listed on the Exchange on the ground that they are partly paid in circumstances where such refusal would prevent dealings in such Shares from taking place on an open and proper basis.

13.2.2	lf the Directors refuse to register a transfer pursuant to this Article, they shall, within two (2) months after the date on which the transfer was delivered to the Company, send notice of the refusal to the transferee. An instrument of transfer which the Directors refuse to register shall (except in the case of suspected fraud) be returned to the person delivering it. All instruments of transfer which are registered may, subject to these Articles, be retained by the Company.

13.3	Registration of an uncertificated Share transfer

13.3.1	The Directors shall register a transfer of title to any uncertificated Share which is held in uncertificated form in accordance with the rules or regulations of any Relevant System in which the Shares are held, except that the Directors may refuse (subject to any relevant requirements of (to the extent applicable) the Exchange Rules and/or the Exchange) to register any such transfer which is in favour of more than four persons jointly or in any other circumstance permitted by the rules or regulations of any Relevant System in which the Shares are held.

13.3.2	lf the Directors refuse to register any such transfer the Company shall, within two months after the date on which the instruction relating to such transfer was received by the Company, send notice of the refusal to the transferee.

13.4	Transfers of Depository Interests

13.4.1	The Company shall register the transfer of any Shares represented by Depository Interests in accordance with the rules or regulations of the Relevant System and any other applicable laws and regulations.

13.4.2	Where permitted by the rules or regulations of the Relevant System and any other applicable laws and regulations, the Directors may, in their absolute discretion and without giving any reason for their decision, refuse to register any transfer of any Share represented by a Depository Interest.

13.5	No fee on registration

No fee shall be charged for the registration of a transfer of a Share or other document relating to or affecting the title to any Share.

13.6	Renunciations of Shares

Nothing in these Articles shall preclude the Directors from recognising the renunciation of any Share by the allottee thereof in favour of some other person.

13.7	Enforceability of and interpretation/administration of this Article

13.7.1	If any provision of this Article 13 or any part of such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then:

(a)	the invalidity of unenforceability of such provision shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and

(b)	the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of these Articles.

13.7.2	The Directors shall have the exclusive power and authority to administer and interpret the provisions of this Article 13 and to exercise all rights and powers specifically granted the Directors and the Company or as may be necessary or advisable in the administration of this Article 13. All such actions, calculations, determinations and interpretations which are done or made by the Directors in good faith shall be final, conclusive, and binding on the Company and the beneficial and registered owners of the Shares and shall not subject the Directors to any liability.

13.8	No transfers to an infant etc

No transfer shall be made to an infant or to a person of whom an order has been made by competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs or under other legal disability.

13.9	Effect of registration

The transferor shall be deemed to remain the holder of the Share transferred until the name of the transferee is entered in the Register of Members in respect of that Share.

14.	TRANSMISSION OF SHARES

14.1	Transmission of Shares

14.1.1	If a Member dies, becomes bankrupt, commences liquidation or is dissolved, the only person that the Company will recognise as having any title to, or interest in, that Member’s Share (other than the Member) are:

(a)	if the deceased Member was a joint holder, the survivor;

(b)	if the deceased Member was a sole or the only surviving holder, the personal representative of that Member; or

(c)	any trustee in bankruptcy or other person succeeding to the Member’s interest by operation of law,

but nothing in these Articles releases the estate of a deceased Member, or any other successor by operation of law, from any liability in respect of any Share held by that Member solely or jointly.

14.2	Election by persons entitled on transmission

14.2.1	Any person becoming entitled to a Share as a result of the death, bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become registered as the holder of the Share or nominate another person to be registered as the holder of that Share.

14.2.2	If he elects to be registered as the holder of the Share himself, he shall give written notice to the Company to that effect. If he elects to have some other person registered as the holder of the Share, he shall:

(a)	in the case of a certificated Share, execute an instrument of transfer of such Share to such person;

(b)	in the case of an uncertificated Share, either:

(i)	procure that all the appropriate instructions are given by means of the Relevant System to effect the transfer of such Share to such person; or

(ii)	change the uncertificated Share to certified form and then execute a transfer of such Share to such person; and

(c)	in the case of a Share represented by a Depository Interest, take any action the Directors may require (including, without limitation, the execution of any document and the giving of any instruction by means of the Relevant System) to effect the transfer of the Share to that person.

14.3	Rights of persons entitled by transmission

A person becoming entitled to a Share by reason of the death, bankruptcy, liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends and other rights to which he would be entitled if he were the registered holder of the Share. However, the person shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to attend or vote at any meeting of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him registered as the holder (and the Directors shall, in either case, have the same right to refuse registration as they would have had in the case of a transfer of the Share by that Member before his death, bankruptcy, liquidation or dissolution, as the case may be). If the notice is not complied with within ninety (90) days the Directors may withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

15.	REDEMPTION, PURCHASE AND SURRENDER OF SHARES

15.1	Subject to the Companies Law, the Memorandum, these Articles, the Exchange Rules (where applicable) and any rights conferred on the holders of any Shares or attaching to any Class of Shares, the Company may:

15.1.1	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of one or both of the Company or the Member on such terms and in such manner as the Directors may determine before the issue of the Shares;

15.1.2	purchase, or enter into a contract under which it will or may repurchase, any of its own Shares of any Class (including any redeemable Shares) on such terms and in such manner as the Directors may determine or agree with the Member;

15.1.3	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of capital; and

15.1.4	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

15.2	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

15.3	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

15.4	The Directors may when making payments in respect of the redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

15.5	The Directors may hold any repurchased, redeemed or surrendered Shares as Treasury Shares in accordance with the provisions of the Companies Law and these Articles.

16.	FINANCIAL ASSISTANCE

Any financial assistance given by the Company in connection with a purchase made or to be made by any person of any Shares or Interests in Shares in the Company shall only be made in accordance with the Companies Law, applicable law and the Exchange Rules (where applicable).

17.	Class RIGHTS AND CLASS MEETINGS

17.1	Variation of class rights

17.1.1	Subject to the Companies Law, if at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class of Shares may be varied in such manner as those rights may provide or, if no such provision is made, either:

(a)	with the consent in writing of holders of not less than two-thirds of the issued Shares of that Class; or

(b)	with the sanction of a resolution passed at a separate meeting of the holders of the Shares of that Class by a two-thirds majority of the holders of the Shares of that Class present and voting at such meeting (whether in person or by proxy).

17.2	Treatment of classes of Shares by Directors

The Directors may treat two or more or all of the Classes of Shares as forming one class of Shares if the Directors consider that such Classes of Shares would be affected by the proposed variation in the same way.

17.3	Effect of Share issue on class rights

17.3.1	The rights attached to any Class of Shares are not taken to be varied by:

(a)	the creation or issue of further Shares ranking equally with them unless expressly provided by the terms of the issue of the Shares of that Class; or

(b)	the reduction of capital paid up on such Shares or by the repurchase, redemption or surrender of any Shares in accordance with the Companies Law and these Articles.

17.4	Class meetings

The provisions of these Articles relating to general meetings of the Company shall apply mutatis mutandis to any Class meeting, except that the quorum shall be one or more Members that together hold at least one-third of the Shares of that Class.

18.	No recognition of trusts or third party interests

18.1.1	Except as otherwise expressly provided by these Articles or as required by law or as ordered by a court of competent jurisdiction, the Company:

(a)	is not required to recognise a person as holding any Share on any trust, even if the Company has notice of the trust; and

(b)	is not required to recognise, and is not bound by, any interest in or claim to any Share, except for the registered holder’s absolute legal ownership of the Share, even if the Company has notice of that interest or claim.

19.	LIEN ON SHARES

19.1	Lien on Shares generally

The Company shall have a first and paramount lien on all Shares registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or amounts payable to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time determine any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share is released if a transfer of that Share is registered.

19.2	Enforcement of lien by sale

The Company may sell, on such terms and in such manner as the Directors think fit, any Share on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been given by the Company to the holder of the Share (or to any other person entitled by transmission to the Shares) demanding payment of that amount and giving notice of intention to sell the Share if such payment is not made.

19.3	Completion of sale under lien

19.3.1	To give effect to a sale of Shares under a lien the Directors may:

(a)	in the case of certificated Shares, authorise any person to execute an instrument of transfer in respect of the Shares to be sold to, or in accordance with the directions of, the relevant purchaser;

(b)	in the case of uncertificated Shares, exercise any power conferred on them by Article 13 to effect a transfer of Shares; and

(c)	if the Shares are represented by a Depository Interest, exercise any of the Company’s powers under Article 10.5 to effect the sale of such Shares to, or in accordance with the directions of the purchaser.

19.3.2	The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of any consideration provided for the Shares, nor will the purchaser’s title to the Shares be affected by any irregularity or invalidity in connection with the sale or the exercise of the Company’s power of sale under these Articles.

19.4	Application of proceeds of sale

The net proceeds of a sale made under a lien after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person who was entitled to the Shares immediately prior to the sale.

20.	UNTRACED MEMBERS

20.1	Sale of Shares

20.1.1	The Company may sell at the best price reasonably obtainable any Share of a Member, or any Share to which a person is entitled by transmission, if:

(a)	during the period of six (6) years prior to the date of the publication of the advertisements referred to in this paragraph (a) (or, if published on different dates, the earlier or earliest of them):

(i)	no cheque, warrant or money order in respect of such Share sent by or on behalf of the Company to the Member or to the person entitled by transmission to the Share, at his address in the Register of Members or other address last known to the Company has been cashed; and

(ii)	no cash dividend payable on the Shares has been satisfied by the transfer of funds to a bank account of the Member (or person entitled by transmission to the share) or by transfer of funds by means of the Relevant System, and the Company has received no communication (whether in writing or otherwise) in respect of such Share from such Member or person, provided that during such six year period the Company has paid at least three cash dividends (whether interim or final) in respect of Shares of the Class in question and no such dividend has been claimed by the person entitled to such Share;

(b)	on or after the expiry of such six year period the Company has given notice of its intention to sell such Share by advertisements in a national newspaper published in the country in which the Registered Office is located and in a newspaper circulating in the area in which the address in the Register of Members or other last known address of the member or the person entitled by transmission to the Share or the address for the service of notices on such member or person notified to the Company in accordance with these Articles is located;

(c)	such advertisements, if not published on the same day, are published within thirty (30) days of each other;

(d)	during a further period of three months following the date of publication of such advertisements (or, if published on different dates, the date on which the requirements of this paragraph (a) concerning the publication of newspaper advertisements are met) and prior to the sale the Company has not received any communication (whether in writing or otherwise) in respect of such Share from the Member or person entitled by transmission.

20.1.2	lf during such six year period, or during any subsequent period ending on the date when all the requirements of paragraph (a) of this Article have been met in respect of any Shares, any additional Shares have been issued in respect of those held at the beginning of, or previously so issued during, any such subsequent period and all the requirements of paragraph (a) of this Article have been satisfied with regard to such additional Shares, the Company may also sell the additional Shares.

20.1.3	To give effect to a sale pursuant to paragraph (a) or paragraph (b) of this Article, the Directors may:

(a)	in the case of certificated Shares, authorise a person to execute an instrument of transfer of Shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct;

(b)	in the case of uncertificated Shares, exercise any power conferred on them by Article 13 to effect a transfer of the Shares; and

(c)	if the Share is represented by a Depository Interest, exercise any of the Company’s powers under Article 10.5 to effect the sale of the Share to, or in accordance with the directions of, the purchaser.

20.1.4	The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the Shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to at paragraph (c) of this Article shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the Shares to which it relates.

20.2	Application of sale proceeds

The Company shall account to the Member or other person entitled to such Share for the net proceeds of such sale by carrying all monies in respect of the sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such Member or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested as the Directors may think fit. No interest shall be payable to such Member or other person in respect of such monies and the Company shall not be required to account for any money earned on them.

21.	ALTERATION OF share CAPITAL

21.1	Increase, consolidation, subdivision and cancellation

21.1.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum, to be divided into Shares of such Classes and amounts as the resolution shall prescribe;

(b)	consolidate, or consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)	subdivide its Shares, or any of them, into Shares of a smaller amount than is fixed by the Memorandum; and

(d)	cancel any Shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

21.1.2	All new Shares created in accordance with the provisions of this Article shall be subject to the same provisions of these Articles with reference to liens, transfer, transmission and otherwise as the Shares in the original share capital.

21.2	Dealing with fractions resulting from consolidation or subdivision of Shares

21.2.1	Whenever, as a result of a consolidation or subdivision of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as they think fit, including (without limitation):

(a)	selling the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Companies Law, the Company); and

(b)	distributing the net proceeds in due proportion among those Members (except that if the amount due to a person is less than US$5.00, or such other sum as the Directors may decide, the Company may retain such sum for its own benefit).

21.2.2	For the purposes of this Article, the Directors may:

(a)	in the case of certificated Shares, authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser;

(b)	in the case of uncertificated Shares, exercise any power conferred on it by Article 13 to effect a transfer of the Shares; and

(c)	if the Share is represented by a Depository Interest, exercise any of the Company’s powers under Article 10.5 to effect the sale of the Share to, or in accordance with the directions of, the purchaser.

21.2.3	The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of any sale undertaken pursuant to this Article.

21.3	Reduction of Share Capital

Subject to the provisions of the Companies Law and to any rights attached to any Shares, the Company may by Special Resolution reduce its share capital, any capital redemption reserve, any share premium account or any other undistributable reserve in any way.

22.	GENERAL MEETINGS

22.1	Annual general meetings and general meetings

22.1.1	The Company shall hold an annual general meeting in each calendar year, which shall be convened by the Directors, in accordance with these Articles, but so that the maximum period between such annual general meetings shall not exceed fifteen (15) months.

22.1.2	All general meetings other than annual general meetings shall be called general meetings.

22.2	Convening of general meetings

The Directors may convene a general meeting of the Company whenever the Directors think fit, and must do so if required to do so pursuant to a valid Members’ requisition.

22.3	Members’ requisition

A Members’ requisition is a requisition of Members of the Company holding at the date of deposit of the requisition at the Registered Office not less than one-third in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

22.4	Requirements of Members’ requisition

22.4.1	The requisition must state the objects of the general meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

22.4.2	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing a majority of the total voting rights of all of them, may themselves convene a general meeting of the Company, but any meeting so convened shall not be held after the expiration of three months after the expiration of such 21 day period.

22.4.3	A general meeting convened in accordance with this Article by requisitionists shall be convened (insofar as is possible) in the same manner as that in which general meetings are to be convened by Directors and the Directors shall, upon demand, provide the names and addresses of each Member to the requisitionists for the purpose of convening such meeting.

23.	NOTICE OF GENERAL MEETINGS

23.1	Length and form of notice and persons to whom notice must be given

23.1.1	At least seven (7) clear days’ notice shall be given of any annual general meeting or general meeting of the Company.

23.1.2	Subject to the Companies Law and notwithstanding that it is convened by shorter notice than that specified in paragraph 23.1.1 of this Article, (i) an annual general meeting shall be deemed to have been duly convened if it is so agreed in the case of by all the Members entitled to attend and vote at the meeting thereat, and (ii) a general meeting shall be deemed to have been duly convened if it is so agreed in the case of by a majority in number of the Members entitled to attend and vote at the meeting thereat.

23.1.3	The notice of meeting shall specify:

(a)	whether the meeting is an annual general meeting or a general meeting;

(b)	the place, the day and the time of the meeting;

(c)	subject to the requirements of (to the extent applicable) the Exchange Rules and/or the Exchange, the general nature of the business to be transacted;

(d)	if the meeting is convened to consider a Special Resolution, the intention to propose the resolution as such; and

(e)	with reasonable prominence, that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and, on a poll, vote instead of him and that a proxy need not also be a Member.

23.1.4	The notice of meeting:

(a)	shall be given to the Members (other than a Member who, under these Articles or any restrictions imposed on any Shares, is not entitled to receive notice from the Company), to each Director and alternate Director, to the Auditor and to such other persons as may be required by the Exchange Rules and/or the Exchange; and

(b)	may specify a time by which a person must be entered on the Register of Members in order for such person to have the right to attend or vote at the meeting.

23.1.5	The Directors may determine that the Members entitled to receive notice of a meeting are those persons entered on the Register of Members at the close of business on a day determined by the Directors.

23.2	Omission or non-receipt of notice or instrument of proxy

The accidental omission to send or give notice of meeting or, in cases where it is intended that it be sent out or given with the notice, an instrument of proxy or other document to, or the non-receipt of any such item by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

24.	PROCEEDINGS AT GENERAL MEETINGS

24.1	Requirement and number for a quorum

No business may be transacted at a general meeting unless a quorum is present. A quorum is two Members present in person or by proxy or by a duly authorised representative and entitled to vote on the business to be transacted, unless the Company has only one Member in which case that Member alone constitutes a quorum The absence of a quorum will not prevent the appointment of a chairman of the meeting. Such appointment shall not be treated as being part of the business of the meeting.

24.2	General meetings by telephone or other communications device

A general meeting may be held by means of any telephone, electronic or other communications facilities that permit all persons in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Unless otherwise determined by resolution of the Members present, the meeting shall be deemed to be held at the place where the chairman is physically present.

24.3	Adjournment if quorum not present

24.3.1	If within thirty (30) minutes after the time appointed for a general meeting a quorum is not present (or if during such a meeting a quorum ceases to be present), the meeting:

(a)	if convened upon the requisition of Members, shall be dissolved; and

(b)	in any other case, stands adjourned to the same day in the next week at the same time and place or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within thirty (30) minutes from the time appointed for the meeting the Members present shall be a quorum.

24.4	Appointment of chairman of general meeting

24.4.1	If the Directors have elected one of their number as chairman of their meetings that person shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if the elected chairman is not present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unable or unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

24.4.2	If no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

24.5	Orderly conduct

The chairman shall take such action or give directions for such action to be taken as he thinks fit to promote the orderly conduct of the business of the meeting. The chairman’s decision on points of order, matters of procedure or arising incidentally from the business of the meeting shall be final as shall be his determination as to whether any point or matter is of such a nature.

24.6	Entitlement to attend and speak

Each Director shall be entitled to attend and speak at any general meeting of the Company. The chairman may invite any person to attend and speak at any general meeting of the Company where he considers that this will assist in the deliberations of the meeting.

24.7	Adjournment of general meeting

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

24.8	Voting on a show of hands

24.8.1	At any general meeting a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is demanded.

24.8.2	Unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s book containing the minutes of proceedings of the Company, is conclusive evidence of the fact. Neither the chairman nor the minutes need state, and it is not necessary to prove, the number or proportion of the votes recorded in favour of or against the resolution.

24.9	When a poll may be demanded

24.9.1	A poll may only be demanded:

(a)	before the show of hands on that resolution is taken;

(b)	before the result of the show of hands on that resolution is declared; or

(c)	immediately after the result of the show of hands on that resolution is declared.

24.10	Demand for poll

24.10.1	A poll may be demanded by either:

(a)	the chairman of the meeting;

(b)	at least five (5) Members entitled to vote at the meeting;

(c)	a Member or Members representing in aggregate not less than ten percent (10%) of the total voting rights of all the Members having the right to vote at the meeting; or

(d)	a Member or Members holding Shares conferring a right to vote on the resolution on which an aggregate sum has been paid up equal to not less than ten percent (10%) of the total sum paid up on all the Shares conferring that right.

24.10.2	A demand for a poll does not prevent the continuance of the meeting for the transaction of any business other than the question on which the poll has been demanded.

24.11	Voting on a poll

24.11.1	If a poll is properly demanded:

(a)	it must be taken in the manner and at the date and time directed by the chairman;

(b)	on the election of a chairman or on a question of adjournment, it must be taken immediately;

(c)	the result of the poll is a resolution of the meeting at which the poll was demanded; and

(d)	the demand may be withdrawn.

24.12	Casting vote for chairman

If there is an equality of votes either on a show of hands or on a poll, the chairman is entitled to a second or casting vote in addition to any other vote he may have or be entitled to exercise.

25.	VOTES OF MEMBERS

25.1	Written resolutions of Members

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all Members for the time being entitled to receive notice of and to attend and vote at general meetings of the Company shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. A resolution in writing is adopted when all Members entitled to do so have signed it.

25.2	Registered Members to vote

No person shall be entitled to vote at any general meeting unless he is registered as a Member in the Register of Members on the record date for such meeting.

25.3	Voting rights

25.3.1	Subject to these Articles and to any rights or restrictions for the time being attached to any Class or Classes of Shares:

(a)	on a show of hands, each Member present in person and each other person present as a proxy or duly authorised representative of a Member has one vote; and

(b)	on a poll, each Member present in person has one vote for each Share held by the Member and each person present as a proxy or duly authorised representative of a Member has one vote for each Share held by the Member that the person represents. Each fractional Share shall carry the applicable fraction of one vote.

25.4	Voting rights of joint holders

If a Share is held jointly and more than one of the joint holders votes in respect of that Share, only the vote of the joint holder whose name appears first in the Register of Members in respect of that Share counts.

25.5	Voting rights of Members incapable of managing their affairs

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in matters concerning mental disorder, may vote whether on a show of hands or on a poll by his receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such receiver, curator bonis or other person may vote by proxy.

25.6	Voting restriction on an outstanding call

Unless the Directors decide otherwise, no Member shall be entitled to be present or vote at any general meeting either personally or by proxy until he has paid all calls due and payable on every Share held by him whether alone or jointly with any other person together with interest and expenses (if any) to the Company.

25.7	Objection to error in voting

25.7.1	An objection to the right of a person to attend or vote at a general meeting or adjourned general meeting:

(a)	may not be raised except at that meeting or adjourned meeting; and

(b)	must be referred to the chairman of the meeting whose decision is final.

25.7.2	If any objection is raised to the right of a person to vote and the chairman disallows the objection then the vote cast by that person is valid for all purposes.

26.	REPRESENTATION OF MEMBERS AT GENERAL MEETINGS

26.1	How Members may attend and vote

26.1.1	Subject to these Articles, each Member entitled to vote at a general meeting may attend and vote at the general meeting:

(a)	in person, or where a Member is a company or non-natural person, by a duly authorised representative; or

(b)	by one or more proxies.

26.1.2	A proxy or a duly authorised representative may, but not need be, a Member of the Company.

26.2	Appointment of proxies

26.2.1	The instrument appointing a proxy shall be in writing and be executed by or on behalf of the Member appointing the proxy.

26.2.2	A corporation may execute an instrument appointing a proxy either under its common seal (or in any other manner permitted by law and having the same effect as if executed under seal) or under the hand of a duly authorised officer, attorney or other person.

26.2.3	A Member may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one Share.

26.2.4	The appointment of a proxy shall not preclude a Member from attending and voting at the meeting or any adjournment of it.

26.3	Form of instrument of proxy

The instrument appointing a proxy may be in any usual or common form (or in any other form approved by the Directors or prescribed by the Exchange) and may be expressed to be for a particular general meeting (or any adjournment of a general meeting) or generally until revoked.

26.4	Authority under instrument of proxy

The instrument appointing a proxy shall be deemed (unless the contrary is stated in it) to confer authority to demand or join in demanding a poll and to vote, on a poll, on a resolution as a motion or an amendment of a resolution put to, or other business which may properly come before, the meeting or meetings for which it is given or any adjournment of any such meeting, as the proxy thinks fit.

26.5	Receipt of proxy appointment

The instrument appointing a proxy and any authority under which it is executed shall be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting (or in any instrument of proxy sent out by the Company) prior to the time set out in such notice or instrument (or if no such time is specified, no later than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting). Notwithstanding the foregoing, the chairman may, in any event, at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

26.6	Uncertificated Proxy Instruction

In relation to any Shares which are held by means of a Relevant System, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction. The Directors may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the Company or such participant. Notwithstanding any other provision in these Articles, the Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a Share as sufficient evidence of the authority of the persons sending that instruction to send it on behalf of the holder.

26.7	Validity of votes cast by proxy

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the instrument of proxy or of the authority under which the instrument of proxy was executed, or the transfer of the Share in respect of which the proxy is appointed unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which the proxy voted.

26.8	Corporate representatives

A corporation which is a Member may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any separate meeting of the holders of any Class of Shares. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual Member. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. All references in these Articles to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some other person authorised for the purpose by a Director may require the representative to produce a certified copy of the resolution so authorising him or such other evidence of his authority reasonably satisfactory to such person before permitting him to exercise his powers.

26.9	Clearing Houses and Depositories

If a Clearing House or a Depository (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any separate meeting of the holders of any Class of Shares provided that, if more than one person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House or the Depository (or its nominee(s)) as if such person was the registered holder of the Shares of the Company held by the Clearing House or the Depository (or its nominee(s)).

26.10	Termination of proxy or corporate authority

A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous termination of the authority of the person voting or demanding a poll, unless notice of the termination was received by the Company at the Registered Office, or at such other place at which the instrument of proxy was duly deposited, or, where the appointment of proxy was contained in an electronic communication, at the address at which such appointment was duly received, at least one hour before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll not taken on the same day as the meeting or adjourned meeting) at least one hour before the time appointed for taking the poll.

26.11	Amendment to resolution

26.11.1	If an amendment shall be proposed to any resolution but shall in good faith be ruled out of order by the chairman of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution.

26.11.2	ln the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than an amendment to correct a patent error) may be considered or voted on and in the case of a resolution duly proposed as an Ordinary Resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty-eight (48) hours hours prior to the time appointed for holding the meeting or adjourned meeting at which such Ordinary Resolution is to be proposed notice in writing of the terms of the amendment and intention to move it has been lodged at the Registered Office or the chairman of the meeting in his absolute discretion decides that it may be considered or voted on.

26.12	Shares that may not be voted

Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting or Class meeting (as applicable) and shall not be counted in determining the total number of outstanding Shares at any given time.

27.	Appointment, retirement and removal Of Directors

27.1	Number of Directors

The Company may from time to time by Ordinary Resolution establish or vary a maximum and/or minimum number of Directors. Unless otherwise determined by the Company by Ordinary Resolution the number of Directors (other than alternate Directors) shall be not less than two and there shall be no maximum number of Directors.

27.2	No shareholding qualification

The Company may by Ordinary Resolution fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

27.3	Appointment of Directors

27.3.1	The Company may by Ordinary Resolution appoint a person who is willing to act to be a Director either to fill a vacancy or as an addition to the existing Directors, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles. The first Director(s) shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27.3.2	Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Directors shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Directors, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

27.3.3	Any Director so appointed shall, if still a Director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a Director at such meeting. Such person shall not be taken into account in determining the number or identity of Directors who are to retire by rotation at such meeting.

27.4	Appointment of executive Directors

The Directors may appoint one or more of its members to an executive office or other position of employment with the Company for such term and on any other conditions the Directors think fit. The Directors may revoke, terminate or vary the terms of any such appointment, without prejudice to a claim for damages for breach of contract between the Director and the Company.

27.5	Rotational retirement at annual general meeting

27.5.1	Each Director is subject to retirement by rotation in accordance with these Articles, subject to Article 27.3.2.

27.5.2	At each annual general meeting one-third of the Directors who are subject to retirement by rotation or, if their number is not three nor a multiple of three, the number nearest to but not exceeding one-third, shall retire from office. lf there are fewer than three Directors who are subject to retirement by rotation, one of them shall retire from office at the annual general meeting.

27.5.3	Subject to these Articles, the Directors to retire by rotation at each annual general meeting shall be, so far as necessary to obtain the number required, first, any Director who wishes to retire and not offer himself for re-election and secondly, those Directors who have been longest in office since their last appointment or re-appointment. As between two or more Directors who have been in office an equal length of time, the Director to retire shall, in default of agreement between them, be determined by lot. The Directors to retire on each occasion (both as to number and identity) shall be determined by the composition of the Directors at the start of business seven (7) days before the date of the notice convening the annual general meeting notwithstanding any change in the number or identity of the Directors after that time but before the close of the meeting.

27.5.4	lf the Directors so decide, one or more other Directors selected by the Directors may also retire at an annual general meeting as if any such other Director was also retiring by rotation at that meeting in accordance with these Articles.

27.6	Position of retiring Director

27.6.1	A Director who retires at an annual general meeting (whether by rotation or otherwise) may, if willing to act, be re-appointed. lf he is not re-appointed or deemed to have been reappointed, he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the end of the meeting.

27.6.2	At any general meeting at which a Director retires by rotation the Company may fill the vacancy and, if it does not do so, the retiring Director shall, if willing, be deemed to have been re-appointed unless it is expressly resolved not to fill the vacancy or a resolution for the re-appointment of the Director is put to the meeting and lost.

27.7	No age limit

27.7.1	No person shall be disqualified from being appointed or re-appointed as a Director and no Director shall be requested to vacate that office by reason of his attaining the age of seventy or any other age.

27.7.2	It shall not be necessary to give special notice of any resolution appointing, re-appointing or approving the appointment of a Director by reason of his age.

27.8	Removal of Directors by Ordinary Resolution

27.8.1	The Company may:

(a)	by Ordinary Resolution remove any Director before the expiration of his period of office, but without prejudice to any claim for damages which he may have for breach of any contract of service between him and the Company; and

(b)	by Ordinary Resolution appoint another person who is willing to act to be a Director in his place (subject to these Articles).

27.8.2	Any person so appointed shall be treated, for the purposes of determining the time at which he or any other Director is to retire, as if he had become a Director on the day on which the person in whose place he is appointed was last appointed or re-appointed a Director.

27.9	Other circumstances in which a Director ceases to hold office

27.9.1	Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise) a Director ceases to hold office as a Director if:

(a)	he resigns as Director by notice in writing delivered to the Directors or to the Registered Office or tendered at a meeting of Directors;

(b)	he is not present personally or by proxy or represented by an alternate Director at meetings of the Directors for a continuous period of 6 months without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office;

(c)	he only held office as a Director for a fixed term and such term expires;

(d)	he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(e)	he is removed from office pursuant to these Articles or the Companies Law or becomes prohibited by law from being a Director;

(f)	an order is made by any court of competent jurisdiction on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his property or affairs or he is admitted to hospital in pursuance of an application for admission for treatment under any legislation relating to mental health and the Directors resolve that his office be vacated;

(g)	he is removed from office by notice in writing addressed to him at his address as shown in the Company’s register of directors and signed by not less than three-fourths of all the Directors in number (without prejudice to any claim for damages which he may have for breach of contract against the Company); or

(h)	in the case of a Director who holds executive office, his appointment to such office is terminated or expires and the Directors resolve that his office be vacated.

27.9.2	A Resolution of the Directors declaring a Director to have vacated office pursuant to this Article shall be conclusive as to the fact and grounds of vacation stated in the resolution.

28.	ALTERNATE DIRECTORS

28.1	Appointment

28.1.1	A Director (other than an alternate Director) may appoint any other Director or any person approved for that purpose by the Directors and willing to act, to be his alternate by notice in writing delivered to the Directors or to the Registered Office, or in any other manner approved by the Directors.

28.1.2	The appointment of an alternate Director who is not already a Director shall require the approval of either a majority of the Directors or the Directors by way of a Directors’ resolution.

28.1.3	An alternate Director need not hold a Share qualification and shall not be counted in reckoning any maximum or minimum number of Directors allowed by these Articles.

28.2	Responsibility

Every person acting as an alternate Director shall be an officer of the Company, shall alone be responsible to the Company for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

28.3	Participation at Directors’ meetings

An alternate Director shall (subject to his giving to the Company an address at which notices may be served on him) be entitled to receive notice of all meetings of the Directors and all committees of the Directors of which his appointor is a member and, in the absence from such meetings of his appointor, to attend and vote at such meetings and to exercise all the powers, rights, duties and authorities of his appointor (other than the power to appoint an alternate Director). A Director acting as alternate Director shall have a separate vote at Directors’ meetings for each Director for whom he acts as alternate Director, but he shall count as only one for the purpose of determining whether a quorum is present.

28.4	lnterests

An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements with the Company and to be repaid expenses and to be indemnified in the same way and to the same extent as a Director. However, he shall not be entitled to receive from the Company any fees for his services as alternate, except only such part (if any) of the fee payable to his appointor as such appointor may by notice in writing to the Company direct. Subject to this Article, the Company shall pay to an alternate Director such expenses as might properly have been paid to him if he had been a Director.

28.5	Termination of appointment

28.5.1	An alternate Director shall cease to be an alternate Director:

(a)	if his appointor revokes his appointment by notice delivered to the Directors or to the Registered Office or in any other manner approved by the Directors;

(b)	if his appointor ceases for any reason to be a Director, provided that if any Director retires but is re-appointed or deemed to be re-appointed at the same meeting, any valid appointment of the alternate Director which was in force immediately before his retirement shall remain in force; or

(c)	if any event happens in relation to him which, if he were a Director, would cause his office as Director to be vacated.

29.	POWERS OF DIRECTORS

29.1	General powers to manage the Company’s business

29.1.1	Subject to the provisions of the Companies Law, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors, who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.

29.1.2	The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	Signing of cheques

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

29.3	Retirement payments and other benefits

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4	Borrowing powers of Directors

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of its undertaking and property and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30.	PROCEEDINGS OF DIRECTORS

30.1	Directors’ meetings

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

30.2	Voting

Questions arising at any Directors’ meeting shall be decided by a simple majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3	Notice of a Directors’ meeting

A Director or an alternate Director may, or any other officer of the Company at the request of a Director or alternate Director shall, call a meeting of the Directors by not less than twenty-four (24) hours’ notice. Notice of a meeting of the Directors must specify the time and place of the meeting and the general nature of the business to be considered, and shall be deemed to be given to a Director if it is given to him personally or by word of mouth or sent in writing to his last known address given to the Company by him for such purpose or given by electronic communications to an address for the time being notified to the Company by the Director. A Director may waive the requirement that notice of any Directors’ meeting be given to him, either at, before or after the meeting.

30.4	Failure to give notice

A Director or alternate Director who attends any Directors’ meeting waives any objection that he or she may have to any failure to give notice of that meeting. The accidental failure to give notice of a Directors’ meeting to, or the non-receipt of notice by, any person entitled to receive notice of that meeting does not invalidate the proceedings at that meeting or any resolution passed at that meeting.

30.5	Quorum

No business shall be transacted at any meeting of the Directors unless a quorum is present. The quorum may be fixed by the Directors, and unless so fixed shall be two (2) if there are two or more Directors, and shall be one if there is only one Director. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum.

30.6	Power to act notwithstanding vacancies

The continuing Directors or sole continuing Director may act notwithstanding any vacancies in their number, but if the number of Directors is less than the number fixed as the quorum, the continuing Directors or Director may act only for the purpose of filling vacancies in that number, or for calling a general meeting of the Company.

30.7	Chairman to preside

The Directors may elect a chairman of their board and determine the period for which he is to hold office, but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting, the Directors present may appoint one of their number to be chairman of the meeting.

30.8	Validity of acts of Directors in spite of a formal defect

All acts done by a meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified from holding office (or had vacated office) or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be and had been entitled to vote.

30.9	Directors’ meetings by telephone or other communication device

A meeting of the Directors (or committee of Directors) may be held by means of any telephone, electronic or such other communications facilities that permit all persons in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is physically present.

30.10	Written resolutions of Directors

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effective as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held. A resolution in writing is adopted when all the Directors (whether personally, by an alternate Director or by a proxy) have signed it.

30.11	Appointment of a proxy

A Director but not an alternate Director may be represented at any meeting of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director. The authority of any such proxy shall be deemed unlimited unless expressly limited in the written instrument appointing him.

30.12	Presumption of assent

A Director (or alternate Director) present at a meeting of Directors is taken to have cast a vote in favour of a resolution of the Directors unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the chairman or secretary of the meeting before the adjournment of the meeting or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of a resolution of the Directors.

30.13	Directors’ interests

30.13.1	Subject to the provisions of the Companies Law and provided that he has declared to the Directors the nature and extent of any personal interest of his in a matter, transaction or arrangement, a Director or alternate Director notwithstanding his office may:

(a)	hold any office or place of profit in the Company, except that of Auditor;

(b)	hold any office or place of profit in any other company or entity promoted by the Company or in which it has an interest of any kind;

(c)	enter into any contract, transaction or arrangement with the Company or in which the Company is otherwise interested;

(d)	act in a professional capacity (or be a member of a firm which acts in a professional capacity) for the Company, except as Auditor;

(e)	sign or participate in the execution of any document in connection with matters related to that interest;

(f)	participate in, vote on and be counted in the quorum at any meeting of the Directors that considers matters relating to that interest; and

(g)	do any of the above despite the fiduciary relationship of the Director’s office:

(i)	without any liability to account to the Company for any direct or indirect benefit accruing to the Director; and

(ii)	without affecting the validity of any contract, transaction or arrangement.

30.13.2	For the purposes of this Article, a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any matter, transaction or arrangement for which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such matter, transaction or arrangement of the nature and extent so specified.

30.14	Minutes of meetings to be kept

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at general and Class meetings of the Company and meetings of the Directors or committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

31.	DELEGATION OF DIRECTORS’ POWERS

31.1	Power of Directors to delegate

31.1.1	The Directors may:

(a)	delegate any of their powers, authorities and discretions to any committee of the Directors consisting of one or more Directors and (if the Directors think fit) to one or more other persons in each case to such extent, by such means (including by power of attorney) and on such terms and conditions as the Directors think fit;

(b)	authorise any person to whom powers, authorities and discretions are delegated under this Article by the Directors to further delegate some or all of those powers, authorities and discretions;

(c)	delegate their powers, authorities and discretions under this Article either collaterally with or to the exclusion of their own powers, authorities and discretions; and

(d)	at any time revoke any delegation made under this Article by the Directors in whole or in part or vary its terms and conditions.

31.2	Delegation to Committees

A committee to which any powers, authorities and discretions have been delegated under the preceding Article must exercise those powers, authorities and discretions in accordance with the terms of delegation and any other regulations that may be imposed by the Directors on that committee. The proceedings of a committee of the Directors must be conducted in accordance with any regulations imposed by the Directors, and, subject to any such regulations, to the provisions of these Articles dealing with proceedings of Directors insofar as they are capable of applying.

31.3	Delegation to executive Directors

The Directors may delegate to a Director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it shall think fit. The Directors may grant to a Director the power to sub-delegate, and may retain or exclude the right of the Directors to exercise the delegated powers, authorities or discretions collaterally with the Director. The Directors may at any time revoke the delegation or alter its terms and conditions.

31.4	Delegation to local boards

31.4.1	The Directors may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board, or to be managers or agents, and may fix their remuneration.

31.4.2	The Directors may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

31.4.3	Any appointment or delegation under this Article may be made on such terms and subject to such conditions as the Directors think fit and the Directors may remove any person so appointed, and may revoke or vary any delegation.

31.5	Appointing an attorney, agent or authorised signatory of the Company

31.5.1	The Directors may by power of attorney or otherwise appoint any person to be the attorney, agent or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they think fit.

31.5.2	Any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney, agent or authorised signatory as the Directors think fit and may also authorise any such attorney, agent or authorised signatory to delegate all or any of the powers, authorities and discretions vested in such person.

31.6	Officers

The Directors may appoint such officers (including a Secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors think fit. Unless otherwise specified in the terms of his appointment, an officer may be removed from that office by resolution of the Directors or by Ordinary Resolution.

32.	Directors’ renumeration, expenses and benefits

32.1	Fees

The Company shall pay to the Directors (but not alternate Directors) for their services as Directors such aggregate amount of fees as the Directors may decide. The aggregate fees shall be divided among the Directors in such proportions as the Directors may decide or, if no decision is made, equally. A fee payable to a Director pursuant to this Article shall be distinct from any salary, remuneration or other amount payable to him pursuant to other provisions of these Articles and accrues from day to day.

32.2	Expenses

A Director may also be paid all travelling, hotel and other expenses properly incurred by him in connection with his attendance at meetings of the Directors or of committees of the Directors or general meetings or separate meetings of the holders of any Class of Shares or otherwise in connection with the discharge of his duties as a Director, including (without limitation) any professional fees incurred by him (with the approval of the Directors or in accordance with any procedures stipulated by the Directors) in taking independent professional advice in connection with the discharge of such duties.

32.3	Remuneration of executive Directors

The salary or remuneration of a Director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, or wholly or in part governed by business done or profits made, or as otherwise decided by the Directors (including, for the avoidance of doubt, by the Directors acting through a duly authorised Directors’ committee), and may be in addition to or instead of a fee payable to him for his services as Director pursuant to these Articles.

32.4	Special remuneration

A Director who, at the request of the Directors, goes or resides abroad, makes a special journey or performs a special service on behalf of or for the Company (including, without limitation, services as a chairman of the board of Directors, services as a member of any committee of the Directors and services which the Directors consider to be outside the scope of the ordinary duties of a Director) may be paid such reasonable additional remuneration (whether by way of salary, bonus, commission, percentage of profits or otherwise) and expenses as the Directors (including, for the avoidance of doubt, the Directors acting through a duly authorised Directors’ committee) may decide.

32.5	Pensions and other benefits

The Directors may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director, an officer or a director or an employee of a company which is or was a Group Undertaking, a company which is or was allied to or associated with the Company or with a Group Undertaking or a predecessor in business of the Company or of a Group Undertaking (and for any member of his family, including a spouse or former spouse, or a person who is or was dependent on him). For this purpose the Directors may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The Directors may arrange for this to be done by the Company alone or in conjunction with another person. A Director or former Director is entitled to receive and retain for his own benefit any pension or other benefit provided in accordance with this Article and is not obliged to account for it to the Company.

33.	SEAL

33.1	Directors to determine use of Seal

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used with the authority of the Directors or a committee of the Directors established for such purpose. Every document to which the Seal is affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for that purpose unless the Directors decide that, either general or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

33.2	Duplicate Seal

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

34.	DIVIDENDS, DISTRIBUTIONS AND RESERVES

34.1	Declaration

Subject to the Companies Law and these Articles, the Directors may declare dividends and distributions on any one or more Classes of Shares in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account, or as otherwise permitted by the Companies Law.

34.2	lnterim dividends

Subject to the Companies Law, the Directors may pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Directors to be available for distribution. lf at any time the share capital of the Company is divided into different Classes, the Directors may pay such interim dividends on Shares which rank after Shares conferring preferential rights with regard to dividend as well as on Shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. lf the Directors act in good faith, they shall not incur any liability to the holders of Shares conferring preferential rights for any loss that they may suffer by the lawful payment of an interim dividend on any Shares ranking after those with preferential rights.

34.3	Entitlement to dividends

34.3.1	Except as otherwise provided by these Articles or the rights attached to Shares:

(a)	a dividend shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the nominal value of the Shares on which the dividend is paid; and

(b)	dividends shall be apportioned and paid proportionately to the amounts paid up on the nominal value of the Shares during any portion or portions of the period in respect of which the dividend is paid, but if any Share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

34.3.2	Except as otherwise provided by these Articles or the rights attached to Shares:

(a)	a dividend may be paid in any currency or currencies decided by the Directors; and

(b)	the Company may agree with a Member that any dividend declared or which may become due in one currency will be paid to the Member in another currency, for which purpose the Directors may use any relevant exchange rate current at any time as the Directors may select for the purpose of calculating the amount of any Member’s entitlement to the dividend.

34.4	Payment methods

34.4.1	The Company may pay a dividend, interest or other amount payable in respect of a Share in cash or by cheque, warrant or money order or by a bank or other funds transfer system or (in respect of any uncertificated Share or any Share represented by a Depository Interest) through the Relevant System in accordance with any authority given to the Company to do so (whether in writing, through the Relevant System or otherwise) by or on behalf of the Member in a form or in a manner satisfactory to the Directors. Any joint holder or other person jointly entitled to a Share may give an effective receipt for a dividend, interest or other amount paid in respect of such Share.

34.4.2	The Company may send a cheque, warrant or money order by post:

(a)	in the case of a sole holder, to his registered address;

(b)	in the case of joint holders, to the registered address of the person whose name stands first in the Register of Members;

(c)	in the case of a person or persons entitled by transmission to a Share, as if it were a notice given in accordance with Article 14; or

(d)	in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

34.4.3	Every cheque, warrant or money order shall be sent at the risk of the person or persons entitled to the payment and shall be made payable to the order of the person or persons entitled or to such other person or persons as the person or persons entitled may in writing direct. The payment of the cheque, warrant or money order shall be a good discharge to the Company. lf payment is made by a bank or other funds transfer or through the Relevant System, the Company shall not be responsible for amounts lost or delayed in the course of transfer. lf payment is made by or on behalf of the Company through the Relevant System:

(a)	the Company shall not be responsible for any default in accounting for such payment to the Member or other person entitled to such payment by a bank or other financial intermediary of which the Member or other person is a customer for settlement purposes in connection with the Relevant System; and

(b)	the making of such payment in accordance with any relevant authority referred to in paragraph (a) above shall be a good discharge to the Company.

34.4.4	The Directors may:

(a)	lay down procedures for making any payments in respect of uncertificated Shares through the Relevant System;

(b)	allow any holder of uncertificated Shares to elect to receive or not to receive any such payment through the Relevant System; and

(c)	lay down procedures to enable any such holder to make, vary or revoke any such election.

34.4.5	The Directors may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a Share until he has provided any evidence of his entitlement that the Directors may reasonably require.

34.5	Deductions

The Directors may deduct from any dividend or other amounts payable to any person in respect of a Share all such sums as may be due from him to the Company on account of calls or otherwise in relation to any Shares.

34.6	Interest

No dividend or other money payable in respect of a Share shall bear interest against the Company, unless otherwise provided by the rights attached to the Share.

34.7	Unclaimed dividends

All unclaimed dividends or other monies payable by the Company in respect of a Share may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or other amount payable by the Company in respect of a Share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend unclaimed after a period of three (3) years from the date the dividend became due for payment shall be forfeited and shall revert to the Company.

34.8	Uncashed dividends

34.8.1	lf, in respect of a dividend or other amount payable in respect of a Share:

(a)	a cheque, warrant or money order is returned undelivered or left uncashed; or

(b)	a transfer made by or through a bank transfer system and/or other funds transfer system(s) (including, without limitation, the Relevant System in relation to any uncertificated Shares) fails or is not accepted, on two consecutive occasions, or one occasion and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company shall not be obliged to send or transfer a dividend or other amount payable in respect of such Share to such person until he notifies the Company of an address or account to be used for such purpose.

34.9	Dividends in kind

34.9.1	The Directors may direct that any dividend or distribution shall be satisfied wholly or partly by the distribution of assets (including, without limitation, paid up Shares or securities of any other body corporate). Where any difficulty arises concerning such distribution, the Directors may settle it as it thinks fit. ln particular (without limitation), the Directors may:

(a)	issue fractional certificates or ignore fractions;

(b)	fix the value for distribution of any assets, and may determine that cash shall be paid to any Member on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest any assets in trustees on trust for the persons entitled to the dividend.

34.10	Scrip dividends

34.10.1	The Directors may offer any holders of ordinary Shares the right to elect to receive ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Directors) of any dividend specified by the Ordinary Resolution, subject to the Companies Law and to the provisions of this Article.

34.10.2	The Directors may make any provision they consider appropriate in relation to an allotment made or to be made pursuant to this Article (whether before or after the passing or the Ordinary Resolution referred to in paragraph (a) of this Article), including (without limitation):

(a)	the giving of notice to holders of the right of election offered to them;

(b)	the provision of forms of election and/or a facility and a procedure for making elections through the Relevant System (whether in respect of a particular dividend or dividends generally);

(c)	determination of the procedure for making and revoking elections;

(d)	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective;

(e)	the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned); and

(f)	the exclusion from any offer of any holders of ordinary Shares where the Directors consider that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

34.10.3	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary Shares in respect of which a valid election has been made (“the elected ordinary Shares”). Instead additional ordinary Shares shall be allotted to the holders of the elected ordinary Shares on the basis of allotment determined under this Article. For such purpose, the Directors may capitalise out of any amount for the time being standing to the credit of any reserve or fund of the Company (including any share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the additional ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued ordinary Shares for allotment and distribution to the holders of the elected ordinary Shares on that basis.

34.10.4	The additional ordinary Shares when allotted shall rank equally in all respects with the fully paid ordinary Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other entitlement which has been declared, paid or made by reference to such record date.

34.10.5	The Directors may:

(a)	do all acts and things which it considers necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned;

(b)	establish and vary a procedure for election mandates in respect of future rights of election and determine that every duly effected election in respect of any ordinary Shares shall be binding on every successor in title to the holder of such Shares; and

(c)	terminate, suspend or amend any offer of the right to elect to receive ordinary Shares in lieu of any cash dividend at any time and generally implement any scheme in relation to any such offer on such terms and conditions as the Directors may from time to time determine and take such other action as the Directors may deem necessary or desirable from time to time in respect of any such scheme.

34.11	Reserves

The Directors may set aside out of the profits of the Company and carry to reserve such sums as it thinks fit. Such sums standing to reserve may be applied, at the Directors’ discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the Directors thinks fit. The Directors may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The Directors may also carry forward any profits without placing them to reserve.

34.12	Capitalisation of profits and reserves

34.12.1	The Directors may, with the authority of an Ordinary Resolution:

(a)	subject to this Article, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including any share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the holders of ordinary Shares in proportion to the nominal amounts of the Shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the Shares were fully paid and the sum were then distributable and were distributed by way of dividend and apply such sum on their behalf either in or towards paying up the amounts, if any, unpaid on any Shares held by them respectively, or in paying up in full unissued Shares or debentures of the Company of a nominal amount equal to that sum, and allot the Shares or debentures credited as fully paid to those holders of ordinary Shares or as the Directors may direct, in those proportions, or partly in one way and partly in the other, but so that the share premium account, the capital redemption reserve and any profits or reserves which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Members credited as fully paid;

(c)	resolve that any Shares so allotted to any Member in respect of a holding by him of any partly paid Shares shall, so long as such Shares remain partly paid, rank for dividend only to the extent that such partly paid Shares rank for dividend;

(d)	make such provision by the issue of fractional certificates (or by ignoring fractions or by accruing the benefit of fractions to the Company rather than to the holders concerned) or by payment in cash or otherwise as the Directors may determine in the case of Shares or debentures becoming distributable in fractions;

(e)	authorise any person to enter on behalf of all the Members concerned into an agreement with the Company providing for either:

(i)	the allotment to them respectively, credited as fully paid, of any further Shares or debentures to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of such Members by the application thereto of their respective proportions of the reserves or profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing Shares, and so that any such agreement shall be binding on all such Members; and

(f)	generally do all acts and things required to give effect to such resolution.

35.	SHARE PREMIUM ACCOUNT

35.1	Directors to maintain share premium account

The Directors shall establish a share premium account in accordance with the Companies Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Companies Law.

35.2	Debits to share premium account

35.2.1	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Companies Law.

35.2.2	Notwithstanding paragraph (a) above, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Companies Law, out of capital.

36.	DISTRIBUTION PAYMENT RESTRICTIONS

Notwithstanding any other provision of these Articles, the Company shall not be obliged to make any payment to a Member in respect of a dividend, repurchase, redemption or other distribution if the Directors suspect that such payment may result in the breach or violation of any applicable laws or regulations (including, without limitation, any anti-money laundering laws or regulations) or such refusal is required by the laws and regulations governing the Company or its service providers.

37.	BOOKS OF ACCOUNT

37.1	Books of account to be kept

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the affairs of the Company and to explain its transactions.

37.2	Inspection by Members

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them will be open to the inspection of Members (not being Directors). No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Companies Law by order of the court or authorised by the Directors or by Ordinary Resolution.

37.3	Accounts required by law

The Directors shall cause to be prepared and to be laid before the Company at each annual general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

37.4	Retention of records

All books of account maintained by the Company shall be retained for a period of at least five years, or such longer period required by any applicable law or regulation from time to time.

38.	AUDIT

38.1	Appointment of Auditor

The Directors may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

38.2	Rights of Auditor

The Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

38.3	Reporting requirements of Auditor

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Company.

39.	NOTICES

39.1	Forms of notices

Any notice to be given to or by any person pursuant to these Articles (other than a notice calling a meeting of the Directors) shall be in writing or shall be given using electronic communications to an address for the time being notified for that purpose to the person giving the notice, except that a notice to a holder of any uncertificated Shares or given in respect of any such Shares may be given electronically through the Relevant System (if permitted by, and subject to, the facilities and requirements of the Relevant System and subject to compliance with any relevant requirements of the Exchange Rules and/or the Exchange).

(ln this Article “address”, in relation to electronic communications, includes any number or address used for the purposes of such communications).

39.2	Service on Members

39.2.1	A notice or other document may be given by the Company to any Member either personally or by sending it by post in a pre-paid envelope addressed to such Member at his registered address or by leaving it at that address or by giving it using electronic communications to an address for the time being notified to the Company by the Member, or by any other means authorised in writing by the Member concerned or (in the case of a notice to a Member holding uncertificated Shares) by transmitting the notice through the Relevant System.

39.2.2	ln the case of joint holders of a Share, all notices and documents shall be given to the person whose name stands first in the Register of Members in respect of that Share. Notice so given shall be sufficient notice to all the joint holders.

39.2.3	Any notice or other document to be given to a Member may be given by reference to the Register of Members as it stands at any time within the period of 21 days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Exchange Rules and/or the Exchange. No change in the Register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

39.2.4	lf on three consecutive occasions notices or other documents have been sent through the post to any Member at his registered address or his address for the service of notices but have been returned undelivered, such Member shall not be entitled to receive notices or other documents from the Company until he shall have communicated with the Company and supplied in writing a new registered address for the service of notices.

39.2.5	lf on three consecutive occasions notices or other documents have been sent using electronic communications to an address for the time being notified to the Company by the Member and the Company becomes aware that there has been a failure of transmission, the Company shall revert to giving notices and other documents to the Member by post or by any other means authorised in writing by the Member concerned. Such Member shall not be entitled to receive notices or other documents from the Company using electronic communications until he shall have communicated with the Company and supplied in writing a new address to which notices or other documents may be sent using electronic communications.

39.3	Evidence of giving notice

39.3.1	A notice or other document addressed to a Member at his registered address shall be, if sent by post or airmail, deemed to have been given at the time forty-eight (48) hours after posting if pre-paid as first class post and at the time 48 hours after posting if pre-paid as second class post. ln proving that notice has been given it shall be sufficient to prove that the envelope containing the notice or document was properly addressed, pre-paid and posted.

39.3.2	A notice or other document address to a Member at an address to which notices may be sent using electronic communications shall be, if sent by electronic communications, deemed to have been given at the expiration of forty-eight (48) hours after the time it was sent.

39.3.3	A notice or document not sent by post but:

(a)	left at a registered address or address for giving notice in People’s Republic of China shall be deemed to be given on the day it is left; and

(b)	given through the Relevant System shall be deemed to be given when the Company or other relevant person acting on the Company’s behalf sends the relevant instruction or other relevant message in respect of such notice.

39.3.4	A Member present either in person or by proxy, or in the case of a corporate Member by a duly authorised representative, at any meeting of the Company or of the holders of any Class of Shares shall be deemed to have received due notice of such meeting and, where required, of the purposes for which it was called.

39.4	Notice binding on transferees

A person who becomes entitled to a Share by transfer, transmission or otherwise shall be bound by any notice in respect of that Share which, before his name is entered in the Register of Members, has been given to the person from whom he derives his title.

39.5	Notice to persons entitled by transmission

A notice or other document may be given by the Company to a person entitled by transmission to a Share in consequence of the death or bankruptcy of a Member or otherwise by sending or delivering it in any manner authorised by these Articles for the giving of notice to a Member, addressed to that person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar or equivalent description, to the address to which notices have been requested to be sent for that purpose by the person claiming to be so entitled. Until such an address has been supplied, a notice or other document may be given in any manner in which it might have been given if the event giving rise to the transmission had not occurred. The giving of notice in accordance with this Article shall be sufficient notice to all other persons interested in the Share.

40.	WINDING UP

40.1	Method of winding up

40.1.1	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them.

40.1.2	If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company.

40.1.3	This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

40.2	Distribution of assets in a winding up

40.2.1	Subject to any rights or restrictions for the time being attached to any Class of Shares, on a winding up of the Company the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Law, distribute among the Members the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose:

(a)	decide how the assets are to be distributed as between the Members or different Classes of Members;

(b)	value the assets to be distributed in such manner as the liquidator thinks fit; and

(c)	vest the whole or any part of any assets in such trustees and on such trusts for the benefit of the Members entitled to the distribution of those assets as the liquidator sees fit, but so that no Member shall be obliged to accept any assets in respect of which there is any liability.

41.	INDEMNITY AND INSURANCE

41.1	Indemnity and limitation of liability of Directors and officers

41.1.1	To the maximum extent permitted by law, every current and former Director and officer of the Company (excluding an Auditor) (each an “Indemnified Person”), shall be entitled to be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses (each a “Liability”), which such Indemnified Person may incur in that capacity unless such Liability arose as a result of the actual fraud or wilful default of such person.

41.1.2	No Indemnified Person shall be liable to the Company for any loss or damage resulting (directly or indirectly) from such Indemnified Person carrying out his or her duties unless that liability arises through the actual fraud or wilful default of such Indemnified Person.

41.1.3	For the purpose of these Articles, no Indemnified Person shall be deemed to have committed “actual fraud” or “wilful default” until a court of competent jurisdiction has made a final, non-appealable finding to that effect.

41.2	Advance of legal fees

The Company shall advance to each Indemnified Person reasonable legal fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any such advance of expenses, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it is determined that the Indemnified Person was not entitled to indemnification under these Articles.

41.3	Indemnification to form part of contract

The indemnification and exculpation provisions of these Articles are deemed to form part of the employment contract or terms of appointment entered into by each Indemnified Person with the Company and accordingly are enforceable by such persons against the Company.

41.4	Insurance

The Directors may purchase and maintain insurance for or for the benefit of any Indemnified Person including (without prejudice to the generality of the foregoing) insurance against any Liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or the exercise or purported exercise of their powers or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company.

42.	REQUIRED DISCLOSURE

If required to do so under the laws of any jurisdiction to which the Company (or any of its service providers) is subject, or in compliance with Exchange Rules of any Exchange, or to ensure the compliance by any person with any anti-money laundering legislation in any relevant jurisdiction, any Director, officer or service provider (acting on behalf of the Company) shall be entitled to release or disclose any information in its possession regarding the affairs of the Company or a Member, including, without limitation, any information contained in the Register of Members or subscription documentation of the Company relating to any Member.

43.	FINANCIAL YEAR

Unless the Directors resolve otherwise, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

44.	TRANSFER BY WAY OF CONTINUATION

The Company shall, with the approval of a Special Resolution, have the power to register by way of continuation to a jurisdiction outside of the Cayman Islands in accordance with the Companies Law.

45.	MERGERS AND CONSOLIDATIONS

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Companies Law), upon such terms as the Directors may determine.

46.	AMENDMENT OF MEMORANDUM AND ARTICLES

46.1	Power to change name or amend Memorandum

46.1.1	Subject to the Companies Law, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

46.2	Power to amend these Articles

Subject to the Companies Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

Annex C

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED
2019 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors and Consultants, and

●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Shares, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Units, Performance Shares, and Other Share Based Awards.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or the Committee appointed by the Board to administer the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, Restricted Share Units, Performance Units, Performance Shares or Other Share Based Awards.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. Each Award Agreement entered into hereunder shall be subject to the terms and conditions of the Plan.

(e) “Awarded Shares” means the Ordinary Shares subject to an Award.

(f)   “Board” means the Board of Directors of the Company.

(g) “Change in Control” means the occurrence of any of the following events:

(i) An acquisition (whether directly from the Company or otherwise) of any voting securities of the Company by any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), immediately after which such person becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then issued and outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other company or corporation, other than a merger or consolidation which would result in the voting securities of the Company issued and outstanding immediately prior thereto continuing to represent (either by remaining issued and outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent issued and outstanding immediately after such merger or consolidation.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the rulings issued and regulations promulgated thereunder. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i)   “Committee” means the compensation committee of the Board, or such other committee of at least two persons as the Board shall designate.

(j)   “Company” means Glory Star New Media Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l)   “Director” means a director of the Company.

(m) “Disability” means a total and permanent disability incurred by a Participant whereby the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, for the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Ordinary Shares for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator by such other methodology as the Administrator determines in good faith to be reasonable and in accordance with Section 409A of the Code.

(r)   “Fiscal Year” means the fiscal year of the Company.

(s)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(t)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(u) “Ordinary Shares” means the ordinary shares of the Company, par value US$0.0001 par value (and any shares or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a share option granted pursuant to the Plan.

(x) “Other Share Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares and are created by the Administrator pursuant to Section 12.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award granted under the Plan.

(bb) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(cc) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(dd) “Period of Restriction” means the period during which the transfer of Restricted Shares is subject to restrictions and a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2019 Equity Incentive Plan, as amended from time to time.

(ff) “Restricted Shares” means Ordinary Shares issued pursuant to an Award under Section 8 or issued pursuant to the early exercise of an Option.

(gg) “Restricted Share Unit” means an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a Period of Restriction requiring that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 11 of the Plan.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director or Consultant.

(kk) “Share” means an Ordinary Share, as adjusted in accordance with Section 15 of the Plan

(ll) “Share Appreciation Right” or “SAR” means an Award that pursuant to Section 9 of the Plan is designated as a SAR and which meets all of the requirements of Section 1.409A-1(b)(5)(i)(B) of the Treasury Regulations.

(mm) “Share Exchange Agreements” means the Share Exchange Agreement, dated as of September 6, 2019, by and among: (i) the Company, Glory Star New Media Group Limited (“Glory Star”), a Cayman Islands exempted company, Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company incorporated in the People’s Republic of China (“PRC”), Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC, Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC, each of Glory Star’s shareholders (“Sellers”), TKK Symphony Sponsor 1, the Company’s sponsor, in the capacity as the representative for Company’s shareholders other than the Sellers in accordance with the terms and conditions of the Share Exchange Agreement, and Bing Zhang, in the capacity as the representative for the Sellers in accordance with the terms and conditions of the Share Exchange Agreement.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424 (f) of the Code.

3. Ordinary Shares Subject to the Plan.

(a) Ordinary Shares Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed a number equal to 7.5% of the number of issued and outstanding Ordinary Shares immediately after the consummation of the transactions contemplated by that certain Share Exchange Agreement. The Ordinary Shares subject to the Plan may be authorized, but unissued, or reacquired Ordinary Shares. Ordinary Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in Ordinary Shares pursuant to the exercise or settlement of an Award, the number of Ordinary Shares available for issuance under the Plan shall be reduced only by the number of Ordinary Shares actually issued in such payment. The allotment and issuance of Shares pursuant to the terms of this Plan following the exercise of an Award shall be subject to the Memorandum and Articles of Association.

(b) Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if the Ordinary Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Ordinary Shares allocable to the terminated portion of such Award or such forfeited or repurchased Ordinary Shares shall again be available for grant under the Plan.

(c) Forfeiture of Shares. Any forfeiture of Shares described in this Plan will take effect as a surrender for no consideration of such Shares as a matter of Cayman Islands law.

(d) Register of Members. Shares shall not be in fact allotted and issued (or repurchased, redeemed or forfeited) until such time at which the Register of Members of the Company is updated accordingly (the register being prima facie evidence of legal title to Shares).

(e) Share Reserve. The Company, during the term of the Plan, shall at all times keep available such number of Ordinary Shares authorized for issuance as will be sufficient to satisfy the requirements of the Plan.

(f)   Annual Non-Employee Director Compensation Limitation. Notwithstanding anything to the contrary contained herein, in no event will any individual Director who is not an Employee in any Fiscal Year be granted compensation for service having an aggregate maximum value (computed as of the date of grant in accordance with applicable financial accounting rules) exceeding $1,000,000.

4. Administration of the Plan.

(a) Procedure.

(i) Administrative Bodies. The Board or the Committee shall administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(iv) Delegation of Authority for Day-to-Day Administration. The Administrator may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be Officers, the authority, within specified parameters as to the number and types of Awards, (A) to designate Officers and/or Employees of the Company or any of its Subsidiaries to be recipients of Awards under the Plan, and (B) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to grants of Awards to persons subject to Section 16(b). The acts of such delegates shall be treated as acts of the Administrator, and such delegates shall report regularly to the Administrator regarding the delegated duties and responsibilities and any Awards granted.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion and subject to the requirements of Applicable Laws:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of the Ordinary Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Ordinary Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws;

(viii)   to modify or amend each Award (subject to Section 18(c) of the Plan), including (A) the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan and (B) accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions;

(ix) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Ordinary Shares or cash to be issued upon exercise or vesting of an Award that number of the Ordinary Shares or cash having a Fair Market Value equal to the maximum amount required to be withheld. The Fair Market Value of any Ordinary Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Ordinary Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator, to allow a Participant to defer the receipt of the payment of cash or the issue of the Ordinary Shares that would otherwise be due to such Participant under an Award;

(xi) to determine whether Awards will be settled in Ordinary Shares, cash or in any combination thereof;

(xii) to determine whether Awards will be adjusted for Dividend Equivalents;

(xiii)   to create Other Share Based Awards for issuance under the Plan;

(xiv)   to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Ordinary Shares issued as a result of or under an Award, including without limitation, restrictions under an insider trading policy, and

(xvi)   to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Administrator under the Plan

5. Eligibility. Nonstatutory Stock Options, Restricted Shares, Share Appreciation Rights, Performance Units, Performance Shares, Restricted Share Units and Other Share Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Ordinary Shares will be determined as of the time the Option with respect to such Ordinary Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

7. Share Options.

(a) Number and Term of Option. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options under the Plan. The Administrator will have complete discretion to determine the number of Options granted to any Service Provider. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Ordinary Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all shares of the Company or any Parent or Subsidiary, the per share exercise price will be no less than 110% of the Fair Market Value per Ordinary Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per share exercise price will be no less than 100% of the Fair Market Value per Ordinary Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per share exercise price will be determined by the Administrator, provided that such per share exercise price will be no less than 100% of the Fair Market Value per Ordinary Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Administrator, in its sole discretion, may accelerate the satisfaction of such conditions at any time.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws, may consist entirely of:

(i) cash;

(ii) check, subject to collection;

(iii) promissory note;

(iv) other Ordinary Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant;

(vii) any combination of the foregoing methods of payment; or

(viii)   such other consideration and method of payment for the issuance of Ordinary Shares to the extent approved by the Board and permitted by Applicable Laws.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of an Ordinary Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Ordinary Shares with respect to which the Option is exercised (including provision for any applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Ordinary Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Ordinary Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Ordinary Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Ordinary Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Ordinary Shares thereafter available for sale under the Option, by the number of Ordinary Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. If after termination the Participant does not exercise his or her Option as to all of the vested Ordinary Shares within the time specified by the Administrator, the Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.. If after termination the Participant does not exercise his or her Option as to all of the vested Ordinary Shares within the time specified by the Administrator, the Option will terminate, and the remaining Ordinary Shares covered by such Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan. If the Option is not exercised as to all of the vested Ordinary Shares within the time specified by the Administrator, the Option will terminate, and the remaining Ordinary Shares covered by such Option will be forfeited and will revert to the Plan and again will become available for grant under the Plan.

8. Restricted Shares.

(a) Grant of Restricted Shares. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Share Agreement. Each Award of Restricted Shares will be evidenced by an Award Agreement that will specify the Period of Restriction and the applicable restrictions, the number of Ordinary Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Restricted Shares will be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Restricted Shares covered by each Restricted Shares grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Board, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)   Voting Rights. During the Period of Restriction, Service Providers holding Restricted Shares granted hereunder may exercise the voting rights applicable to those Restricted Shares, unless the applicable Award Agreement provides otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive all dividends and other distributions paid with respect to such Restricted Shares unless otherwise provided in the Award Agreement; provided that any such dividends and other distributions will be subject to the same restrictions and risk of forfeiture as the Restricted Shares. If any such dividends or distributions are paid in Ordinary Shares, the Ordinary Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

(h) Return of Restricted Shares to Company. On the date set forth in the Award Agreement, the Restricted Shares for which the Period of Restriction has not lapsed will be forfeited and will revert to the Company and again will become available for grant under the Plan.

9. Share Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of SARs. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the per-Share exercise price and other terms and conditions of SARs granted under the Plan; provided that such exercise price of each SAR shall not be less than 100% of the Fair Market Value of an Ordinary Share on the date of grant.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator, in its sole discretion, may accelerate exercisability at any time.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f)   Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(d)(ii), 7(d)(iii) and 7(d)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of an Ordinary Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of an Ordinary Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved, as determined by the Administrator in its sole discretion. After the grant of a Performance Unit/Share, the Board, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination of cash and Shares.

(f)   Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Restricted Share Units. Restricted Share Units shall consist of a Restricted Share, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator, subject to compliance with Section 409A of the Code.

12. Other Share Based Awards. Other Share Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Share Based Awards shall be made, the amount of such Other Share Based Awards, and all other conditions of the Other Share Based Awards including any dividend and/or voting rights.

13. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for U.S. federal tax purposes as a Nonstatutory Stock Option.

14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Ordinary Shares, other securities, or other property), recapitalization, share capitalization, share subdivision, share consolidation, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Ordinary Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Ordinary Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Ordinary Shares which may be issued under the Plan, the number, class and price of Ordinary Shares subject to outstanding Awards, and the numerical limits in Section 6. Notwithstanding the preceding, the number of Ordinary Shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Shares covered thereby, including Ordinary Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase Option or forfeiture rights applicable to any Award shall lapse, and that any Award vesting shall accelerate, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested and, if applicable, exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.

(i) Share Options and SARs. In the event of a Change in Control, each outstanding Option and SAR shall be assumed or an equivalent Option or SAR substituted by the acquiring or successor company or corporation or a Parent of the acquiring or successor company or corporation. Unless determined otherwise by the Administrator, in the event that the successor company or corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Shares, including those as to which it would not otherwise be vested or exercisable; provided, that any Option or SAR for which the exercise price is equal to or less than the consideration offered by the acquiring or successor company or corporation shall terminate as of the effective date of the Change in Control. If an Option or SAR is not assumed or substituted in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change in Control, the Option or SAR confers the right to purchase or receive, for each Awarded Share subject to the Option or SAR immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of the Ordinary Shares for each Ordinary Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the issued and outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely Ordinary Shares of the acquiring or successor company or corporation or its Parent, the Administrator may, with the consent of the acquiring or successor company or corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Awarded Share subject to the Option or SAR, to be solely Ordinary Shares of the acquiring or successor company or corporation or its Parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or the acquiring or successor company or corporation modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the acquiring or successor company or corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(ii) Restricted Shares, Performance Shares, Performance Units, Restricted Share Units and Other Share Based Awards. In the event of a Change in Control, each outstanding Award of Restricted Shares, Performance Share, Performance Unit, Restricted Share Unit or Other Share Based Award shall be assumed or an equivalent Restricted Share, Performance Share, Performance Unit, Restricted Share Unit or Other Share Based Award substituted by the acquiring or successor company or corporation or a Parent of the acquiring or successor company or corporation. Unless determined otherwise by the Administrator, in the event that the acquiring or successor company or corporation refuses to assume or substitute for the Award, the Participant shall fully vest in the Award including as to Shares/Units that would not otherwise be vested, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels. For the purposes of this paragraph, an Award of Restricted Shares, Performance Shares, Performance Units, Other Share Based Awards and Restricted Share Units shall be considered assumed if, following the Change in Control, the award confers the right to purchase or receive, for each Ordinary Share subject to the Award immediately prior to the Change in Control (and if a Restricted Share Unit or Performance Unit, for each Share as determined based on the then current value of the unit), the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of the Ordinary Shares for each Ordinary Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if such consideration received in the Change in Control is not solely Ordinary Shares of the successor company or corporation or its Parent, the Administrator may, with the consent of the acquiring or successor company or corporation, provide that the consideration to be received for each Ordinary Share (and if a Restricted Share Unit or Performance Unit, for each Ordinary Share as determined based on the then current value of the unit) be solely Ordinary Shares of the acquiring or successor company or corporation or its Parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or the acquiring or successor company or corporation modifies any of the performance goals without the Participant’s consent; provided, however, that a modification to the performance goals only to reflect the acquiring or successor company or corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(iii) Outside Director Awards. Notwithstanding any provision of Section 15(c)(i) or 15(c)(ii) to the contrary, with respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following the assumption or substitution the Participant’s status as a Director or a director of the acquiring or successor company or corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise his or her Options and Share Appreciation Rights as to all of the Awarded Shares, including those as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Shares and Restricted Share Units, as applicable, will lapse, and, with respect to Performance Shares, Performance Units, and Other Share Based Awards, all performance goals and other vesting criteria will be deemed achieved at target levels and all other terms and conditions met; provided, that any Option or SAR for which the exercise price is equal to or less than the consideration offered by the acquiring or successor company or corporation shall terminate as of the effective date of the Change in Control.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator, consistent with applicable laws; provided that with respect to the grant of an Option, such date is determined in a manner consistent with Section 409A of the Code. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective pursuant to the resolution adopting the Plan by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary or, as determined by the Administrator in its sole discretion, desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant with respect to outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Ordinary Shares.

(a) Legal Compliance. Ordinary Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Ordinary Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Ordinary Shares are being purchased only for investment and without any present intention to sell or distribute such Ordinary Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Ordinary Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Ordinary Shares as to which such requisite authority will not have been obtained.

22. Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code. The Plan and all Awards granted under this Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B) of the Code. Notwithstanding anything in this Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Section 1.409A-3(j)(4) of the Treasury Regulations. If a Participant is a “specified employee” (within the meaning of Section 1.409A-1(i) of the Treasury Regulations) at any time during the twelve (12)-month period ending on the date of his or her termination of employment, and any Award hereunder subject to the requirements of Section 409A of the Code is to be satisfied on account of the Participant’s termination of employment, satisfaction of such Award shall be suspended until the date that is six (6) months after the date of such termination of employment.

23. Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Choice of Law. The Plan will be governed by and construed in accordance with the laws of the State of New York.

As approved by the Board of the Company on _______, 2019.

As approved by the shareholders of the Company on _______, 2019.